Filed Pursuant to Rule
424(b)(2)
Registration No. 333-213016

PROSPECTUS

Innovus Pharmaceuticals, Inc.
25,591,881 Shares of Common Stock Offered by
the Selling Stockholders

	Offering Price Per Share	Total

Common Stock – 13,871,881 Shares underlying Convertible Promissory Notes…	$0.25	$3,467,970

Common Stock – 3,000,000 Shares underlying Warrants…	$0.40	$1,200,000

Common Stock – 7,500,000 Issuance Shares…	$0.001	$7,500

Underwriting discounts and Commissions- 1,220,000 Shares…(1)(2)(3)(4)	$0.40	$488,000

1.
Pursuant to an Engagement Agreement, the Company agreed to pay Garden State Securities, Inc. (“GSS”) who acted as a Placement Agent for the Offering, a cash fee of 10% of the gross proceeds from the Offering and issue it a Warrant to purchase the number of common shares equal to 10% of the number of shares that the Notes are convertible into at the Conversion Price on an as converted basis.

2.	Includes the GSS Compensation of Warrants equal to 10% of the amount of securities sold; 700,000 at the exercise price of $0.40 per share.

3.
Pursuant to a Letter Agreement, the Company agreed to pay Rodman and Renshaw, a unit of H.C. Wainwright & Co, LLC. (“HCW”) who acted as a Placement Agent for the Offering, a cash fee of 8% of the gross proceeds from the Offering and issue it a Warrant to purchase the number of common shares equal to 8% of the number of shares that the Notes are convertible into at the Conversion Price on an as converted basis.

4.	Includes the HCW Compensation of Warrants equal to 8% of the amount of securities sold; 520,000 at the exercise price of $0.40 per share.

This prospectus relates to the registration and offering of up to 25,591,881 shares of our common stock, par value $0.001 per share. Innovus conducted a private placement of $3,000,000 and has already received the funds. The Selling Stockholders are offering the securities at the Offering Price per Share listed above. The price has been arbitrarily determined.

13,871,881 shares of common stock offered under this prospectus are the common shares underlying the Convertible Promissory Notes of the Company (each a “Note” and collectively the “Notes”) sold to eight (8) accredited investors (the “Buyers”) pursuant to nine (9) Securities Purchase Agreements and related documents described herein on June 30, 2016, July 17, 2016, and July 25, 2016 (the “Purchase Agreement”), for the aggregate amount of $3,000,000 (the “Offering”).  The 13,871,881 total includes the anticipated accrued interest of five percent (5%) on each Note for one year.

Concurrent with the signing of the Purchase Agreement, the Company issued each Buyer a Common Stock Purchase Warrant (“Warrants”), allowing the Buyers to purchase an aggregate of 3,000,000 shares of common stock at an exercise price of $0.40 per share.

 As additional consideration, the Company issued the investors an aggregate of 7,500,000 shares of common stock (collectively “Issuance Shares”).  In addition, a Registration Rights Agreement was signed that commits the Company to file a Registration Statement within 30 business days following the receipt of $1,000,000 proceeds from the Purchase Agreement.

-i-

The Company, in accordance with the Engagement Agreement dated March 25, 2015, is registering 700,000 common shares underlying warrants issuable to Garden State Securities, Inc. equal to 10% of the amount of securities sold in the Offering at an exercise price equal to the investor’s warrant exercise price of $0.40 per share. The warrants have a five-year term and a cashless exercise provision.

The Company, in accordance with the Letter Agreement dated June 24, 2016, is registering 520,000 common shares underlying warrants issuable to Rodman and Renshaw, a unit of H.C. Wainwright & Co, LLC equal to 8% of the amount of securities sold in the Offering at an exercise price equal to the investor’s warrant exercise price of $0.40 per share. The warrants have a five-year term and a cashless exercise provision.

The Company is paying for the legal and accounting costs associated with registering the shares in this offering.  The Company will not receive any of the funds from this offering (other than the exercise price payable upon exercise of the Warrants, if any).

The securities being registered in this offering may not be liquid since a limited market may exist. Our common stock is currently listed on the OTC Quotation Board under the symbol “INNV.” On August 7, 2016 the last reported sales price of our common stock on the OTC Markets was $0.41.

The selling stockholders, who are deemed underwriters as that term is defined under the Securities Exchange Act of 1934, or the rules and regulations thereunder, may sell these shares from time to time after this Registration Statement is declared effective by the Securities and Exchange Commission. The selling stockholders will sell at the above stated price for the duration of the offering. The price has been arbitrarily determined. We will not receive any of the proceeds received by the selling stockholders.

An investment in our common stock involves a high degree of risk. You should purchase our common stock only if you can afford a complete loss of your purchase.

We urge you to read carefully the “Risk Factors” section beginning on page 8 where we describe specific risks associated with an investment in Innovus Pharmaceuticals, Inc. and these securities before you make your investment decision.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (“JOBS Act”) and will therefore be subject to reduced public company reporting requirements. Investing in our securities involves a high degree of risk. See Risk Factors, beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS AUGUST____, 2016.

-ii-

-iii-

PROSPECTUS SUMMARY

This summary contains basic information about us and the offering. Because it is a summary, it does not contain all the information that you should consider before investing. You should read the entire prospectus carefully, including the risk factors and our consolidated financial statements and the related notes to those statements included in this prospectus. Except as otherwise required by the context, references in this prospectus to "we," "our," "us" and “Innovus” refer to Innovus Pharmaceuticals, Inc.

The selling stockholders, who are deemed underwriters, may sell these shares from time to time after this Registration Statement is declared effective by the Securities and Exchange Commission. We will not receive any of the proceeds received by the selling stockholders (other than the exercise price payable by warrant holders on exercise of their warrants).

We were incorporated as North Horizon, Inc. on July 23, 2007, in the State of Nevada. In December 2011, we merged with FasTrack Pharmaceuticals, Inc. and changed our name to Innovus Pharmaceuticals, Inc. In December 2013, we acquired Semprae, making it our wholly owned subsidiary. In February 2015, we entered into a merger agreement, whereby we acquired Novalere and its worldwide rights to the Fluticare™ brand (Fluticasone propionate nasal spray).  We expect that the Abbreviated New Drug Application (“ANDA”) filed in November 2014 with the U.S. Food and Drug Administration (“FDA”) may be approved in the second half of 2016, which will allow us to market and sell Fluticare™ over the counter in the U.S.

We are an emerging pharmaceutical company engaged in the commercialization, licensing and development of safe and effective non-prescription medicine and consumer care products to improve men’s and women’s health and vitality and respiratory diseases.  We deliver innovative and uniquely presented and packaged health solutions through our over-the-counter, (“OTC”) medicines and consumer and health products, which we market directly or through commercial partners to primary care physicians, urologists, gynecologists and therapists and directly to consumers through on-line channels, retailers and wholesalers. Our business model leverages our ability to acquire and in-license commercial products that are supported by scientific and/or clinical evidence, place them through our existing supply chain, retail and on-line channels to tap new markets and drive demand for such products and to establish physician relationships. We currently market 13 products in the United States and six in multiple countries around the world through our commercial partners.

As of June 30, 2016, we had $1,785,531 in current assets and current liabilities in the amount of $3,812,035.

Innovus’ address and phone number are:

Innovus Pharmaceuticals, Inc.
9171 Towne Center Drive, Suite 440
San Diego, CA 92122
(858) 964-5123

Summary of the Offering

Issuer	Innovus Pharmaceuticals, Inc.

Securities Offered	25,591,881 shares of common stock of the Company

Common Stock Outstanding as of June 29, 2016	87,176,763 shares of common stock

Use of Proceeds	We will not receive any proceeds from the disposition of already outstanding shares of common stock, other than the exercise price of the warrants upon exercise. See “Use of Proceeds”

Risk Factors	An investment in our common stock involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors”

The Financing

Innovus Pharmaceuticals Inc. (the “Company” or “Innovus”), entered into Securities Purchase Agreements with eight (8) accredited investors (the “Buyers”), pursuant to which the Company received aggregate proceeds of $3,000,000, net of original issue discount (“OID”) (the “Offering”) pursuant to which it sold:

Notes. Eight (8) Convertible Promissory Notes of the Company. Four in the principal amount of $275,000.00, one for $550,000, one for $1,100,000, one for $366,666.67, one for $165,000, and one for $22,222.22 (each a “Note” and collectively the “Notes”) (the Notes were sold at a 10% original issue discount and the Company received an aggregate total of $3,000,000 (net of OID) in funds thereunder). The Notes and accrued interest are convertible into shares of common stock, $0.001 par value per share, of the Company (the “Common Stock”) immediately after date of execution, at a conversion price of $0.25 per share with certain adjustment provisions noted below. The maturity date of Note issued on June 30, 2016 and July 15, 2016 is June 30, 2017. The maturity date of the Notes issued on July 25, 2016 is August 25, 2017. The Notes bear interest on the unpaid principal amount at the rate of five percent (5%) per annum from the date of issuance until the same becomes due and payable, whether at maturity or upon acceleration or by prepayment or otherwise. Notwithstanding the foregoing, upon the occurrence of an Event of Default as defined in such Note, a “Default Amount” equal to the sum of (i) the Principal Amount, together with accrued interest due thereon through the date of payment payable at the Holder’s option in cash or Common Stock and (ii) an additional amount equal to the Principal Amount payable at the Company’s option in cash or Common Stock.  For purposes of payments in Common Stock, the following conversion formula shall apply: the Conversion Price shall be the lower of: (i) the Fixed Conversion Price ($0.25) or (ii) 75% multiplied by the volume weighted average price of the Common Stock during the ten (10) consecutive Trading Days immediately prior to the later of the Event of Default or the end of the applicable cure period.  For purposes of the Investors request of repayment in cash but the Company is unable to do so, the following conversion formula shall apply: the conversion price shall be the lower of: (i) the fixed conversion price ($0.25) or (ii) 60% multiplied by the lowest daily volume weighted average price of the Company’s common stock during the ten consecutive trading days immediately prior to the conversion. Certain other conversion rates apply in the event of the sale or merger of the Company, default and other defined events.

The Company may prepay the Notes at any time on the terms set forth in the Notes at the rate of 110% of the then outstanding balance of the Notes. Under the terms of the Notes, the Company shall not effect certain corporate and business actions during the term of the Notes, although some may be done with proper notice. Pursuant to the Purchase Agreement, with certain exceptions, the Note holder has a right of participation during the term of the Notes; additionally, the Company granted the Note holder registration rights for the shares of Common Stock underlying the Notes pursuant to Registration Rights Agreements.

(ii)                      Issuance Shares. Pursuant to the Purchase Agreement, the Company issued an aggregate 7,500,000 restricted shares of Common Stock to each of the eight Buyers as additional consideration for the purchase of the Notes (the “Issuance Shares”).

(iii)                      Warrant. Concurrent with the signing of the Securities Purchase Agreements, the Company issued Common Stock Purchase Warrants to each Buyer, which allows the Buyers to purchase an aggregate 3,000,000 shares of common stock, all $0.001 par value per share, of the Company at an exercise price of $0.40 per share. A copy of the Warrants are attached hereto.

 (iv)                      Registration Rights. In addition, a Registration Rights Agreement was signed that commits the Company to file an Initial Registration Statement within 30 business days following the sale and receipt of proceeds, of an aggregate of $1,000,000 of Notes to the Buyer and/or third party investors on the same terms and conditions set forth in the Purchase Agreement. A copy of the form Registration Rights Agreement is attached hereto.

Based on the market price per share on the date of each Convertible Note (June 30, 2016: $0.21, July 15, 2016: $0.3055, and July 25, 2016, $0.50) the total dollar value of the securities sold as part of this Offering is approximately $5,180,214.

The following table illustrates the dollar amount of each payment in connection with the transaction that we have made or may be required to make to any selling shareholder, an affiliate of a selling shareholder or any person with whom any selling shareholder has a contractual relationship regarding the transaction:

Note/Warrant Holder	Sale Date	Value of Each Payment to Holder (1)	Gross Proceeds Net of OID	Net Proceeds to Issuer
Anson Investment Master Fund, LP (2)	June 30, 2016	$2,500	$1,000,000	$997,500
FirstFire Global Opportunities Fund, L.L.C. (3)	June 30, 2016	$625	$250,000	$249,375
Intracoastal Capital, LLC (4)	June 30, 2016	$625	$250,000	$249,375
Sabby Healthcare Master Fund, Ltd. (5)	July 15, 2016	$1,250	$500,000	$498,750
CVI Investments, Inc. (6)	July 15, 2016	$625	$250,000	$249,375
H.C. Wainwright & Co. LLC (7) (13)	July 25, 2016	$825	$330,000	$329,175
Noam Rubenstein (8)	July 25, 2016	$375	$150,000	$149,625
Charles Worthman (9)	July 25, 2016	$50	$20,000	$19,950
Anson Investment Master Fund, LP (10)	July 25, 2016	$625	$250,000	$249,375
Garden State Securities (11)	June 30, 2016 & July 25, 2016	$455,000	-	$(455,000)
H.C. Wainwright & Co. LLC (12)	June 30, 2016, July 15, 2016 & July 25, 2016	$358,000	-	$(358,000)
		$820,500	$3,000,000	$2,179,500

(1)	Does not include repayment of the Principal on the convertible notes. Includes both cash and value of stock payments.
(2)	Includes total of 2,500,000 Issuance Shares issued as additional consideration for the purchase of the Notes. Based on price per share of $0.001.
(3)	Includes total of 625,000 Issuance Shares issued as additional consideration for the purchase of the Notes. Based on price per share of $0.001.
(4)	Includes total of 625,000 Issuance Shares issued as additional consideration for the purchase of the Notes. Based on price per share of $0.001.
(5)	Includes total of 1,250,000 Issuance Shares issued as additional consideration for the purchase of the Notes. Based on price per share of $0.001.
(6)	Includes total of 625,000 Issuance Shares issued as additional consideration for the purchase of the Notes. Based on price per share of $0.001.
(7)	Includes total of 825,000 Issuance Shares issued as additional consideration for the purchase of the Notes. Based on price per share of $0.001.

(8)	Includes total of 375,000 Issuance Shares issued as additional consideration for the purchase of the Notes. Based on price per share of $0.001.
(9)	Includes total of 50,000 Issuance Shares issued as additional consideration for the purchase of the Notes. Based on price per share of $0.001.
(10)	Includes total of 625,000 Issuance Shares issued as additional consideration for the purchase of the Notes. Based on price per share of $0.001.
(11)
Includes total aggregate payments of $175,000 and issuance of a Warrants to purchase an aggregate 700,000 shares of common stock at $0.40 exercise price; $0.50 and $0.21 market price. Together the cash payment and the Warrant issuance equals $455,000.

(12)
Includes payment of $150,000 and issuance of a Warrants to purchase an aggregate 520,000 shares of common stock at $0.40 exercise price and $0.21, $0.306 and $0.50 market price. Together the cash payment and the Warrant issuance equals $358,000.

The Notes do not set forth a repayment schedule for either the repayment of the principal or accrued interest. The full principal amount plus accrued interest is due on the Maturity date, with no cash payments to be made to the noteholders prior to Maturity Date. The Notes may be converted into shares of common stock, in whole or part, at the election of the Holder any time.

The following table is to illustrate the total possible profit to be realized as a result of any conversion discounts for securities underlying the Notes:

Note Holder	Note Sale Date	Note Amount	Market Price Per Share on Date of Sale of Convertible Note	Par Value Per Share of Issuance Shares	Conversion Price as of the date of sale (Fixed)	Total possible shares to be received upon Conversion (1)	Total Shares Issued Upon Default (2)	Combined Market Price of the Total Number of Shares (3)	Total possible Shares to be Received and the Combined Conversion Price of the Total Number of Shares (4)	Total Possible Discount to the Market Price (5)

Anson Investment Master Fund, LP	June 30, 2016	$1,100,000	$0.210	$0.001	$0.25	4,400,000	8,800,000	$924,000	$1,100,000	$176,000
FirstFire Global Opportunities Fund, L.L.C.	June 30, 2016	275,000	$0.210	$0.001	$0.25	1,100,000	2,200,000	$231,000	$275,000	$44,000
Intracoastal Capital, LLC	June 30, 2016	275,000	$0.210	$0.001	$0.25	1,100,000	2,200,000	$231,000	$275,000	$44,000
Sabby Healthcare Master Fund, Ltd.	July 15, 2016	550,000	$0.306	$0.001	$0.25	2,200,000	4,400,000	$672,100	$550,000	$(122,100)
CVI Investments, Inc.	July 15, 2016	275,000	$0.306	$0.001	$0.25	1,100,000	2,200,000	$336,050	$275,000	$(61,050)
H.C. Wainwright & Co. LLC	July 25, 2016	366,666.67	$0.500	$0.001	$0.25	1,466,667	2,933,333	$733,333	$366,667	$(366,667)
Noam Rubenstein	July 25, 2016	165,000	$0.500	$0.001	$0.25	660,000	1,320,000	$330,000	$165,000	$(165,000)
Charles Worthman	July 25, 2016	22,222.22	$0.500	$0.001	$0.25	88,889	177,778	$44,444	$22,222	$(22,222)
Anson Investment Master Fund, LP	July 25, 2016	275,000	$0.500	$0.001	$0.25	1,100,000	2,200,000	$550,000	$275,000	$(275,000)
						13,215,556	26,431,111	$4,051,928	$3,303,889	$-748,038.89
(1)	Assuming full conversion.
(2)	Using Fixed Conversion rate assuming the Default Amount is paid in common stock.
(3)	Calculated by using the market price per share on the date of the sale of the convertible note and the total possible shares to be received.
(4)	Calculated by using the conversion price on the date of the sale of the convertible note and the total possible number of underlying shares.
(5)	Calculated by subtracting the total conversion/exercise price on the date of the sale of the convertible note from the combined market price of the total number of underlying shares on that date.

The following Table is to illustrate the possible profit to be realized as a result of any conversion discounts for securities underlying any other Warrants, options, notes or other securities of the Company that are held by the selling stockholders:

Warrant Holder	Warrant Sale Date	Warrant Amount		Market Price Per Share on Date of Sale of Warrant	Conversion Price as of the date of sale (Fixed)	Total possible shares to be Issued upon Exercise (1)	Combined Market Price of the Total Number of Underlying Shares (2)	Total Possible Shares to be Issued and the Combined Exercise Price of the Total Number of Shares Underlying the Warrant (3)	Total Possible Premium to the Market Price as of the date of the Issuance of the Warrant
Anson Investment Master Fund, LP	June 30, 2016	1,000,000		$0.210	$0.40	1,000,000	$210,000	$400,000	$190,000
FirstFire Global Opportunities Fund, L.L.C.	June 30, 2016	250,000		$0.210	$0.40	250,000	$52,500	$100,000	$47,500
Intracoastal Capital, LLC	June 30, 2016	250,000		$0.210	$0.40	250,000	$52,500	$100,000	$47,500
Sabby Healthcare Master Fund, Ltd.	July 15, 2016	500,000		$0.306	$0.40	500,000	$152,750	$200,000	$47,250
CVI Investments, Inc.	July 15, 2016	250,000		$0.306	$0.40	250,000	$76,375	$100,000	$23,625
H.C. Wainwright & Co. LLC	July 25, 2016	330,000		$0.500	$0.40	330,000	$165,000	$132,000	$(33,000)
Noam Rubenstein	July 25, 2016	150,000		$0.500	$0.40	150,000	$75,000	$60,000	$(15,000)
Charles Worthman	July 25, 2016	20,000		$0.500	$0.40	20,000	$10,000	$8,000	$(2,000)
Anson Investment Master Fund, LP	July 25, 2016	250,000		$0.500	$0.40	250,000	$125,000	$100,000	$(25,000)
Garden State Securities, Inc.	June 30, 2016 & July 25, 2016	700,000	(4)	$0.210 & $0.500	$0.40	700,000	$210,000	$400,000	$104,000
H.C. Wainwright & Co. LLC	June 30, 2016, July 15, 2016 & July 25, 2016	520,000	(5)	$0.210, $0.306 & $0.500	$0.40	520,000	$264,000	$208,000	$56,000
		3,000,000				3,000,000	$1,393,125	1,808,000	$440,875
(1)	Assuming full exercise.
(2)	Assuming full exercise.
(3)	Using Fixed Conversion price.
(4)	Of the aggregate 700,000 warrants, 100,000 were issued on July 25, 2016 ($0.500) and 600,000 were issued on June 30, 2016 ($0.210)
(5)	Of the aggregate 520,000 warrants, 80,000 were issued June 30, 2016 ($0.210), 264,000 were issued July 15, 2016 ($0.306) and 176,000 on July 25, 2016 ($0.50).

The following table illustrates the combined total possible profit, taking into consideration the possible discounts described above.

Note/Warrant Holder	Sale Date	Gross Proceeds Paid or Payable to Issuer Transaction (1)	Payments made or to be made by Issuer	Net Proceeds to Issuer	Total Possible Discount to the Market Price as of the Date of the issuance of the Note (5)	Total possible discount to the Market Price as of the date of the issuance of the Warrant (5)	Combined Total Possible Profit (2)
Anson Investment Master Fund, LP	June 30, 2016	$1,400,000	$2,500	$1,397,500	$176,000	$190,000	$1,031,500
FirstFire Global Opportunities Fund, L.L.C.	June 30, 2016	350,000	$625	$349,375	$44,000	$47,500	$257,875
Intracoastal Capital, LLC	June 30, 2016	350,000	$625	$349,375	$44,000	$47,500	$257,875
Sabby Healthcare Master Fund, Ltd.	July 15, 2016	700,000	$1,250	$698,750	$(122,100)	$47,250	$529,400
CVI Investments, Inc.	July 15, 2016	350,000	$625	$349,375	$(61,050)	$23,625	$264,700
H.C. Wainwright & Co. LLC	July 25, 2016	462,000	$825	$461,175	$(366,667)	$(33,000)	$61,508
Noam Rubenstein	July 25, 2016	210,000	$375	$209,625	$(165,000)	$(15,000)	$29,625
Charles Worthman	July 25, 2016	28,000	$50	$27,950	$(22,222)	$(2,000)	$3,728
Anson Investment Master Fund, LP	July 25, 2016	350,000	$625	$349,375	$(275,000)	$(25,000)	$49,375
Garden State Securities, Inc. (3)		-	$455,000	-	-	$104,000	$559,000
H.C. Wainwright & Co. LLC (4)		-	$358,000	-	-	$56,000	$414,000

(1)	Includes amount loaned and amount paid at exercise of warrants; Assuming full exercise of Warrants
(2)	As a result of any conversion discounts regarding the securities underlying the convertible note or any other, warrants, options, notes, or other securities of the issuer
(3)
Garden State Securities, Inc. acted as a Placement Agent in this Transaction. Pursuant to the Purchase Agreement, the Company agreed to pay Garden State Securities, Inc., who acted as a placement agent for the Offering, a cash fee of 10% of the gross proceeds from the Offering and issue it a Warrant to purchase that number of shares of common stock equal to 10% of the number of shares that the Notes are convertible into at the Conversion Price on an as converted basis

(4)
H.C. Wainwright & Co, LLC acted as a Placement Agent in this Transaction. Pursuant to the Purchase Agreement, the Company agreed to pay Garden State Securities, Inc., who acted as a placement agent for the Offering, a cash fee of 8% of the gross proceeds from the Offering and issue it a Warrant to purchase that number of shares of common stock equal to 8% of the number of shares that the Notes are convertible into at the Conversion Price on an as converted basis

(5)	These amounts are from the tables above.

The Company has been involved in one prior securities transaction with Anson Investment Fund, LC and FirstFire Global Opportunities Fund. Both were investors in the offering described in the Form S-1 registration statement filed with the SEC on September 11, 2015. The Company has not been involved with any prior securities transactions with any of the other selling stockholders, any affiliates of the selling stockholders, or any person with whom any selling stockholders has a contractual relationship regarding the transaction.

Prior to the convertible note transaction, the total number of shares outstanding was 87,176,763. Excluding shares held by persons other than selling stockholders, affiliates of the company and affiliates of the selling stockholders, the total number of shares outstanding is approximately 53,406,383. Anson Investment Master Fund, LP and FirstFire Global Opportunities Fund purchased shares of common stock of the Company registered in the Form S-1 filed on September 11, 2015 and declared effective December 18, 2015; 7,203,333 and 1,420,833 registered respectively. None of the other selling stockholders have registered shares of the Company in prior registration statements. Not including any securities underlying any outstanding convertible securities, options or warrants, the number of common shares being registered is 25,591,881. Up to 25,591,881 common shares are being offered by the selling stockholders.

The Company has the intention and reasonable basis to believe that it will have the financial ability to make all payments on the overlying securities. It is the Company’s understanding that none of the selling stockholders have an existing short position in the Company’s stock. Should the Company’s revenues be insufficient to satisfy its financial obligations, it may consider an additional fund raise or use of existing lines of credit. As of June 30, 2016, the Company had $198,133 of cash on hand.

There are no cash payments to be made to the Note Holders prior to the Maturity Date(s). The following table illustrates the total dollar amount to be paid to each noteholder on each Maturity Date.

Note Holder	Note Sale Date	Note Amount	Total Repayment at Maturity Date(1)
Anson Investment Master Fund, LP	June 30, 2016	$1,100,000	$1,154,110
FirstFire Global Opportunities Fund, L.L.C.	June 30, 2016	$275,000	$288,527
Intracoastal Capital, LLC	June 30, 2016	$275,000	$288,750
Sabby Healthcare Master Fund, Ltd.	July 15, 2016	$550,000	$577,500
CVI Investments, Inc.	July 15, 2016	$275,000	$288,750
H.C. Wainwright & Co. LLC	July 25, 2016	$366,666.67	$385,000
Noam Rubenstein	July 25, 2016	$165,000	$173,250
Charles Worthman	July 25, 2016	$22,222.22	$23,333
Anson Investment Master Fund, LP	July 25, 2016	$275,000	$288,750
			$3,467,970

(1)	Assumes full repayment without conversion of any portion of Note and includes 5% interest per annum.

The shares of Common Stock, including the shares underlying the Notes, issued in the Offering were not registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(a)(2) and Regulation D (Rule 506(b)) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering. The Buyer is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act.

The Company agreed to use the net proceeds from the Offering for general working capital purposes. The first Buyer agreed to allow the Company to raise up to $3,300,000 on the same terms and conditions as the Offering. The aggregate proceeds raised from all eight Buyers equals $3,303,589 with OID.

Pursuant to the Purchase Agreement, the Company agreed to pay Garden State Securities, Inc., who acted as a placement agent for the Offering, a cash fee of 10% of the gross proceeds from the Offering and issue it a Warrant to purchase that number of shares of common stock equal to 10% of the number of shares that the Notes are convertible into at the Conversion Price on an as converted basis.

Additionally, pursuant to the Purchase Agreement, the Company agreed to pay H.C. Wainwright & Co., LLC, who acted as a placement agent for the Offering, a cash fee of 8% of the gross proceeds from the Offering and issue it a Warrant to purchase that number of shares of common stock equal to 8% of the number of shares that the Notes are convertible into at the Conversion Price on an as converted basis.

The Purchase Agreement contains representations and warranties by the Company and the investors which are customary for transactions of this type such as, with respect to the Company: organization, good standing and qualification to do business; capitalization; subsidiaries, authorization and enforceability of the transaction and transaction documents; valid issuance of stock, consents being obtained or not required to consummate the transaction; litigation; compliance with securities laws; and no brokers used; and with respect to the investors: authorization, accredited investor status and investment intent.

RISK FACTORS

Investors in Innovus should be particularly aware of the inherent risks associated with our business. Our business endeavors and our common stock involve a high degree of risk. You should carefully consider the risks described below with all of the other information included in this Prospectus. If any of the following risks actually occur, they may materially harm our business and our financial condition and results of operations. In that event, the market price of our common stock could decline and investors could lose part or all of their investment. As of the date of this filing our management is aware of the following material risks.

We will need additional funding or we will be forced to curtail or cease operations. The Company expects that its existing capital resources, revenues from sales of its products and upcoming sales milestone payments from the commercial partners signed for its products, along with the funds currently available for use under the LOC Convertible Debenture and equity instruments available to pay certain vendors and consultants will be sufficient to allow the Company to continue its operations, commence the product development process and launch selected products through at least October 1, 2017.

As of June 30, 2016, the Company had $198,333 in cash and $1.7 million in cash available for use under the Line of Credit Convertible Debenture with a related party. In January 2015, we entered into two securities purchase agreements with an unrelated third party accredited investor as well as with our former Chief Financial Officer, pursuant to which we issued original issue discount 10.0% debentures in the aggregate principal amount of $165,000 (issued at an original issue discount of 10.0%) and warrants to purchase 750,000 shares of our common stock.

Under the terms of the amended and restated Line of Credit Convertible Debenture for up to $2,000,000 we entered into with our President and Chief Executive Officer, Bassam Damaj, Ph.D., we can currently borrow up to approximately $1,700,000. Dr. Damaj is required to provide us with funds under such debenture if we have insufficient liquidity to meet any material payment obligations arising in the ordinary course of business as they come due, up to the maximum of $2,000,000 in funding (subject to increase in certain circumstances). However, Dr. Damaj’s funding commitment terminates on the earlier to occur of (i) the consummation of one or more transactions pursuant to which we raise net proceeds of at least $4,000,000 or (ii) October 1, 2016. As of June 30, 2016, after the repayment of $119,000, the principal amount owed under the convertible debenture was $290,192 and there was approximately $1.7 million remaining available to use.  Dr. Damaj has agreed not to require the Company to repay the borrowing under the LOC or his accrued salary prior to April 2017. The line of credit was repaid in August 2016.

We have paid numerous consultants and vendor fees through the issuance of equity instruments in order to conserve our cash, however there can be no assurance that we, our vendors, consultants or employees will continue to agree to this arrangement.

The funding commitment from Dr. Damaj, along with the additional financing we received, and from product sales and license revenue, is anticipated to sustain our operations only through October 1, 2017. We currently have no other funding commitments. If Dr. Damaj were not to perform on his funding commitment, we may not have the financial resources available to pursue remedies against him and, if we do pursue remedies against him, such actions could significantly impair our relationship with Dr. Damaj, potentially leading to the loss of his services.

We therefore will need additional funding, either through Dr. Damaj’s commitment or other sources of equity or debt financings or partnering arrangements.  To the extent we raise additional capital through the sale of equity securities, the issuance of those securities could result in dilution to our shareholders. In addition, if we obtain debt financing, a substantial portion of our operating cash flow may be dedicated to the payment of principal and interest on such indebtedness, thus limiting funds available for our business activities. If adequate funds are not available, we may be required to delay, reduce the scope of or eliminate our research and development programs, reduce our commercialization efforts or curtail our operations. In addition, we may be required to obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights to technologies or products that we would otherwise seek to develop or commercialize ourselves or license rights to technologies or products on terms that are less favorable to us than might otherwise be available.

There is no assurance that we will be successful in raising the additional funds needed to fund our business plan. If we are not able to raise sufficient capital in the near future, our continued operations will be in jeopardy and we may be forced to cease operations and sell or otherwise transfer all or substantially all of our remaining assets.

We have never been profitable and have incurred an accumulated deficit of approximately $21,350,000 as of June 30, 2016. Our ability to generate further revenue and become profitable will depend, among other things, on (1) growing the current sales of our products including BTH®, Zestra®, Zestra Glide®, EjectDelay® Sensum+®, Vesele® and Androferti® and the potential sales from Fluticare™ if and when it is approved by the FDA (2) the successful acquisition of additional commercial products (3) raising capital to implement our growth strategy, (4) obtaining any applicable regulatory approvals of our proposed product candidates, (5) the successful licensing and commercialization of our proposed product candidates and (6) growth and development of our operations. If we are unable to accomplish these objectives, we may be unable to generate substantial revenue or achieve profitability.

Risks Associated with Our Business Model

We have a short operating history and have not produced significant revenues over a period of time.  This makes it difficult to evaluate our future prospects and increases the risk that we will not be successful.

We have a short operating history with our current business model, which involves the commercialization, licensing and development of OTC healthcare products.  While we have been in existence for years, we only began our current business model in 2013 and have only generated approximately $1.0 million in revenue in 2014, approximately $735,000 in 2015 and $1,244,983 in net revenues for the six months ended June 30, 2016, and our operations have not yet been profitable.  No assurances can be given that we will generate any significant revenue in the future. As a result, we have a very limited operating history for you to evaluate in assessing our future prospects.   Our operations have not produced significant revenues over a period of time, and may not produce significant revenues in the near term, which may harm our ability to obtain additional financing and may require us to reduce or discontinue our operations.  You must consider our business and prospects in light of the risks and difficulties we will encounter as an early-stage company.  We may not be able to successfully address these risks and difficulties, which could significantly harm our business, operating results and financial condition.

We have a history of losses which may continue and which may negatively impact our ability to achieve our business objectives.

We incurred net losses of $4,826,967 and $4,202,628 for the years ended December 31, 2014 and 2015, respectively. In addition, at December 31, 2015 we had an accumulated deficit of $15,434,595. For the six months ended June 30, 2016 we had a net loss of $5,915,309. We cannot assure you that we can achieve or sustain profitability on a quarterly or annual basis in the future.  Our operations are subject to the risks and competition inherent in the establishment of a business enterprise. There can be no assurance that future operations will be profitable. Revenues and profits, if any, will depend upon various factors, including (1) growing the current sales of our products, (2) the successful acquisition of additional commercial products, (3) raising capital to implement our growth strategy, (4) obtaining any applicable regulatory approvals of our proposed product candidates, (5) the successful licensing and commercialization of our proposed product candidates and (6) growth and development of our operations. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us.

The success of our business currently depends on the successful continuous commercialization of our main products and these products may not be successfully grown beyond their current levels.

We currently have a limited number of products for sale. The success of our business currently depends on our ability, directly or through a commercial partner, to successfully market and sell those limited products outside the U.S. and to expand our retail and online channels in the U.S.

Although we have commercial products that we can currently market and sell, we will continue to seek to acquire or license other products and we may not be successful in doing so.

We currently have a limited number of products. We may not be successful in marketing and commercializing these products to the extent necessary to sustain our operations. In addition, we will continue to seek to acquire or license non-prescription pharmaceutical and consumer health products. The successful consummation of these types of acquisitions and licensing arrangements is subject to the negotiation of complex agreements and contractual relationships and we may be unable to negotiate such agreements or relationships on a timely basis, if at all, or on terms acceptable to us.

 If we fail to successfully introduce new products, we may lose market position.

New products, product improvements, line extensions and new packaging will be an important factor in our sales growth. If we fail to identify emerging consumer trends, to maintain and improve the competitiveness of our existing products or to successfully introduce new products on a timely basis, we may lose market position. Continued product development and marketing efforts have all the risks inherent in the development of new products and line extensions, including development delays, the failure of new products and line extensions to achieve anticipated levels of market acceptance and the cost of failed product introductions.

Our sales and marketing function is currently very limited and we currently rely on third parties to help us promote our products to physicians in the U.S. and rely on our partners outside the U.S. We will need to maintain the commercial partners we currently have and attract others or be in a position to afford qualified or experienced marketing and sales personnel for our products.

We have had only $735,717 in sales of our products in 2015, and approximately $1.2 million during the six months ended June 30, 2016. We will need to continue to develop strategies, partners and distribution channels to promote and sell our products.

We have no commercial manufacturing capacity and rely on third-party contract manufacturers to produce commercial quantities of our products.

We do not have the facilities, equipment or personnel to manufacture commercial quantities of our products and therefore must rely on qualified third-party contract manufactures with appropriate facilities and equipment to contract manufacture commercial quantities of products. These third-party contract manufacturers are also subject to current good manufacturing practice or cGMP regulations, which impose extensive procedural and documentation requirements. Any performance failure on the part of our contract manufacturers could delay commercialization of any approved products, depriving us of potential product revenue.

Failure by our contract manufacturers to achieve and maintain high manufacturing standards could result in patient injury or death, product recalls or withdrawals, delays or failures in testing or delivery, cost overruns or other problems that could materially adversely affect our business. Contract manufacturers may encounter difficulties involving production yields, quality control and quality assurance. These manufacturers are subject to ongoing periodic unannounced inspection by the FDA and corresponding state and foreign agencies to ensure strict compliance with cGMP and other applicable government regulations; however, beyond contractual remedies that may be available to us, we do not have control over third-party manufacturers’ compliance with these regulations and standards.

If for some reason our contract manufacturers cannot perform as agreed, we may be required to replace them. Although we believe there are a number of potential replacements, we may incur added costs and delays in identifying and qualifying any such replacements.

The inability of a manufacturer to ship orders of our products in a timely manner or to meet quality standards could cause us to miss the delivery date requirements of our customers for those items, which could result in cancellation of orders, refusal to accept deliveries or a reduction in purchase prices, any of which could have a material adverse effect as our revenues would decrease and we would incur net losses as a result of sales of the product, if any sales could be made.

We are also dependent on certain third parties for the supply of the raw materials necessary to develop and manufacture our products, including the active and inactive pharmaceutical ingredients used in our products. We are required to identify the supplier of all the raw materials for our products in any drug applications that we file with the FDA and all FDA-approved products that we acquire from others. If raw materials for a particular product become unavailable from an approved supplier specified in a drug application, we would be required to qualify a substitute supplier with the FDA, which would likely delay or interrupt manufacturing of the affected product. To the extent practicable, we attempt to identify more than one supplier in each drug application. However, some raw materials are available only from a single source and, in some of our drug applications, only one supplier of raw materials has been identified, even in instances where multiple sources exist.

In addition, we obtain some of our raw materials and products from foreign suppliers. Arrangements with international raw material suppliers are subject to, among other things, FDA regulation; various import duties, foreign currency risk and other government clearances. Acts of governments outside the U.S. may affect the price or availability of raw materials needed for the development or manufacture of our products. In addition, any changes in patent laws in jurisdictions outside the U.S. may make it increasingly difficult to obtain raw materials for research and development prior to the expiration of the applicable U.S. or foreign patents.

The business that we conduct outside the United States may be adversely affected by international risk and uncertainties.

Although our operations are based in the United States, we conduct business outside the United States and expect to continue to do so in the future.

In addition, we plan to seek approvals to sell our products in foreign countries. Any business that we conduct outside the United States will be subject to additional risks that may materially adversely affect our ability to conduct business in international markets, including:

●	potentially reduced protection for intellectual property rights;

●	unexpected changes in tariffs, trade barriers and regulatory requirements;

●	economic weakness, including inflation or political instability in particular foreign economies and markets;

●	workforce uncertainty in countries where labor unrest is more common than in the United States;

●	production shortages resulting from any events affecting a product candidate and/or finished drug product supply or manufacturing capabilities abroad;

●	business interruptions resulting from geo-political actions, including war and terrorism or natural disasters, including earthquakes, hurricanes, typhoons, floods and fires; and

●	failure to comply with Office of Foreign Asset Control rules and regulations and the Foreign Corrupt Practices Act, or FCPA.

These factors or any combination of these factors may adversely affect our revenue or our overall financial performance.

Acquisitions involve risks that could result in a reduction of our operating results, cash flows and liquidity.

We have made and in the future may continue to make strategic acquisitions. However, we may not be able to identify suitable acquisition opportunities. We may pay for acquisitions with our common stock or with convertible securities, which may dilute your investment in our common stock, or we may decide to pursue acquisitions that investors may not agree with. In connection with our latest acquisition, we have also agreed to substantial earn-out arrangements. To the extent we defer the payment of the purchase price for any acquisition through a cash earn-out arrangement, it will reduce our cash flows in subsequent periods. In addition, acquisitions may expose us to operational challenges and risks, including:

●	the ability to profitably manage acquired businesses or successfully integrate the acquired business’ operations and financial reporting and accounting control systems into our business;

●	increased indebtedness and contingent purchase price obligations associated with an acquisition;

●	the ability to fund cash flow shortages that may occur if anticipated revenue is not realized or is delayed, whether by general economic or market conditions or unforeseen internal difficulties;

●	the availability of funding sufficient to meet increased capital needs;

●	diversion of management’s attention; and

●	the ability to retain or hire qualified personnel required for expanded operations.

Completing acquisitions may require significant management time and financial resources.  In addition, acquired companies may have liabilities that we failed, or were unable, to discover in the course of performing due diligence investigations. We cannot assure you that the indemnification granted to us by sellers of acquired companies will be sufficient in amount, scope or duration to fully offset the possible liabilities associated with businesses or properties we assume upon consummation of an acquisition. We may learn additional information about our acquired businesses that materially adversely affect us, such as unknown or contingent liabilities and liabilities related to compliance with applicable laws. Any such liabilities, individually or in the aggregate, could have a material adverse effect on our business.

Failure to successfully manage the operational challenges and risks associated with, or resulting from, acquisitions could adversely affect our results of operations, cash flows and liquidity. Borrowings or issuances of convertible securities associated with these acquisitions may also result in higher levels of indebtedness, which could impact our ability to service our debt within the scheduled repayment terms.

We will need to expand our operations and increase the size of our Company, and we may experience difficulties in managing growth.

 As we increase the number of products we own or have the right to sell, we will need to increase our sales, marketing, product development and scientific and administrative headcount to manage these programs. In addition, to meet our obligations as a public company, we will need to increase our general and administrative capabilities. Our management, personnel and systems currently in place may not be adequate to support this future growth. Our need to effectively manage our operations, growth and various projects requires that we:

●	successfully attract and recruit new employees with the expertise and experience we will require;

●	successfully grow our marketing, distribution and sales infrastructure; and

●	continue to improve our operational, manufacturing, financial and management controls, reporting systems and procedures.

If we are unable to successfully manage this growth and increased complexity of operations, our business may be adversely affected.

If we fail to attract and keep senior management and key scientific personnel, we may be unable to successfully operate our business.

Our success depends to a significant extent upon the continued services of Dr. Bassam Damaj, our President and Chief Executive Officer. Dr. Damaj has overseen our current business strategy since inception and provides leadership for our growth and operations strategy as well as being our sole employee with any significant scientific or pharmaceutical experience. Loss of the services of Dr. Damaj would have a material adverse effect on our growth, revenues and prospective business. The loss of any of our key personnel, or the inability to attract and retain qualified personnel, may significantly delay or prevent the achievement of our research, development or business objectives and could materially adversely affect our business, financial condition and results of operations.

Any employment agreement we enter into will not ensure the retention of the employee who is a party to the agreement. In addition, we have only limited ability to prevent former employees from competing with us. Furthermore, our future success will also depend in part on the continued service of our key scientific and management personnel and our ability to identify, hire and retain additional personnel. We experience intense competition for qualified personnel and may be unable to attract and retain the personnel necessary for the development of our business. Moreover, competition for personnel with the scientific and technical skills that we seek is extremely high and is likely to remain high. Because of this competition, our compensation costs may increase significantly. We presently have no scientific employees.

We may not be able to continue to pay consultants, vendors and independent contractors through the issuance of equity instruments in order to conserve cash.

We have paid numerous consultants and vendor fees through the issuance of equity instruments in order to conserve our cash, however there can be no assurance that we, our vendors, consultants or independent contractors, current or future, will continue to agree to this arrangement. As a result, we may be asked to spent more cash for the same services, or we may not be able to retain the same consultants, vendors, etc.

 We face significant competition and have limited resources compared to our competitors.

We are engaged in a highly competitive industry. We can expect competition from numerous companies, including large international enterprises and others entering the market for products similar to ours. Most of these companies have greater research and development, manufacturing, patent, legal, marketing, financial, technological, personnel and managerial resources. Acquisitions of competing companies by large pharmaceutical or healthcare companies could further enhance such competitors’ financial, marketing and other resources. Competitors may complete clinical trials, obtain regulatory approvals and commence commercial sales of their products before we could enjoy a significant competitive advantage. Products developed by our competitors may be more effective than our product candidates.

Competition and technological change may make our product candidates and technologies less attractive or obsolete.

We compete with established pharmaceutical and biotechnology companies that are pursuing other products for the same markets we are pursuing and that have greater financial and other resources. Other companies may succeed in developing or acquiring products earlier than us, developing products that are more effective than our products or achieve greater market acceptance.  As these companies develop their products, they may develop competitive positions that may prevent, make futile, or limit our product commercialization efforts, which would result in a decrease in the revenue we would be able to derive from the sale of any products.

If we fail to protect our intellectual property rights, our ability to pursue the development of our technologies and products would be negatively affected.

Our success will depend in part on our ability to obtain patents and maintain adequate protection of our technologies and products. If we do not adequately protect our intellectual property, competitors may be able to use our technologies to produce and market products in direct competition with us and erode our competitive advantage. Some foreign countries lack rules and methods for defending intellectual property rights and do not protect proprietary rights to the same extent as the United States. Many companies have had difficulty protecting their proprietary rights in these foreign countries. We may not be able to prevent misappropriation of our proprietary rights.

We have received, and are currently seeking, patent protection for numerous compounds and methods of use. However, the patent process is subject to numerous risks and uncertainties, and there can be no assurance that we will be successful in protecting our products by obtaining and defending patents. These risks and uncertainties include the following: patents that may be issued or licensed may be challenged, invalidated or circumvented, or otherwise may not provide any competitive advantage; our competitors, many of which have substantially greater resources than us and many of which have made significant investments in competing technologies, may seek, or may already have obtained, patents that will limit, interfere with or eliminate our ability to make, use and sell our potential products either in the United States or in international markets and countries other than the United States may have less restrictive patent laws than those upheld by United States courts, allowing foreign competitors the ability to exploit these laws to create, develop and market competing products.

Moreover, any patents issued to us may not provide us with meaningful protection or others may challenge, circumvent or narrow our patents. Third parties may also independently develop products similar to our products, duplicate our unpatented products or design around any patents on products we develop. Additionally, extensive time is required for development, testing and regulatory review of a potential product. While extensions of patent term due to regulatory delays may be available, it is possible that, before any of our products candidates can be commercialized, any related patent, even with an extension, may expire or remain in force for only a short period following commercialization, thereby reducing any advantages of the patent.

In addition, the United States Patent and Trademark Office (the "PTO") and patent offices in other jurisdictions have often required that patent applications concerning pharmaceutical and/or biotechnology-related inventions be limited or narrowed substantially to cover only the specific innovations exemplified in the patent application, thereby limiting the scope of protection against competitive challenges. Thus, even if we or our licensors are able to obtain patents, the patents may be substantially narrower than anticipated.

Our success depends on our patents, patent applications that may be licensed exclusively to us and other patents to which we may obtain assignment or licenses. We may not be aware, however, of all patents, published applications or published literature that may affect our business either by blocking our ability to commercialize our products, by preventing the patentability of our products to us or our licensors or by covering the same or similar technologies that may invalidate our patents, limit the scope of our future patent claims or adversely affect our ability to market our products.

In addition to patents, we rely on a combination of trade secrets, confidentiality, nondisclosure and other contractual provisions and security measures to protect our confidential and proprietary information. These measures may not adequately protect our trade secrets or other proprietary information. If they do not adequately protect our rights, third parties could use our technology and we could lose any competitive advantage we may have. In addition, others may independently develop similar proprietary information or techniques or otherwise gain access to our trade secrets, which could impair any competitive advantage we may have.

Patent protection and other intellectual property protection are crucial to the success of our business and prospects, and there is a substantial risk that such protections will prove inadequate.

We may be involved in lawsuits to protect or enforce our patents, which could be expensive and time consuming.

The pharmaceutical industry has been characterized by extensive litigation regarding patents and other intellectual property rights, and companies have employed intellectual property litigation to gain a competitive advantage. We may become subject to infringement claims or litigation arising out of patents and pending applications of our competitors or additional interference proceedings declared by the PTO to determine the priority of inventions. The defense and prosecution of intellectual property suits, PTO proceedings and related legal and administrative proceedings are costly and time-consuming to pursue and their outcome is uncertain. Litigation may be necessary to enforce our issued patents, to protect our trade secrets and know-how, or to determine the enforceability, scope and validity of the proprietary rights of others. An adverse determination in litigation or interference proceedings to which we may become a party could subject us to significant liabilities, require us to obtain licenses from third parties or restrict or prevent us from selling our products in certain markets. Although patent and intellectual property disputes might be settled through licensing or similar arrangements, the costs associated with such arrangements may be substantial and could include our paying large fixed payments and ongoing royalties. Furthermore, the necessary licenses may not be available on satisfactory terms or at all.

Competitors may infringe our patents and we may file infringement claims to counter infringement or unauthorized use. This can be expensive, particularly for a company of our size, and time-consuming. In addition, in an infringement proceeding, a court may decide that a patent of ours is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover its technology. An adverse determination of any litigation or defense proceedings could put one or more of our patents at risk of being invalidated or interpreted narrowly.

Also, a third party may assert that our patents are invalid and/or unenforceable. There are no unresolved communications, allegations, complaints or threats of litigation related to the possibility that our patents are invalid or unenforceable. Any litigation or claims against us, whether or not merited, may result in substantial costs, place a significant strain on our financial resources, divert the attention of management and harm our reputation. An adverse decision in litigation could result in inadequate protection for our product candidates and/or reduce the value of any license agreements we have with third parties.

Interference proceedings brought before the U.S. Patent and Trademark Office may be necessary to determine priority of invention with respect to our patents or patent applications. During an interference proceeding, it may be determined that we do not have priority of invention for one or more aspects in our patents or patent applications and could result in the invalidation in part or whole of a patent or could put a patent application at risk of not issuing. Even if successful, an interference proceeding may result in substantial costs and distraction to our management.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation or interference proceedings, there is a risk that some of our confidential information could be compromised by disclosure. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If investors perceive these results to be negative, the price of our common stock could be adversely affected.

If we infringe the rights of third parties we could be prevented from selling products, forced to pay damages and defend against litigation.

If our products, methods, processes and other technologies infringe the proprietary rights of other parties, we could incur substantial costs and we may have to: obtain licenses, which may not be available on commercially reasonable terms, if at all; abandon an infringing product candidate; redesign our products or processes to avoid infringement; stop using the subject matter claimed in the patents held by others; pay damages; and/or defend litigation or administrative proceedings which may be costly whether we win or lose, and which could result in a substantial diversion of our financial and management resources.

We may be subject to potential product liability and other claims, creating risks and expense.

We are also exposed to potential product liability risks inherent in the development, testing, manufacturing, marketing and sale of human therapeutic products. Product liability insurance for the pharmaceutical industry is extremely expensive, difficult to obtain and may not be available on acceptable terms, if at all. We have no guarantee that the coverage limits of such insurance policies will be adequate. A successful claim against us, which is in excess of our insurance coverage, could have a material adverse effect upon us and on our financial condition.

Changes in trends in the pharmaceutical and biotechnology industries, including difficult market conditions, could adversely affect our operating results.

The biotechnology, pharmaceutical and medical device industries generally, and drug discovery and development companies more specifically, are subject to increasingly rapid technological changes. Our competitors and others might develop technologies or products that are more effective or commercially attractive than our current or future technologies or products or that render our technologies or products less competitive or obsolete. If competitors introduce superior technologies or products and we cannot make enhancements to our technologies or products to remain competitive, our competitive position and, in turn, our business, revenue and financial condition, would be materially and adversely affected.

We may never receive ANDA approval for our product Fluticare®, which we are relying upon to generate a significant amount of future revenue.

Because of the unpredictability of the FDA review process for generic drugs, the ANDA filed for our product Fluticare® may never be approved by the FDA for a variety of reasons.  If such ANDA is not approved, we will not be able to realize revenues from the sale of this drug and our revenues will not grow as quickly as we anticipate.

If ANDA is approved, we have no assurances as to the additional costs associated with launching our new product, and may need to raise additional capital in the future to cover such.

Since approval is dependent upon a complex FDA review and regulatory process, should we receive approval for our product Fluticare®, it is unclear the extent of the additional work and costs associated with launching the new product. There can be no assurances to the time frame in which we could get approval, and so no assurances as to the timing and extent of the possible additional expenses. As a result, we may decide that additional funding is required to cover such expenses. Additional debt or equity funding cause additional dilution.

Risks Related to Owning our Common Stock

Sales of additional shares of our common stock could cause the price of our common stock to decline.

As detailed elsewhere in this prospectus, as of June 29, 2016 we have issued approximately 87,176,763 shares of our common stock. While substantially all of those shares were restricted securities, such shares may be sold under Rule 144 of the Securities Act of 1933, subject to any applicable holding period.  As such, sales of substantial amounts of our common stock in the public or private markets, or the availability of such shares for sale by us, including the issuance of common stock upon conversion and/or exercise of outstanding convertible securities, warrants and options, could adversely affect the price of our common stock. We may sell shares or securities convertible into shares of common stock, which could adversely affect the market price of shares of our common stock.  In addition, the sale of a substantial number of shares of our common stock, or anticipation of such sales, could make it more difficult for us to obtain future financing. To the extent the trading price of our common stock at the time of exercise of any of our outstanding options or warrants exceeds their exercise price, such exercise will have a dilutive effect on our stockholders.

If the Company Defaults on the Convertible Notes, it could result in a significant dilution of stockholders’ position.

As detailed elsewhere in this prospectus, as of June 29, 2016, we have issued approximately 87,176,763 shares of our common stock. Upon the occurrence of an Event of Default as defined in such notes, a “Default Amount” equal to the sum of (i) the Principal Amount, together with accrued interest due thereon through the date of payment payable at the Holder’s option in cash or Common Stock and (ii) an additional amount equal to the Principal Amount payable at the Company’s option in cash or Common Stock.  For purposes of payments in Common Stock, the following conversion formula shall apply: the Conversion Price shall be the lower of: (i) the Fixed Conversion Price ($0.25) or (ii) 75% multiplied by the volume weighted average price of the Common Stock during the ten (10) consecutive Trading Days immediately prior to the later of the Event of Default or the end of the applicable cure period.  As described in the tabular disclosure contained herein, assuming the Convertible Notes are in default on their Maturity Date, up to 26,431,111 shares of common stock of the Company could be issued to the Noteholders. For purposes of the Investors request of repayment in cash but the Company is unable to do so, the following conversion formula shall apply: the conversion price shall be the lower of: (i) the fixed conversion price ($0.25) or (ii) 60% multiplied by the lowest daily volume weighted average price of the Company’s common stock during the ten consecutive trading days immediately prior to the conversion. Certain other conversion rates apply in the event of the sale or merger of the Company, default and other defined events. Such issuance will have a significant dilutive effect on the stockholders.

The market price for our common stock may be volatile and your investment in our common stock could decline in value.

The stock market in general has experienced extreme price and volume fluctuations. The market prices of the securities of biotechnology and specialty pharmaceutical companies, particularly companies like ours with limited product revenues, have been highly volatile and may continue to be highly volatile in the future. This volatility has often been unrelated to the operating performance of particular companies. The following factors, in addition to other risk factors described in this section, may have a significant impact on the market price of our common stock:

●	announcements of technological innovations or new products by us or our competitors;

●	announcement of FDA approval or disapproval of our product candidates or other product-related actions;

●	developments involving our discovery efforts and clinical trials;

●	developments or disputes concerning patents or proprietary rights, including announcements of infringement, interference or other litigation against us or our potential licensees;

●	developments involving our efforts to commercialize our products, including developments impacting the timing of commercialization;

●	announcements concerning our competitors or the biotechnology, pharmaceutical or drug delivery industry in general;

●	public concerns as to the safety or efficacy of our products or our competitors’ products;

●	changes in government regulation of the pharmaceutical or medical industry;

●	actual or anticipated fluctuations in our operating results;

●	changes in financial estimates or recommendations by securities analysts;

●	developments involving corporate collaborators, if any;

●	changes in accounting principles; and

●	the loss of any of our key management personnel.

In the past, securities class action litigation has often been brought against companies that experience volatility in the market price of their securities. Whether or not meritorious, litigation brought against us could result in substantial costs and a diversion of management’s attention and resources, which could adversely affect our business, operating results and financial condition.

We do not anticipate paying dividends on our common stock and, accordingly, shareholders must rely on stock appreciation for any return on their investment.

We have never declared or paid cash dividends on our common stock and do not expect to do so in the foreseeable future. The declaration of dividends is subject to the discretion of our board of directors and will depend on various factors, including our operating results, financial condition, future prospects and any other factors deemed relevant by our board of directors. You should not rely on an investment in our company if you require dividend income from your investment in our company. The success of your investment will likely depend entirely upon any future appreciation of the market price of our common stock, which is uncertain and unpredictable. There is no guarantee that our common stock will appreciate in value.

Nevada law and provisions in our charter documents may delay or prevent a potential takeover bid that would be beneficial to common stockholders.

Our articles of incorporation and our bylaws contain provisions that may enable our board of directors to discourage, delay or prevent a change in our ownership or in our management. In addition, these provisions could limit the price that investors would be willing to pay in the future for shares of our common stock. These provisions include the following:

●	our board of directors may increase the size of the board of directors up to nine directors and fill vacancies on the board of directors; and

●	our board of directors is expressly authorized to make, alter or repeal our bylaws.

In addition, Chapter 78 of the Nevada Revised Statutes also contains provisions that may enable our board of directors to discourage, delay or prevent a change in our ownership or in our management. The combinations with interested stockholders provisions of the Nevada Revised Statutes, subject to certain exceptions, restrict the ability of our Company to engage in any combination with an interested stockholder for three years after the date a stockholder becomes an interested stockholder, unless, prior to the stockholder becoming an interested stockholder, our board of directors gave approval for the combination or the acquisition of shares which caused the stockholder to become an interested stockholder. If the combination or acquisition was not so approved prior to the stockholder becoming an interested stockholder, the interested stockholder may effect a combination after the three-year period only if either the stockholder receives approval from a majority of the outstanding voting shares, excluding shares beneficially owned by the interested stockholder or its affiliates or associates, or the consideration to be paid by the interested stockholder exceeds certain thresholds set forth in the statute. For purposes of the foregoing provisions, "interested stockholder" means either a person, other than our Company or our subsidiaries, who directly or indirectly beneficially owns 10% or more of the voting power of our outstanding voting shares, or one of our affiliates or associates which at any time within three years immediately before the date in question directly or indirectly beneficially owned 10% or more of the voting power of our outstanding shares.

In addition, the acquisition of controlling interest provisions of the Nevada Revised Statutes provide that a stockholder acquiring a controlling interest in our Company, and those acting in association with that stockholder, obtain no voting rights in the control shares unless voting rights are conferred by stockholders holding a majority of our voting power (exclusive of the control shares). For purposes of these provisions, "controlling interest" means the ownership of outstanding voting shares enabling the acquiring person to exercise (either directly or indirectly or in association with others) one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more of the voting power in the election of our directors, and "control shares" means those shares the stockholder acquired on the date it obtained a controlling interest or in the 90-day period preceding that date.

Accordingly, the provisions could require multiple votes with respect to voting rights in share acquisitions effected in separate stages, and the effect of these provisions may be to discourage, delay or prevent a change in control of our Company.

The rights of the holders of common stock may be impaired by the potential issuance of preferred stock.

Our articles of incorporation give our board of directors the right to create new series of preferred stock. As a result, the board of directors may, without stockholder approval, issue preferred stock with voting, dividend, conversion, liquidation or other rights, which could adversely affect the voting power and equity interest of the holders of common stock. Preferred stock, which could be issued with the right to more than one vote per share, could be utilized as a method of discouraging, delaying or preventing a change of control. The possible impact on takeover attempts could adversely affect the price of our common stock. Although we have no present intention to issue any shares of preferred stock or to create a series of preferred stock, we may issue such shares in the future.

Our common stock is subject to the "penny stock" rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The SEC has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

●	that a broker or dealer approve a person's account for transactions in penny stocks; and

●	the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

●	obtain financial information and investment experience objectives of the person; and

●
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

●	sets forth the basis on which the broker or dealer made the suitability determination; and

●	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

FINRA sales practice requirements may also limit a shareholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

We are an “emerging growth company” under the JOBS Act of 2012 and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards. As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates.

We will remain an “emerging growth company” for up to five years, although we will lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three-year period or if the market value of our common stock that is held by non-affiliates exceeds $700 million.”

Even if we no longer qualify as an “emerging growth company”, we may still be subject to reduced reporting requirements so long as we are considered a “Smaller Reporting Company.”

Many of the exemptions available for emerging growth companies are also available to smaller reporting companies like us that have less than $75 million of worldwide common equity held by non-affiliates.  So, although we may no longer qualify as an emerging growth company, we may still be subject to reduced reporting requirements.

About this Prospectus

You should only rely on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock on a “direct public offering,” “all or nothing,” basis only in jurisdictions where offers and sales are permitted. Offers and sales of our securities are only permitted in those jurisdictions where statutes exist, “blue sky statutes” allowing for such offers and sales.

“Zestra®”, “Zestra Glide®”, “EjectDelay®”, “Sensum+®”, “Vesele®”, BTH®, and other trademarks and intellectual property of ours appearing in this report are our property. This report contains additional trade names and trademarks of other companies. We do not intend our use or display of other companies’ trade names or trademarks to imply an endorsement or sponsorship of us by such companies or any relationship with any of these companies.

Available Information

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Since our securities are registered under the Securities Act of 1933, we file reports and other information with the Securities and Exchange Commission. Once our registration statement becomes effective we shall file supplementary and periodic information, documents and reports that are required under section 13(a) of the Exchange Act, as amended.

All of our reports can be reviewed through the SEC’s Electronic Data Gathering Analysis and Retrieval System (EDGAR) which is publicly available through the SEC’s website (http://www.sec.gov).

We intend to furnish to our stockholders annual reports containing financial statements audited by our independent certified public accountants and quarterly reports containing reviewed unaudited interim financial statements for the first three-quarters of each fiscal year. You may contact the Securities and Exchange Commission at 1-(800) SEC-0330 or you may read and copy any reports, statements or other information that Innovus Pharmaceuticals, Inc. files with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room at the following location:

Public Reference Room
100 F. Street, N.E.
Washington, D.C. 20549-0405
Telephone 1(800)-SEC-0330

We have filed with the Commission a registration statement on Form S-1 under the Securities Act of 1933, as amended with respect to the securities offered in this prospectus. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, with respect to us and the common stock offered in this prospectus, reference is made to such registration statement, exhibits and schedules. A copy of the registration statement, including the exhibits and schedules can be reviewed through EDGAR.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Prospectus Summary”, “Risk Factors”, “Plan of Operation”, “Our Business” and elsewhere in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimated”, “predicts”, “potential” or “continue” or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. These factors include, among other things, those listed under “Risk Factors” and elsewhere in this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We undertake no obligation to update or revise any of the forward-looking statements after the date of this prospectus to conform forward-looking statements to actual results, except as required by the Federal securities laws or as required to meet our obligations set forth in the undertakings to this registration statement.

ITEM 4 - USE OF PROCEEDS

We will not receive any proceeds from the disposition of the shares of common stock by the selling security holders or their transferees.  We will receive the exercise price of the Warrants when and if exercised, at $0.40 per share.

ITEM 5 -  DETERMINATION OF OFFERING PRICE

In determining the public offering price of the shares we considered several factors including the following:

●	prevailing market conditions, including the history and prospects for the industry in which we compete;

●	our future prospects; and

●	our capital structure.

Therefore, the public offering price of the shares does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time or from time to time in the public market for the common stock. You cannot be sure that a public market for any of our securities will develop and continue or that the securities will ever trade at a price at or higher than the offering price in this offering.

ITEM 7 -  SELLING SECURITY HOLDERS

The shares to be offered by the selling stockholders are “restricted” securities under applicable federal and state laws and are being registered under the Securities Act of 1933, as amended (the “Securities Act”) to give the selling stockholders the opportunity to publicly sell these shares.  The registration of these shares does not require that any of the shares be offered or sold by the selling stockholders.  The shares are being registered pursuant to the Registration Rights Agreements dated June 30, 2016, July 15, 2016, and July 25, 2016.

Each of the selling stockholders (i) purchased the securities covered by this prospectus in the ordinary course of business, and (ii) at the time of purchase of such securities, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

Other than the costs related to preparing this prospectus and a registration fee to the SEC, we are not paying any costs relating to the sales by the selling stockholders.

Selling Stockholder Information

The following is a list of selling stockholders who own an aggregate of 25,591,881shares of our common stock covered in this prospectus.  Unless otherwise indicated, the selling stockholders have sole voting and investment power with respect to their shares.

	Number of Shares		Number of Shares to		Shares Beneficially Owned After Offering
Name	Owned		be Offered		Number	Percent
Anson Investment Master Fund, LP	10,146,438	(1)	10,146,438	(1)	-	0%
FirstFire Global Opportunities Fund, L.L.C.	2,029,110	(2)	2,029,110		-	0%
Intracoastal Capital, LLC	2,030,000	(3)	2,030,000		-	0%
Sabby Healthcare Master Fund, Ltd.	4,060,000	(4)	4,060,000		-	0%
CVI Investments, Inc.	2,030,000	(5)	2,030,000		-	0%
H.C. Wainwright & Co. LLC	2,695,000	(6)	2,695,000		-	0%
Noam Rubenstein	1,218,000	(7)	1,218,000		-	0%
Charles Worthman	163,333	(8)	163,333		-	0%
Garden State Securities, Inc.	700,000	(9)(10)	700,000		-	0%
H.C. Wainwright & Co., LLC	520,000	(9)(11)	520,000		-	0%
Total:	25,591,881		25,591,881		-	0%

(1)
Includes the shares resulting from two separate investments: 1) (i) 4,616,438 (including 220,000 as estimated 5% interest on the principal for one year) common shares underlying a Convertible Note for $1,100,000, (ii) 1,000,000 common shares underlying a Warrant, (iii) 2,500,000 common shares issued as additional consideration for the Convertible Note all issued pursuant to the Share Issuance Agreement dated June 30, 2016, and 2) (i) 1,155,000 (including 55,000 as estimated 5% interest on the principal for one year) common shares underlying a Convertible Note for $275,000 (ii) 250,000 common shares underlying a Warrant, and (iii) 625,000 common shares issued as additional consideration for the Convertible Note all issued pursuant to the Share Issuance Agreement dated July 25, 2016. Bruce Winson has voting and dispositive power over the shares held by Anson Investment Master Fund LP. Mr. Winston is Managing Member of Admiralty Advisors, LLC, which is the General Partner of Frigate Ventures, LP, which is the General Partner of Anson Investments LP, which is the General Partner of Anson Investments Master Fund LP.

(2)
Includes (i) 1,154,110 (including 55,000 as estimated 5% interest on the principal for one year) common shares underlying a Convertible Note for $270,000, (ii) 250,000 common shares underlying a Warrant, and (iii) 625,000 common shares issued as additional consideration for the Convertible Note; all issued pursuant to the Securities Purchase Agreements dated July June 30, 2016. FirstFire Capital Management, LLC is the Manager of FirstFire Global Opportunities Fund, LLC.

(3)
Includes (i) 1,155,000 (including 55,000 as estimated 5% interest on the principal for one year) common shares underlying a Convertible Note for $275,000 (ii) 250,000 common shares underlying a Warrant, and (iii) 625,000 common shares issued as additional consideration for the Convertible Note; all issued pursuant to the Securities Purchase Agreement dated June 30, 2016. Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the securities reported herein that are held by Intracoastal. Mr. Asher, who is a manager of Intracoastal, is also a control person of a broker-dealer. As a result of such common control, Intracoastal may be deemed to be an affiliate of a broker-dealer. Intracoastal acquired the ordinary shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the ordinary shares and warrants described herein, Intracoastal did not have any arrangements or understandings with any person to distribute such securities.

(4)
Includes (i) 2,310,000 (including 110,000 as estimated 5% interest on the principal for one year) common shares underlying a Convertible Note for $550,000 (ii) 500,000 common shares underlying a Warrant, and (iii) 1,250,000 common shares issued as additional consideration for the Convertible Note; all issued pursuant to the Securities Purchase Agreement dated July 15, 2016. This shareholder has indicated that Hal Mintz has voting and investment power over the shares held by it. This shareholder has indicated that Sabby Management, LLC serves as its investment manager, that Hal Mintz is the manager of Sabby Management, LLC, and that each of Sabby Management, LLC and Hal Mintz disclaim beneficial ownership over these shares except to the extent of any pecuniary interest therein.

(5)
Includes (i) 1,155,000 (including 55,000 as estimated 5% interest on the principal for one year) common shares underlying a Convertible Note for $275,000 (ii) 250,000 common shares underlying a Warrant, and (iii) 625,000 common shares issued as additional consideration for the Convertible Note; all issued pursuant to the Securities Purchase Agreement dated July 15, 2016 Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. ("CVI"), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI.  Mr. Kobinger disclaims any such beneficial ownership of the shares.  CVI Investments, Inc.is affiliated with one or more FINRA member, none of whom are currently expected to participate in the sale pursuant to the prospectus contained in the Registration Statement of Shares purchased by the Investor in this Offering.

(6)
Includes (i) 1,540,000 (including 73,332 as estimated 5% interest on the principal for one year) common shares underlying a Convertible Note for $366,666.67 (ii) 330,000 common shares underlying a Warrant, and (iii) 825,000 common shares issued as additional consideration for the Convertible Note; all issued pursuant to the Securities Purchase Agreement dated July 25, 2016. H.C. Wainwright & Co., LLC shares are controlled by and/or voted byMark Viklund, its, Chief Executive Officer.

(7)
Includes (i) 693,000 (including 33,300 as estimated 5% interest on the principal for one year) common shares underlying a Convertible Note for $165,000 (ii) 150,000 common shares underlying a Warrant, and (iii) 375,000 common shares issued as additional consideration for the Convertible Note; all issued pursuant to the Securities Purchase Agreement dated July 25, 2016.

(8)
Includes (i) 93,333 (including 4,444 as estimated 5% interest on the principal for one year) common shares underlying a Convertible Note for $22,222 (ii) 20,000 common shares underlying a Warrant, and (iii) 50,000 common shares issued as additional consideration for the Convertible Note; all issued pursuant to the Securities Purchase Agreement dated July 25, 2016.

(9)	Common shares underlying warrants issued but unexercised. Exercise price of $0.40 per share.

(10)
Garden State Securities, Inc.is a broker and acted as the Placement Agent for the private offering under which the Convertible Notes were sold.  While issued to Garden State Securities pursuant to the Engagement Agreement, the Warrants will be distributed as follows: 262,500 to Ernest Pellegrino, 262,500 to Max Povolotsky and 175,000 to Garden State Securities, Inc. The Owners of Garden State Securities, Inc. will collectively have voting control over the shares owned.

(11)
H.C. Wainwright is a broker and acted as a Placement Agent for the private offering under which the Convertible Notes were sold. While issued to HCW pursuant to the Engagement Agreement, the Warrants will be distributed as follows: 13,000 to Mark Viklund, 179,400 to Michael Vasinkevich, 163,800 to Noam Rubenstein, 5,200 to Charles Worthman, and 158,600 to H.C. Wainwright & Co. The owners of HCW will collectively have voting control over the shares owned.

Unless footnoted above, based on information provided to us, none of the selling stockholders are affiliated or have been affiliated with any broker-dealer in the United States. Except as otherwise provided in this prospectus, none of the selling stockholders are affiliated or have been affiliated with us, any of our predecessors or affiliates during the past three years.

ITEM 8-  PLAN OF DISTRIBUTION

We are registering the shares currently held by our stockholders to permit them and their transferees or other successors in interest to offer the shares from time to time. We will not offer any shares on behalf of any selling stockholder, and we will not receive any of the proceeds from any sales of shares by such stockholders.  The price at which the selling security holders may sell the shares have arbitrarily been determined.

Only a limited public market currently exists for our shares. The Company is listed on the Over The Counter Quotation Board “OTC:QB” under the symbol “INNV.” The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their registered shares of common stock on any stock exchange market or trading facility on which our shares may be traded or in private transactions.

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block
●	as principal to facilitate the transaction;
●	purchases by a broker-dealer as principle and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transaction;
●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
●	specified number of such shares at a stipulated price per share;
●	a combination of any such methods of sale; and
●	any other method permitted pursuant to applicable law.

As of the date of this prospectus, the Company has no information on the manner or method by which any selling stockholder may intend to sell shares. The selling stockholders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers. We cannot assure you that all or any of the shares offered by this prospectus will be issued to, or sold by, the selling stockholders.  The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered by this prospectus, will be deemed "underwriters" as that term is defined under the Securities Act or the Securities Exchange Act of 1934, or the rules and regulations thereunder.

The selling stockholders, alternatively, may sell all or any part of the shares offered by this prospectus through an underwriter. No selling stockholder has entered into an agreement with a prospective underwriter. If a selling stockholder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revision to this prospectus.

The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by the selling stockholders or any other such person.  Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

Under the regulations of the Securities Exchange Act of 1934, any person engaged in a distribution of the shares offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" (the period of time between the filing of a preliminary prospectus with the SEC and a public offering of the securities; usually 20 days) periods prior to the commencement of such distribution.  In addition, and without limiting the foregoing, the selling stockholders will be subject to applicable provisions, rules and regulations of the Securities Exchange Act of 1934 and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of common stock by the selling stockholders.

We have advised the selling stockholders that, during such time as they may be engaged in a distribution of any of the shares we are registering on their behalf in this registration statement, they are required to comply with Regulation M as promulgated under the Securities Exchange Act of 1934.  In general, Regulation M precludes any selling stockholder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, and any security which is the subject of the distribution until the entire distribution is complete.  Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods.  Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.  Our officers and directors, along with affiliates, will not engage in any hedging, short, or any other type of transaction covered by Regulation M.  Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M.  These stabilizing transactions may cause the price of the common stock to be higher than it would otherwise be in the absence of those transactions.  We have advised the selling stockholders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock so long as the stabilizing bids do not exceed a specified maximum, and that Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices.  Selling stockholders and distribution participants will be required to consult with their own legal counsel to ensure compliance with Regulation M.

Shares of common stock distributed to our stockholders will be freely transferable, except for shares of our common stock received by persons who may be deemed to be "affiliates" of the Company under the Securities Act.  Persons who may be deemed to be affiliates of the Company generally include individuals or entities that control, are controlled by or are under common control with us, and may include our senior officers and directors, as well as principal stockholders.   Persons who are affiliates will be permitted to sell their shares of common stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Section 4(1) of the Securities Act or Rule 144 adopted under the Securities Act.

ITEM 9-  DESCRIPTION OF SECURITIES

Common Stock

     Our Articles of Incorporation authorizes the issuance of 150,000,000 shares of common stock, $0.001 par value per share; 87,176,763 shares were outstanding as June 29, 2016 prior to this convertible note transaction. Upon sale, conversion or exercise of the 25,591,881 shares offered herein, we may have outstanding, up to 112,768,664 shares of common stock.  Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock have no cumulative voting rights, but are entitled to one vote for each shares of common stock they hold. Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors in its discretion, from funds legally available to be distributed. In the event of a liquidation, dissolution or winding up of Innovus, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities and the prior payment to the preferred stockholders if any. Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock.

Preferred Stock

Our Articles of Incorporation give our board of directors the right to create a new series of preferred stock. There are currently no series of preferred stock authorized and thus no shares of preferred stock outstanding.

Our board of directors, subject to the provisions of our Articles of Incorporation and limitations imposed by law, is authorized to:

●	adopt resolutions;

●	to issue the shares;

●	to fix the number of shares;

●	to change the number of shares constituting any series; and

●	to provide for or change the following:

●	the voting powers;

●	designations;

●	preferences; and

●	relative, participating, optional or other special rights, qualifications, limitations or restrictions, including the following:

●	dividend rights (including whether dividends are cumulative);

●	dividend rates;

●	terms of redemption (including sinking fund provisions);

●	redemption prices;

●	conversion rights; and

●	liquidation preferences of the shares constituting any class or series of the preferred stock.

In each of the listed cases, we will not need any further action or vote by the stockholders.

One of the effects of undesignated preferred stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock pursuant to the Board of Director’s authority described above may adversely affect the rights of holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

Nevada Laws

The Nevada Business Corporation Law contains a provision governing “Acquisition of Controlling Interest.” This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires “control shares” whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges:

●	20 to 33%

●	33% to 50%

●	more than 50%.

A “control share acquisition” is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do exempt our common stock from the control share acquisition act.

ITEM 10- INTERESTS OF NAMED EXPERTS AND COUNSEL

Weintraub Law Group, PC has issued an opinion that the shares being issued pursuant to this offering, upon issuance, are duly authorized and validly issued, fully paid and non-assessable.

The consolidated balance sheet of Innovus Pharmaceuticals, Inc. as of December 31, 2014, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows the year then ended, have been audited by EisnerAmper LLP, an independent registered public accounting firm, as stated in their report which is included herein, which report includes an emphasis of matter paragraph about the existence of a deferred payment arrangement and a line of credit with a major shareholder.  Such financial statements have been so included herein in reliance on the report of said firm given upon their authority as experts in accounting and auditing.

The consolidated balance sheet of Innovus Pharmaceuticals, Inc. as of December 31, 2015, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the year then ended, have been audited by Hall & Company Certified Public Accountants & Consultants, Inc, an independent registered public accounting firm, as stated in their report which is included herein.  Such consolidated financial statements have been so included herein in reliance on the report of said firm given upon their authority as experts in accounting and auditing.

ITEM 11-  REGISTRANT INFORMATION

DESCRIPTION OF BUSINESS

Overview

We are an emerging pharmaceutical company engaged in the commercialization, licensing and development of safe and effective non-prescription medicine and consumer care products to improve men’s and women’s health and vitality and respiratory diseases.  We deliver innovative and uniquely presented and packaged health solutions through our over-the-counter, (“OTC”) medicines and consumer and health products, which we market directly or through commercial partners to primary care physicians, urologists, gynecologists and therapists, and directly to consumers through on-line channels, retailers and wholesalers. Our business model leverages our ability to acquire and in-license commercial products that are supported by scientific and / or clinical evidence, place them through our existing supply chain, retail and on-line channels to tap new markets and drive demand for such products and to establish physician relationships. We currently market 13 products in the United States and in 28 countries around the world through our commercial partners.

Corporate Structure

We incorporated in the State of Nevada. In December 2011, we merged with FasTrack Pharmaceuticals, Inc. and changed our name to “Innovus Pharmaceuticals, Inc.”

In December 2013, we acquired Semprae, which had two commercial products in the U.S. and Canada. As a result, Semprae became our wholly owned subsidiary.

In February 2015, we entered into a merger agreement, whereby we acquired Novalere and its worldwide rights to the Fluticare™ brand (Fluticasone propionate nasal spray).  We expect that the Abbreviated New Drug Application (“ANDA”) filed in November 2014 with the U.S. Food and Drug Administration (“FDA”) may be approved  in the second half of 2016, which will allow us to market and sell Fluticare™ over the counter in the U.S.

Our Strategy

Our corporate strategy focuses on two primary objectives:

1.
Developing a diversified product portfolio of exclusive, unique and patented non-prescription pharmaceutical and consumer health products through: (a) the acquisition of products or obtaining exclusive rights to market such products; and (b) the introduction of line extensions and reformulations of currently marketed products; and

2.
Building an innovative, global sales and marketing model through commercial partnerships with established complimentary partners that: (a) generates revenue; and (b) requires a lower cost structure compared to traditional pharmaceutical companies.

We believe that our proven ability to market, license, acquire and develop brand name non-prescription pharmaceutical and consumer health products uniquely positions us to commercialize our products and grow in this market in a differentiated way. The following are additional details about our strategy:

●
Focusing on acquisition of commercial, non-prescription pharmaceutical and consumer health products that are well aligned with current therapeutic areas of male and female sexual health, pain, vitality and respiratory diseases. In general, we seek non-prescription pharmaceutical and consumer health products that are already marketed with scientific and/or clinical data and evidence that are aligned with our therapeutic areas, which we then can grow through promotion to physicians and expanding sales through our existing retail and online channels and commercial partners on a worldwide basis. We have done this through our acquisitions of (1) Ex-U.S. rights to Sensum+® from Centric Research Institute or CRI, (2) Zestra® and Zestra® Glide from Semprae, (3) Vesele® from Trōphikōs, (4) US and Canada rights to Androferti® from Laboratorios Q Pharma (Spain) and (5) FlutiCare® from Novalere;

●
Increasing the number of U.S. non-exclusive distribution channel partners for direct and online sales and also open more channels directly to physicians, urologists, gynecologists and therapists. One of our goals is to increase the number of U.S. distribution channel partners that sell our products. To do this, we have devised a three-pronged approach. First, we are seeking to expand the number of OTC direct selling partners, such as the larger in-store distributors, and to expand sales to the more regional, statewide and local distributors, such as regional pharmacy chains, large grocery stores and supplement and health stores. Second, we are working to expand our online presence through relationships with well-known online sellers that we believe have sufficient customers to warrant our relationship with them. Third, we are seeking to expand sales of our OTC products directly through sampling programs and detailing to physicians, urologists, gynecologists, therapists and to other healthcare providers who generally are used to recommending to their patients products that are supported by strong scientific and/or clinical data and evidence;

●
Seeking commercial partnerships outside the U.S. and developing consistent international commercial and distribution systems.  We seek to develop a strong network of international distribution partners outside of the U.S. To do so, we are relying in part on past relationships that Dr. Bassam Damaj, our President and Chief Executive Officer, has had with certain commercial partners globally.  In addition, we believe we have the ability to develop new relationships with commercial distributors who can demonstrate they have leading positions in their regions and can provide us with effective marketing and sales efforts and teams to detail our products physicians and therapists. Our commercial partners outside the U.S. are responsible for storing, distributing and promoting our products to physicians, urologists, gynecologists, therapists and to other healthcare providers. We have already entered into 11 commercial partnerships covering our products in 60 countries outside the U.S.;

●
Developing a proprietary patent portfolio to protect the therapeutic products and categories we desire to enter. We have filed and are working to secure patent claims in the U.S. and abroad covering product inventions and innovations that we believe are valuable. These patents, if issued and ultimately found to be valid, may enable us to create a barrier to entry for competitors on a worldwide basis; and

●
Achieving cost economies of scale from lower cost manufacturing, integrated distribution channels and multiple product discounts. We believe that we can achieve higher gross margins per product by shifting manufacturing to lower cost manufacturers. We also feel that we can acquire other OTC and consumer healthcare products and reintroduce them into our networks utilizing our integrated distribution channels, thus receiving multiple product economies of scale from our distribution partners.

Our Products

Marketed Products

We currently market 13 products in the United States and six in multiple countries around the world through our commercial partners: (a) BTH® Testosterone Booster, (b) BTH® Human Growth Agent, (c) Zestra® for female arousal and (d) EjectDelay® for premature ejaculation and has an additional five marketed products in this space, including (e) Sensum+® for the indication of reduced penile sensitivity, (for sales outside the U.S. only), (f) Zestra Glide®, (g) Vesele® for promoting sexual and cognitive health, (i) Androferti® (in the US and Canada) to support overall male reproductive health and sperm quality, (j) BTH Vision Formula, (k) BTH Blood Sugar, among others. While we generate revenue from the sale of our six products, most revenue is currently generated by BTH® Testosterone Booster; Zestra®, Zestra® Glide, EjectDelay® and Sensum +®.

Zestra®

Zestra® is our proprietary blend of essential oils proven in two peer-reviewed and published U.S. placebo controlled clinical trials in 276 women to increase desire, arousal and satisfaction. Zestra® is commercialized in the U.S. and Canada through retailers such as Walmart, drug wholesalers such as McKesson and Cardinal Health and online.

Female Sexual Arousal Disorder, or FSAD, is a disorder part of the Female Sexual Dysfunction, or FSD, and is characterized by the persistent or recurrent inability to attain sexual arousal or to maintain arousal until completion of sexual activity. Forty-three percent (43%) of women age 18-59 experience some sort of sexual difficulties with one approved prescription product. The arousal liquid market is estimated to be around $500 million on a worldwide basis.

EjectDelay®

EjectDelay® is our proprietary, clinical proven OTC 7.5% benzocaine gel for premature ejaculation.  Benzocaine acts to inhibit the voltage-dependent sodium channels on the nerve membrane, stopping the propagation of the action potential and resulting in temporary numbing of the application site.   EjectDelay® is applied to the head of the penis ten minutes before intercourse.   Premature Ejaculation, or PE, is the absence of voluntary control over ejaculation resulting in ejaculation either preceding vaginal entry or occurring immediately upon vaginal entry and is defined as an ejaculation latency time of less than one minute. It is estimated that over 30% of males suffer from PE with a market size of $1 billion with a 10.3% annual growth rate. (The Journal of Sexual Medicine in 2007 Sex Med 2007) Topical anesthetics make up 14% of the total PE market.

Sensum+®

Sensum+® is a non-medicated cream which moisturizes the head and shaft of the penis for enhanced feelings of sensation and greater sexual satisfaction. It is a patent-pending blend of essential oils and ingredients generally recognized as safe that recently commenced marketing in the U.S. We acquired the global ex-U.S. distribution rights to Sensum+® from CRI. The safety and efficacy of Sensum+® was evaluated in two post-marketing survey studies in circumcised and non-circumcised men. A total of 382 men used Sensum+® twice daily for 14 consecutive days followed by once daily for eight weeks and as needed thereafter. Users reported a ~50% increase in penile sensitivity with the use of Sensum+®.

Zestra Glide®

Zestra Glide® is a clinically tested water-based longer lasting lubricant. We acquired Zestra Glide in our acquisition of Semprae in December 2013. In a 57 patient safety clinical study, Zestra Glide® proved to be safe and caused no irritation or skin side effects during the six week trial. To our knowledge, Zestra Glide is the only water-based lubricant clinically tested for safety and has a viscosity of over 16000cps on the market. Increased viscosity usually translates into longer effects. The lubricant market is estimated to be around $200 million in the U.S.

Vesele®

Vesele® is a proprietary oral supplement of Arginine with high absorption backed with strong clinical use data in men and women for sexual dysfunction. Vesele® contains a patented formulation of L-Arginine and L-Citrulline in combination with the natural absorption enhancer Bioperine®. The beneficial effects of Vesele® on sexual and cognitive functions were confirmed in a four month US clinical survey study involving 152 patients (69 men and 83 women). Results from the clinical survey have indicated (1) improvement of erectile hardness and maintenance in men and increased sexual intercourse frequency with their partners and (2) lubrication in women, when taken separately by each.  Positive effects on brain health were translated by an increase in recall of words and names.

Pipeline Products

Androferti®

On January 28, 2015, we entered into an exclusive distribution agreement with Laboratorios Q Pharma (Spain) to distribute and commercialize Androferti in the U.S. by ourselves and in Canada through our partner. Androferti is a natural supplement that supports overall male reproductive health and sperm quality. Androferti®, has been shown in multiple published clinical trials to statistically increase seminal quality (concentration, motility, morphology and vitality) and  enhances spermatozoa quality (decreases of vacuoles in the sperm nucleus, decreases DNA fragmentation, decreases the dynamics of sperm DNA fragmentation and improvement on the inventory of mobile sperms.

Fluticare™ (Fluticasone propionate nasal spray)

We expect that the ANDA filed in November 2014 with the FDA may be approved in the second half of 2016, which will allow the Company to market and sell Fluticare™ over the counter.  FlutiCare™ is a nasal spray in the form of Fluticasone propionate that has been the most prescribed nasal spray to patients in the U.S. for more than five consecutive years. The nasal steroid market is over $1 billion annually in the U.S.

Beyond Human

On February 8, 2016, we entered into an Asset Purchase Agreement pursuant to which Innovus agreed to purchase substantially all of the assets of Beyond Human, a Texas Limited liability company.  The transaction closed on March 1, 2016. As a result, we now market and sell the Beyond Human line of products.  Beyond Human is best known for its natural Testosterone Booster supplement Beyond T Human®, and its natural Human Growth Agent HGA®, among other products.

Sales and Marketing Strategy

Our sales and marketing strategy is based on (a) working with direct commercial channel partners in the U.S. and also directly marketing the products ourselves to physicians, urologists, gynecologists and therapists and to other healthcare providers and (b) working with exclusive commercial partners outside of the U.S. that would be responsible for sales and marketing in those territories. We market and distribute our products in the U.S. through retailers, wholesalers and online channels. The Company promotes its products directly to physicians, urologists, gynecologists and therapists and to other healthcare providers through a co-promotion partnership with Consortia Health. Our strategy outside the U.S. is to partner with companies who can effectively market and sell our products in their countries through their direct marketing and sales teams. The strategy of using our partners to commercialize our products is designed to limit our expenses and fix our cost structure, enabling us to increase our reach while minimizing the incremental spending impact on the Company. With the acquisition of Beyond Human assets, the Company acquired their proprietary sales and marketing infrastructure for direct to consumer sales and is working to integrate all of its products into this platform.

Manufacturers and Single Source Suppliers

We use third-party manufacturers for the production of our products for development and commercial purposes. We believe there is currently excess capacity for manufacturing in the marketplace and opportunities to lower manufacturing cost through outsourcing to regions and countries that can do it on a more cost-effective basis. Some of our products are currently available only from sole or limited suppliers. We currently have multiple contract manufacturers for our multiple products and we issue purchase orders to these suppliers each time we require replenishment of our product inventory. All of our current manufacturers are based in the U.S. and we are looking to establish contract manufacturing for certain of our products in Europe and the Middle Eastern and Northern Africa region to reduce the cost and risk of supply chain to our current and potential commercial partners in their territories.

Government Regulation

Our products are normally subject to regulatory approval or must comply with various U.S. and international regulatory requirements. Unlike pharmaceutical companies who primarily sell prescription products, we currently sell drug or health products into the OTC market. While prescription products normally must progress from pre-clinical to clinical to FDA approval and then can be marketed and sold, our products are normally subject to conformity to FDA monograph requirements and similar requirements in other countries, which requires a shorter time frame for us to satisfy regulatory requirements and permits us to begin commercialization.

Below is a brief description of the FDA regulatory process for the Company’s products in the U.S.

US Food and Drug Administration

The FDA and other federal, state, local and foreign regulatory agencies impose substantial requirements upon the clinical development, approval, labeling, manufacture, marketing and distribution of drug products. These agencies regulate, among other things, research and development activities and the testing, approval, manufacture, quality control, safety, effectiveness, labeling, storage, record keeping, advertising and promotion of our product candidates. The regulatory approval process is generally lengthy and expensive, with no guarantee of a positive result. Moreover, failure to comply with applicable FDA or other requirements may result in civil or criminal penalties, recall or seizure of products, injunctive relief including partial or total suspension of production, or withdrawal of a product from the market.

The FDA regulates, among other things, the research, manufacture, promotion and distribution of drugs in the US under the Federal Food, Drug and Cosmetic Act, or the FFDCA, and other statutes and implementing regulations. The process required by the FDA before prescription drug product candidates may be marketed in the United States generally involves the following:

●	completion of extensive nonclinical laboratory tests, animal studies and formulation studies, all performed in accordance with the FDA’s Good Laboratory Practice regulations;

●	submission to the FDA of an investigational new drug application, or IND, which must become effective before human clinical trials may begin;

●
for some products, performance of adequate and well-controlled human clinical trials in accordance with the FDA’s regulations, including Good Clinical Practices, to establish the safety and efficacy of the product candidate for each proposed indication;

●	submission to the FDA of a new drug application, or NDA;

●	submission to the FDA of an abbreviated new drug application, or ANDA

●
satisfactory completion of an FDA preapproval inspection of the manufacturing facilities at which the product is produced to assess compliance with current Good Manufacturing Practice, or cGMP, regulations; and

●	FDA review and approval of the NDA prior to any commercial marketing, sale or shipment of the drug.

The testing and approval process requires substantial time, effort and financial resources, and we cannot be certain that any approvals for our product candidates will be granted on a timely basis, if at all.

Nonclinical tests include laboratory evaluations of product chemistry, formulation and stability, as well as studies to evaluate toxicity in animals and other animal studies. The results of nonclinical tests, together with manufacturing information and analytical data, are submitted as part of an IND to the FDA. Some nonclinical testing may continue even after an IND is submitted. The IND also includes one or more protocols for the initial clinical trial or trials and an investigator’s brochure. An IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions relating to the proposed clinical trials as outlined in the IND and places the clinical trial on a clinical hold. In such cases, the IND sponsor and the FDA must resolve any outstanding concerns or questions before any clinical trials can begin. Clinical trial holds also may be imposed at any time before or during studies due to safety concerns or non-compliance with regulatory requirements. An independent institutional review board, or IRB, at each of the clinical centers proposing to conduct the clinical trial must review and approve the plan for any clinical trial before it commences. An IRB considers, among other things, whether the risks to individuals participating in the trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the consent form signed by the trial participants and must monitor the study until completed.

Abbreviated New Drug Application

An ANDA contains data which when submitted to FDA's Center for Drug Evaluation and Research, Office of Generic Drugs, provides for the review and ultimate approval of a generic drug product. Once approved, an applicant may manufacture and market the generic drug product to provide a safe, effective, low cost alternative to the public than a bioequivalent prescription product.

A generic drug product is one that is comparable to an innovator drug product in dosage form, strength, route of administration, quality, performance characteristics and intended use.  Generic drug applications are termed "abbreviated" because they are generally not required to include preclinical (animal) and clinical (human) data to establish safety and effectiveness.  Instead, generic applicants must scientifically demonstrate that their product is bioequivalent (i.e., performs in the same manner as the innovator drug).  One way scientists demonstrate bioequivalence is to measure the time it takes the generic drug to reach the bloodstream in 24 to 36 healthy, volunteers.  This gives them the rate of absorption, or bioavailability, of the generic drug, which they can then compare to that of the innovator drug.  The generic version must deliver the same amount of active ingredients into a patient's bloodstream in the same amount of time as the innovator drug.

Using bioequivalence as the basis for approving generic copies of drug products was established by the Drug Price Competition and Patent Term Restoration Act of 1984, also known as the Waxman-Hatch Act. This Act expedites the availability of less costly generic drugs by permitting FDA to approve applications to market generic versions of brand-name drugs without conducting costly and duplicative clinical trials.  At the same time, the Act granted companies the ability to apply for up to five additional years of patent protection for the innovator drugs developed to make up for time lost while their products were going through the FDA's approval process. Brand-name drugs are subject to the same bioequivalence tests as generics upon reformulation.

BioEquivalency Studies

Studies to measure bioavailability and/or establish bioequivalence of a product are important elements in support of investigational new drug applications, or INDs, new drug applications, or NDAs, ANDAs and their supplements. As part of INDs and NDAs for orally administered drug products, bioavailability studies focus on determining the process by which a drug is released from the oral dosage form and moves to the site of action. Bioavailability data provide an estimate of the fraction of the drug absorbed, as well as its subsequent distribution and elimination. Bioavailability can be generally documented by a systemic exposure profile obtained by measuring drug and/or metabolite concentration in the systemic circulation over time. The systemic exposure profile determined during clinical trials in the IND period can serve as a benchmark for subsequent bioequivalence studies. Studies to establish bioequivalence between two products are important for certain changes before approval for a pioneer product in NDA and ANDA submissions and in the presence of certain post-approval changes in NDAs and ANDAs. In bioequivalence studies, an applicant compares the systemic exposure profile of a test drug product to that of a reference drug product. For two orally or intra-nasally administered drug products to be bioequivalent, the active drug ingredient or active moiety in the test product must exhibit the same rate.

OTC Monograph Process

The FDA regulates certain non-prescription drugs using an OTC Monograph which, when final, is published in the Code of Federal Regulations at 21 C.F.R. Parts 330-358. Such products that meet each of the conditions established in the OTC Monograph regulations, as well as all other applicable regulations, may be marketed without prior approval by the FDA.

The general conditions set forth for OTC Monograph products include, among other things:

●	the product is manufactured at FDA registered establishments and in accordance with cGMPs;

●
the product label meets applicable format and content requirements including permissible “Indications” and all required dosing instructions and limitations, warnings, precautions and contraindications that have been established in an applicable OTC Monograph;

●	the product contains only permissible active ingredients in permissible strengths and dosage forms;

●	the product contains only suitable inactive ingredients which are safe in the amounts administered and do not interfere with the effectiveness of the preparation; and

●	the product container and container components meet FDA’s requirements.

The advertising for OTC drug products is regulated by the Federal Trade Commission, or FTC, which generally requires that advertising claims be truthful, not misleading, and substantiated by adequate and reliable scientific evidence. False, misleading or unsubstantiated OTC drug advertising may be subject to FTC enforcement action and may also be challenged in court by competitors or others under the federal Lanham Act or similar state laws. Penalties for false or misleading advertising may include monetary fines or judgments as well as injunctions against further dissemination of such advertising claims.

A product marketed pursuant to an OTC Monograph must be listed with the FDA’s Drug Regulation and Listing System and have a National Drug Code listing which is required for all marketed drug products. After marketing, the FDA may test the product or otherwise investigate the manufacturing and development of the product to ensure compliance with the OTC Monograph. Should the FDA determine that a product is not marketed in compliance with the OTC Monograph or is advertised outside of its regulations, the FDA may require corrective action up to and including market withdrawal and recall.

Other Regulatory Requirements

Maintaining substantial compliance with appropriate federal, state, local and international statutes and regulations requires the expenditure of substantial time and financial resources. Drug manufacturers are required to register their establishments with the FDA and certain state agencies and, after approval, the FDA and these state agencies conduct periodic unannounced inspections to ensure continued compliance with ongoing regulatory requirements, including cGMPs. In addition, after approval, some types of changes to the approved product, such as adding new indications, manufacturing changes and additional labeling claims, are subject to further FDA review and approval. The FDA may require post-approval testing and surveillance programs to monitor safety and the effectiveness of approved products that have been commercialized. Any drug products manufactured or distributed by us pursuant to FDA approvals are subject to continuing regulation by the FDA, including:

●	meeting record-keeping requirements;

●	reporting of adverse experiences with the drug;

●	providing the FDA with updated safety and efficacy information;

●	reporting on advertisements and promotional labeling;

●	drug sampling and distribution requirements; and

●	complying with electronic record and signature requirements.

In addition, the FDA strictly regulates labeling, advertising, promotion and other types of information on products that are placed on the market. There are numerous regulations and policies that govern various means for disseminating information to health-care professionals as well as consumers, including to industry sponsored scientific and educational activities, information provided to the media and information provided over the Internet. Drugs may be promoted only for the approved indications and in accordance with the provisions of the approved label.

The FDA has very broad enforcement authority and the failure to comply with applicable regulatory requirements can result in administrative or judicial sanctions being imposed on us or on the manufacturers and distributors of our approved products, including warning letters, refusals of government contracts, clinical holds, civil penalties, injunctions, restitution and disgorgement of profits, recall or seizure of products, total or partial suspension of production or distribution, withdrawal of approvals, refusal to approve pending applications and criminal prosecution resulting in fines and incarceration. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label or unapproved uses may be subject to significant liability. In addition, even after regulatory approval is obtained, later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market.

Competition

The OTC pharmaceutical market is highly competitive with many established manufacturers, suppliers and distributors that are actively engaged in all phases of the business. We believe that competition in the sale of our products will be based primarily on efficacy, regulatory compliance, brand awareness, availability, product safety and price. Our brand name OTC pharmaceutical products may be subject to competition from alternate therapies during the period of patent protection and thereafter from generic or other competitive products. All of our existing products and products we have agreements to acquire compete with generic and other competitive products in the marketplace.

Competing in the branded product business requires us to identify and quickly bring to market new products embodying technological innovations. Successful marketing of branded products depends primarily on the ability to communicate the efficacy, safety and value to healthcare professionals in private practice, group practices and managed care organizations. We anticipate that our branded product offerings will support our existing lines of therapeutic focus. Based upon business conditions and other factors, we regularly reexamine our business strategies and may from time to time reallocate our resources from one therapeutic area to another, withdraw from a therapeutic area or add an additional therapeutic area in order to maximize our overall growth opportunities.

Some of our existing products and products we have agreements to acquire compete with one or more products marketed by very large pharmaceutical companies that have much greater financial resources for marketing, selling and developing their products. These competitors, as well as others, have been in business for a longer period of time, have a greater number of products on the market and have greater financial and other resources than we do. If we directly compete with them for the same markets and/or products, their financial and market strength could prevent us from capturing a meaningful share of those markets.

We also compete with other OTC pharmaceutical companies for product line acquisitions as well as for new products and acquisitions of other companies.

Research and Development

We have used outside contract research organizations to carry out our research and development activities.  During the years ended December 31, 2015 and 2014, we incurred research and development costs totaling $0 and $143,914, respectively. This decrease was a result of the cessation of testing, non-human primate safety studies, clinical studies for our products Zestra®, Zestra Glide ®, EjectDelay® and Sensum+™. For the six months ended June 30, 2016, we incurred $3,892 in research and development costs.

 Employees

We currently have four full-time employees, including Dr. Bassam Damaj, who serves as our President, Chief Financial Officer and Chief Executive Officer. We also rely on a number of consultants. Our employees are not represented by a labor union or by a collective bargaining agreement. Subject to the availability of financing, we intend to expand our staff to implement our growth strategy.

Intellectual Property Protection

Our ability to protect our intellectual property, including our technology, will be an important factor in the success and continued growth of our business. We protect our intellectual property through trade secrets law, patents, copyrights, trademarks and contracts. Some of our technology relies upon third-party licensed intellectual property.

We currently hold 4 patents in the United States and 11 patents registered outside the United States. We currently have 11 patent applications pending in countries other than the United States.

We own 9 trademarks registrations including Vesele® trademark and have 1 trademark application pending in the United States. We also own 20 trademarks registered outside of the United States, with no applications currently pending.
We have established business procedures designed to maintain the confidentiality of our proprietary information, including the use of confidentiality agreements and assignment-of-inventions agreements with employees, independent contractors, consultants and companies with which we conduct business.

FACILITIES - DESCRIPTION OF PROPERTY

We maintain our principal office at 9171 Towne Centre Drive, Suite 440, San Diego, California 92122. Our telephone number at that office is (858) 964-5123. Our lease agreement was entered into on January 15, 2014 and extended on November 2, 2015 to expire on January 31, 2019. Our current monthly rental rate under the agreement is $7,347.

We believe that our existing facilities are suitable and adequate to meet our current business requirements, but we will require a larger, more permanent space as we add personnel consistent with our business plan. We anticipate we will be able to acquire additional facilities as needed on terms consistent with our current lease.  We maintain a website at www.innovuspharma.com  and the information contained on that website is not deemed to be a part of this annual report.

LEGAL PROCEEDINGS

In the normal course of business, the Company may be a party to legal proceedings. The Company is not currently a party to any material legal proceedings.

DIRECTOR, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Name	Age	Title
Bassam Damaj, Ph.D.	47	President, Chief Executive Officer, Chief Accounting Officer
Henry Esber, Ph.D.	76	Chairman of the Board of Directors
Vivian Liu	53	Director
Ziad Mirza, M.D.	53	Director

Duties, Responsibilities and Experience

Directors are elected annually and hold office until the next annual meeting of the stockholders of the Company and until their successors are elected. Officers are elected annually and serve at the discretion of the Board of Directors.

Bassam Damaj, Ph.D. has served on our Board of Directors and as our President and Chief Executive Officer, since January 22, 2013 and as Chief Accounting Officer since July 16, 2015. Before joining Innovus Pharma, Dr. Damaj served as President and Chief Executive Officer of Apricus Biosciences, Inc. (NASDAQ: APRI) (“Apricus Bio”) from December 2009 until November 2012. Before joining Apricus Bio, Dr. Damaj was a co-founder of Bio-Quant, Inc. and served as the Chief Executive Officer and Chief Scientific Officer and as a member of Bio-Quant’s board of directors from its inception in June 2000 until its acquisition by Apricus Bio in June 2011. In addition, Dr. Damaj was the founder, Chairman, President and Chief Executive Officer of R&D Healthcare and the co-founder of Celltek Biotechnologies. He also served as a member of the Board of Directors of CreAgri, Inc. and was Member of the Scientific Advisory Board of MicroIslet, Inc. He is the author of the Immunological Reagents and Solutions reference book, the inventor of many patents and the author of numerous peer reviewed scientific publications. Dr. Damaj won a U.S. Congressional award for the Anthrax Multiplex Diagnostic Test in 2003. Dr. Damaj holds a Ph.D. degree in Immunology/Microbiology from Laval University and completed a postdoctoral fellowship in molecular oncology at McGill University.  Dr. Damaj’s significant experience with our business and his significant executive leadership experience, including his experience leading several pharmaceutical companies, were instrumental in his selection as a member of the board of directors.

Henry Esber, Ph.D. has served as a member of our Board of Directors since January 2011 and has served as Chairman of the Board since January 18, 2013. In 2000, Dr. Esber co-founded Bio-Quant, Inc., a pre-clinical discovery contract research organization in San Diego, California. From 2000 to 2010, he served as its Senior Vice President and Chief Business Development Officer. Dr. Esber has more than 30 years of experience in the pharmaceutical service industry. Dr. Esber served on the Board of Directors of Apricus Bio from December 2009 to January 2013 and currently serves on the Board of Directors of several private pharmaceutical companies.  Dr. Esber’s significant scientific background and experience was instrumental in his selection as a member of the board of directors.

Vivian Liu has served as a member of our Board of Directors since December 2011 and served as our President, Chief Executive Officer and Chief Financial Officer from December 2011 to January 22, 2013. Prior to that, she served as the President and Chief Executive Officer of FasTrack Pharma from January 2011 to December 2011. In 1995, Ms. Liu co-founded NexMed, Inc., which in 2010 was renamed to Apricus BioSciences, Inc. (Nasdaq: APRI). Ms. Liu was NexMed’s President and Chief Executive Officer from 2007 to 2009. Prior to her appointment as President, Ms. Liu served in several executive capacities, including Executive Vice President, Chief Operating Officer, Chief Financial Officer and Vice President of Corporate Affairs. She was appointed as a director of NexMed in 2007 and served as Chairman of its Board of Directors from 2009 to 2010. Ms. Liu has an M.P.A. from the University of Southern California and has a B.A. from the University of California, Berkeley.  Ms. 'Liu’s significant executive leadership experience, including her experience leading several pharmaceutical companies, as well as her membership on public company boards was instrumental in her selection as a member of the board of directors.

Ziad Mirza, M.D. has served as a member of our Board of Directors since December 2011 and served as Chairman of our Board of Directors from December 2011 to January 2013. He also served as FasTrack’s Acting Chief Executive Officer from March 2010 to December 2010. He is the President and co-founder of Baltimore Medical and Surgical Associates. He is a Certified Medical Director of long term care through the American Medical Directors Association. He is also a Certified Physician Executive from the American College of Physician Executives. He consults for pharmaceutical companies on clinical trial design. He has a medical degree from the American University of Beirut and completed his residency at Good Samaritan Hospital in Baltimore. He received an M.B.A. from the University of Massachusetts.  Dr. Mirza’s significant medical and scientific background was instrumental in his selection as a member of the Board of Directors.

Family Relationships

Dr. Mirza and Dr. Damaj are third generation cousins. Otherwise, there are no family relationships among any of the members of our Board of Directors or our executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of the date of this prospectus and as adjusted giving effect to the sale, conversion and/or exercise of the 25,591,881 shares of common stock in this offering, relating to the beneficial ownership of our common stock by those persons known to us to beneficially own more than 5% of our capital stock, by our director and executive officer, and by all of our directors and executive officers as a group.

Name of Beneficial Owner	Number Of Shares	Percent Before Offering (1)	Percent After Offering(2)
Bassam Damaj	19,698,954	22.59%	17.47%
Henry Esber	0	0%	0%
Vivian Liu	844,683	.97%	.75%
Ziad Mirza	417,947	.48%	.37%
Novalere Holdings LLC	12,808,796	14.69%	11.36%
All Directors, Officers and Principle Stockholders as a Group	33,770,380	38.73%	29.95%

(1)	Percentage based upon 87,176,763 shares of common stock issued and outstanding as of June 29, 2016.

(2)	Assuming all Notes are converted and Warrants are exercised, total outstanding of up to 112,768,664.

“Beneficial ownership” means the sole or shared power to vote or to direct the voting of a security or the sole or shared investment power with respect to a security (i.e., the power to dispose of or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have “beneficial ownership” of any security that such person has the right to acquire within 60 days from the date of this prospectus.

Restricted Stock Grant

During March 2015, the Company entered into stock unit agreements with its employees, board of directors and certain key consultants. Under the terms of the agreements, the Company issued 10,370,000 stock units, of which 3,456,666 of the units vested immediately, while the remaining 6,913,333 vested in eight equal quarterly installments in March 2016, subject to the continued service to the Company as of the vesting date.  The Company recognized compensation expense and other expense as appropriate in the first quarter corresponding to the appropriate service period.

DISCLOSURE OF COMMISSION’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

No director of Innovus will have personal liability to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director since provisions have been made in our Articles of Incorporation limiting such liability. The foregoing provisions shall not eliminate or limit the liability of a director for:

●	any breach of the director’s duty of loyalty to us or our stockholders

●	acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law

●	or under applicable Sections of the Nevada Revised Statutes

●	the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes or,

●	for any transaction from which the director derived an improper personal benefit.

The Bylaws provide for indemnification of our directors, officers and employees in most cases for any liability suffered by them or arising out of their activities as directors, officers and employees if they were not engaged in willful misfeasance or malfeasance in the performance of his or her duties; provided that in the event of a settlement the indemnification will apply only when the Board of Directors approves such settlement and reimbursement as being for our best interests. The Bylaws, therefore, limit the liability of directors to the maximum extent permitted by Nevada law (Section 78.751).

Our officers and directors are accountable to us as fiduciaries, which means, they are required to exercise good faith and fairness in all dealings affecting Innovus. In the event that a stockholder believes the officers and/or directors have violated their fiduciary duties, the stockholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the stockholder’s rights, including rights under certain federal and state securities laws and regulations to recover damages from and require an accounting by management. Stockholders, who have suffered losses in connection with the purchase or sale of their interest in Innovus in connection with such sale or purchase, including the misapplication by any such officer or director of the proceeds from the sale of these securities, may be able to recover such losses from us.

REPORTS TO STOCKHOLDERS

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Since our securities are registered under the exchange act, we will and do file supplementary and periodic information, documents and reports that are required under section 13 of the Securities Act of 1933, as amended, with the Securities and Exchange Commission. Such reports, proxy statements and other information will be available through the Commission’s Electronic Data Gathering Analysis and Retrieval System which is publicly available through the Commission’s website (http://www.sec.gov ).

We intend to furnish annual reports to stockholders, which will include audited financial statements reported on by our Certified Public Accountants. In addition, we will issue unaudited quarterly or other interim reports to stockholders, as we deem appropriate or required by applicable securities regulations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Historical results and trends should not be taken as indicative of future operations. Management's statements contained in this report that are not historical facts are forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," "prospects," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse affect on the operations and future prospects of the Company on a consolidated basis include, but are not limited to: changes in economic conditions, legislative/regulatory changes, availability of capital, interest rates, competition and generally accepted accounting principles. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company will not receive any proceeds from this offering, except for the exercise price of the Warrants upon exercise.

Overview

We are an emerging pharmaceutical company engaged in the commercialization, licensing and development of safe and effective non-prescription medicine and consumer care products to improve men’s and women’s health and vitality and respiratory diseases.  We provide innovative and uniquely presented and packaged health solutions through our over-the-counter, (“OTC”) medicines and consumer and health products, which we market directly or through commercial partners to primary care physicians, urologists, gynecologists and therapists and directly to consumers through on-line channels, retailers and wholesalers. Our business model leverages our ability to acquire and in-license commercial products that are supported by scientific and or clinical evidence, place them through our existing supply chain, retail and on-line channels to tap new markets and drive demand for such products and to establish physician relationships. We currently market 13 products in the United States and 6 in countries around the world through our commercial partners.

Strategy

Our corporate strategy focuses on two primary objectives:

1.
Developing a diversified product portfolio of exclusive, unique and patented non-prescription pharmaceutical and consumer health products through: (a) the acquisition of products or obtaining exclusive rights to market such products; and (b) the introduction of line extensions and reformulations of currently marketed products; and

2.
Building an innovative, global sales and marketing model through commercial partnerships with established complimentary partners that: (a) generates revenue; and (b) requires a lower cost structure compared to traditional pharmaceutical companies.

We believe that our proven ability to market, license, acquire and develop brand name non-prescription pharmaceutical and consumer health products uniquely positions us to commercialize our products and grow in this market in a differentiated way.

Sales and Marketing Strategy

 Our sales and marketing strategy is based on (a) working with direct commercial channel partners in the U.S. and also directly marketing the products ourselves to primary care physicians, urologists, gynecologists and therapists and to other healthcare providers and (b) working with exclusive commercial partners outside of the U.S. that would be responsible for sales and marketing in those territories. We market and distribute our products in the U.S. through retailers, wholesalers and online channels. We also promote our products directly to primary care physicians, urologists, gynecologists and therapists and to other healthcare providers through a co-promotion partnership with Consortia Health. Our strategy outside the U.S. is to partner with companies who can effectively market and sell our products in their countries through their direct marketing and sales teams. The strategy of working to commercialize our products internationally is designed to limit our expenses and fix our cost structure, enabling us to increase our reach while minimizing the incremental spending impact on the Company.

Results of Operations for the Three and Six Months Ended June 30, 2016 Compared with the Three and Six Months Ended June 30, 2015.

	Three Months Ended June 30, 2016	Three Months Ended June 30, 2015	$ Change	% Change
NET REVENUES:
Product sales, net	$1,019,520	$178,473	$841,047	471.2%
License revenues	-	5,000	(5,000)	(100.0)%
	1,019,520	183,473	836,047	455.7%

OPERATING EXPENSES:
Cost of product sales	262,934	64,029	198,905	310.6%
Research and development	3,892	-	3,892	100.0%
General and administrative	1,195,087	901,968	239,119	32.5%
Total Operating Expenses	1,461,913	965,997	495,916	51.3%
LOSS FROM OPERATIONS	(442,393)	(782,524)	(340,131)	(43.5	) %

Interest expense	(1,877,149)	(97,484)	1,779,665	1,825.6%
Other income	111	-	111	100.0%
Change in fair value of derivative liability	(2,040,909)	15,735	(2,056,644)	(13,070.5)%
NET LOSS	$(4,360,340)	$(864,273)	3,496,067	404.5%

	Six Months Ended June 30, 2016	Six Months Ended June 30, 2015	$ Change	% Change
NET REVENUES:
Product sales, net	$1,243,983	$375,325	$868,658	231.4%
License revenues	1,000	5,000	(4,000)	(80.0)%
	1,244,983	380,325	864,658	227.3%

OPERATING EXPENSES:
Cost of product sales	383,057	140,449	242,608	172.7%
Research and development	3,892	-	3,892	100.0%
General and administrative	2,518,320	2,349,970	168,350	7.2%
Total Operating Expenses	2,905,269	2,490,419	414,850	16.7%
LOSS FROM OPERATIONS	(1,660,286)	(2,110,094)	(449,808)	(21.3	) %

Interest expense	(2,273,584)	(271,366)	2,002,218	737.8%
Loss on extinguishment of debt	-	(32,500)	(32,500)	(100.0)%
Other income	1,876	-	1,876	100.0%
Change in fair value of derivative liability	(1,983,315)	47,929	(2,031,244)	(4,238.0)%
NET LOSS	$(5,915,309)	$(2,366,031)	3,549,278	150.0%

Revenue: The Company recognized revenue of $ 1,244,983 for the six months ended June 30, 2016, compared to $380,325 for the six months ended June 30, 2015 and $1,019,520 for the three months ended June 30, 2016, compared to $183,473 for the three months ended June 30, 2015. The increase in revenue for the six and three months ended June 30, 2016 was caused by the product sales from the asset acquisition of Beyond Human during the three months ended June 30, 2016 of approximately $918,000.  The increase in net revenues from the Beyond Human product sales was offset by decreases in our other existing products as we concentrated our sales efforts on the Beyond Human products.

Cost of Goods Sold: We recognized cost of goods sold of $383,057 for the six months ended June 30, 2016, compared to $140,449 for the six months ended June 30, 2014 and $262,934 for the three months ended June 30, 2016, compared to $64,029 for the three months ended June 30, 2015. The cost of goods sold includes the cost of inventory, shipping and royalties. The increase in cost of goods sold is a result of cost of products sold versus upfront payments from partnerships signed in the prior year.

Research & Development: We recognized $3,892 in research and development for the three and six months ended June 30, 2016. The research and development expenses includes clinical costs incurred related to Sensum+® and EjectDelay®.

General and Administrative: General and administrative expenses consist primarily of sales and marketing support, legal, accounting, public company costs and other infrastructure expenses related to the launch of our products. Additionally, our general and administrative expenses include professional fees, investor relations, insurance premiums, public reporting costs and general corporate expenses.

General and administrative expenses were $2,518,320 for the six months ended June 30, 2016, compared to $2,349,970 for the six months ended June 30, 2015 and $1,195,087 for the three months ended June 30, 2016, compared to $901,968 for the three months ended June 30, 2015. The increase was primarily due to an increase in marketing and sales. We expect our general and administrative expenses to increase most notably in the area of compensation as we build our business and increase our sales and commercialization efforts of our products.

Interest expense: Interest expense primarily includes interest related to the Company’s debt and amortization of debt discount (See Notes 5, 6 and 7 to the June 30, 2016 condensed consolidated financial statements). Due to the shares, warrants and cash discounts provided to our lenders, the effective interest rate is significantly higher than the coupon rate.  The increase in interest expense for all the three and six month periods reflects both larger debt amounts and the larger amount of debt discount amortization.

Fiscal year Ended December 31, 2015 Compared to Fiscal year Ended December 31, 2014

Revenues

We recognized net revenues of $735,717 for the year ended December 31, 2015, compared to $1,030,113 for the year ended December 31, 2014. Revenue was generated from the acquisition of and subsequent launch of our commercial products in the U.S., as well as the launch of our products with four of our international commercial partners. The 2014 revenues included $375,000 in upfront fees related to the licensing agreements with Ovation Pharma, Orimed Pharma, and Sothema.

Cost of Product Sales

We recorded cost of product sales of $340,713 for the year ended December 31, 2015, compared to $292,080 for the year ended December 31, 2014. The cost of product sales includes the cost of inventory, shipping and royalties.

Research and Development

Research and development expenses decreased to $0 for the year ended December 31, 2015 from $143,914 for the year ended December 31, 2014. The decrease of research and development in 2015 is due to the fact that our products are commercial and on the market and do not require any further research and development.

General and Administrative

General and administrative expenses decreasedby $468,557 to $3,910,192 for the year ended December 31, 2015, from $4,378,749 for the year ended December 31, 2014. The decrease in general and administrative expenses is primarily due to a decrease in stock-based compensation and professional fees, offset by an increase in amortization expense associated with intangible assets.   Additionally, our general and administrative expenses include professional fees, investor relations, insurance premiums, public reporting costs and general corporate expenses. We expect our general and administrative expenses to increase most notably in the area of compensation as we build our business and increase our sales and commercialization efforts of our products

Impairment of Goodwill

The impairment of goodwill of $759,428 for the year ended December 31, 2015 is related to the impairment against an income tax benefit recorded for the acquisition of Novalere.

Other Income and Expense

We recognized interest expense of $1,153,376 and $532,230 for the years ended December 31, 2015 and 2014, respectively, which includes non-cash interest expense of $1,046,785 related to the amortization of the debt discounts, deferred financing fees, debt extensions and conversions in 2015 and $443,867 in 2014. This increase was primarily due to the amortization of the debt discount and deferred financing fees related to the third quarter 2015 convertible debt financing.  In 2015, certain warrants and the embedded conversion feature in the convertible debentures issued in the third quarter of 2015 were classified as derivative liabilities which were required to be recorded at fair value. In connection with the change in the fair value of the derivative liabilities during 2015, we recorded a gain of $393,509. We recognized a loss from extinguishment of debt of $406,833 in 2014 related to the re-purchase and subsequent cancellation of the Lourmarin note.  Also included in other expenses in 2014 is a fair value adjustment of $103,274 for the Contingent Consideration related to the re-measurement of the royalty due to the former shareholders from the Semprae acquisition and income from the same item of $115,822 in 2015.

Income Taxes

We recognized a benefit from income taxes of $757,028 during the year ended December 31, 2015 compared to $0 for the year ended December 31, 2014.  The benefit from income taxes during the year ended December 31, 2015 is due to the release of a portion of the deferred tax valuation allowance as a result of the Novalere acquisition.

Net Loss

We recognized net losses of $4,202,628 and $4,826,967 for the years ended December 31, 2015 and 2014, respectively.

Liquidity and Capital Resources

The Company’s operations have been financed primarily through advances from officers, directors and related parties, outside capital, revenues generated from the launch of its products and commercial partnerships signed for the sale and distribution of its products domestic and internationally. These funds have provided the Company with the resources to operate its business, sell and support its products, attract and retain key personnel and add new products to its portfolio. The Company has experienced net losses and negative cash flows from operations each year since its inception.  As of June 30, 2016, the Company had an accumulated deficit of $21,349,904 and a working capital deficit of $2,026,504.

The Company has raised funds through the issuance of debt and the sale of common stock. The Company has also issued equity instruments in certain circumstances to pay for services from vendors and consultants. In June and July 2016, the Company raised $3,000,000 in gross proceeds from the issuance of convertible debentures to eight investors (see Notes 5 and 10 to the accompanying June 30, 2016 condensed consolidated financial statements) for working capital purposes.

As of August 8, 2016, the Company had approximately $2.3 million in cash and $2.0 million in cash available for use under the Line Of Credit Convertible Debenture with a related party (See Note 8 to the accompanying June 30, 2016 condensed financial statements). During the six-months ended June 30, 2016 the Company recognized $1,244,983 in net revenues. While the Company had a working capital deficiency of $2,026,504at June 30, 2016, the Company expects that its existing capital resources, revenues from sales of its products and upcoming sales milestone payments from the commercial partners signed for its products, along with the funds currently available for use under the LOC Convertible Debenture and equity instruments available to pay certain vendors and consultants will be sufficient to allow the Company to continue its operations, commence the product development process and launch selected products through at least October 1, 2017.

In the event the Company does not pay the convertible debentures upon their maturity, or after the remedy period, the principal amount and accrued interest on the note is automatically converted, at the Company’s option, to common stock at the lower of the fixed conversion price or 60%of the volume weighted average price during the ten consecutive trading day period preceding the date of conversion.

The Company’s actual needs will depend on numerous factors, including timing of introducing its products to the marketplace, its ability to attract additional ex-US distributors for its products and its ability to in-license in non-partnered territories and/or develop new product candidates. The Company may also seek to raise capital, debt or equity from outside sources to pay for further expansion and development of its business and to meet current obligations. Such capital may not be available to the Company when it needs it on terms acceptable to the Company, if at all.

In addition, the Company continues to seek new licensing agreements from third-party vendors to commercialize its products in territories outside the U.S., which could result in upfront, milestone, royalty and/or other payments. The Company may also seek to raise capital, debt or equity, from outside sources to pay for further expansion and development of its business and to meet current obligations. Such capital may not be available to the Company when it needs it on terms acceptable to the Company, if at all. However, the Company’s actual needs will depend on numerous factors, including timing of introducing its products to the marketplace, its ability to attract additional ex-US distributors for its products and its ability to in-license in non-partnered territories and/or develop new product candidates. The Company may also seek to raise capital, debt or equity, from outside sources to pay for further expansion and development of its business and to meet current obligations. Such capital may not be available to the Company when it needs it on terms acceptable to the Company, if at all.

The Company’s principle debt instruments include the following:

Line of Credit Convertible Debenture

In January 2013, the Company entered into a line of credit convertible debenture with its President and Chief Executive Officer (the “LOC Convertible Debenture”). Under the terms of its original issuance: (1) the Company could request to borrow up to a maximum principal amount of $250,000 from time to time; (2) amounts borrowed bore an annual interest rate of 8%; (3) the amounts borrowed plus accrued interest were payable in cash at the earlier of January 14, 2014 or when the Company completes a Financing and (4) the holder had sole discretion to determine whether or not to make an advance upon the Company’s request.

On August 12, 2015, the principal amount that may be borrowed was increased to $2,000,000 and the automatic termination date described above was extended to October 1, 2016. The conversion price is $0.16 per share, 80% times the quoted market price of the Company’s common stock on the date of the amendment.

During the six months ended June 30, 2016 and 2015, the Company borrowed $0 and $113, respectively, under the LOC Convertible Debenture and it repaid $119,000 during 2016. The Company recorded a beneficial conversion feature of $1,611 and $3,444 for the three and six months ended June 30, 2016 and, as of June 30, 2016, the Company owed $290,192 in principal amount under the LOC Convertible Debenture and there was approximately $1.7 million remaining on the line of credit and available to use.

February 2016 Note Payable

On February 24, 2016, the Company and SBI Investments, LLC, 2014-1 (“SBI”) entered into a closing statement in which SBI loaned the Company gross proceeds of $550,000 pursuant to a purchase agreement, 20% secured promissory note and security agreement (“February 2016 Note Payable”), all dated February 19, 2016 (collectively, the “Finance Agreements”), to purchase substantially all of the assets of Beyond Human.  Of the $550,000 gross proceeds, $300,000 was paid into an escrow account held by a third party bank and was released to Beyond Human upon closing of the transaction, $242,500 was provided directly to the Company for use in building the Beyond Human business and $7,500 was provided for attorneys’ fees.

Pursuant to the Finance Agreements, the principal amount of the February 2016 Note Payable is $550,000 and the interest rate thereon is 20% per annum.  The Company began to pay principal and interest on the February 2016 Note Payable on a monthly basis beginning on March 19, 2016 for a period of 24 months and the monthly mandatory principal and interest payment amount thereunder is $28,209. The monthly amount shall be paid by the Company through a deposit account control agreement with a third party bank in which SBI shall be permitted to take the monthly mandatory payment amount from all revenues received by the Company from the Beyond Human assets in the transaction.  The maturity date for the February 2016 Note Payable is February 19, 2018.

The February 2016 Note Payable is secured by SBI through a first priority secured interest in all of the Beyond Human assets acquired by the Company in the transaction including all revenue received by the Company from these assets.

Convertible Debentures - Second Quarter 2016 Financing

In the second quarter of 2016, the Company entered into Securities Purchase Agreements with three accredited investors (the “Investors”), pursuant to which the Company received aggregate gross proceeds of $1,500,000 (net of OID) pursuant to which it sold:

Three Convertible Promissory Notes of the Company. Two in the principal amount of $275,000 and one for $1,000,000 (each a “Q2 2016 Note” and collectively the “Q2 2016 Notes”) (the Q2 2016 Notes were sold at a 10% OID and the Company received an aggregate total of $1,305,000 in funds thereunder after debt issuance costs of $195,000). The principal amount due under the Q2 2016 Notes is $1,650,000. The Q2 2016 Notes and accrued interest are convertible into shares of common stock of the Company at a conversion price of $0.25 per share, with certain adjustment provisions noted below. The maturity date of the Q2 2016 Note is July 30, 2017. The Q2 2016 Notes bear interest on the unpaid principal amount at the rate of five percent (5%) per annum from the date of issuance until the same becomes due and payable, whether at maturity or upon acceleration or by prepayment or otherwise. Notwithstanding the foregoing, upon the occurrence of an Event of Default as defined in such Q2 2016 Note, a “Default Amount” equal to the sum of (i) the principal amount, together with accrued interest due thereon through the date of payment payable at the holder’s option in cash or common stock and (ii) an additional amount equal to the principal amount payable at the Company’s option in cash or common stock. For purposes of payments in common stock, the following conversion formula shall apply: the conversion price shall be the lower of: (i) the fixed conversion price ($0.25) or (ii) 75% multiplied by the volume weighted average price of the Company’s common stock during the ten consecutive trading days immediately prior to the later of the Event of Default or the end of the applicable cure period. For purposes of the Investors request of repayment in cash but the Company is unable to do so, the following conversion formula shall apply: the conversion price shall be the lower of: (i) the fixed conversion price ($0.25) or (ii) 60% multiplied by the lowest daily volume weighted average price of the Company’s common stock during the ten consecutive trading days immediately prior to the conversion. Certain other conversion rates apply in the event of the sale or merger of the Company, default and other defined events.

The Company may prepay the Q2 2016 Notes at any time on the terms set forth in the Q2 2016 Notes at the rate of 110% of the then outstanding balance of the Q2 2016 Notes. Under the terms of the Q2 2016 Notes, the Company shall not effect certain corporate and business actions during the term of the Q2 2016 Notes, although some may be done with proper notice. Pursuant to the Securities Purchase Agreements, with certain exceptions, the Investors have a right of participation during the term of the Q2 2016 Notes; additionally, the Company granted the Q2 2016 Note holders registration rights for the shares of common stock underlying the Q2 2016 Notes up to $1,000,000 pursuant to Registration Rights Agreements.

Cash Flows

For the six months ended June 30, 2016, cash provided by operating activities was $256,152, consisting primarily of the net loss for the period of $5,915,309, which was primarily offset by non-cash common stock, restricted stock units and stock options issued for services and compensation of $1,223,941, amortization of debt discount of $1,161,131, change in fair value of derivative liabilities of $1,983,315, fair value of the embedded conversion feature in excess of allocated proceeds of $938,840 and amortization of intangible assets of $335,685. Additionally, working capital changes consisted of cash increases of $55,242 related to a decrease in accounts receivable from cash collections from customers, $56,147 related to increase in accrued interest on our notes payable and convertible debentures, and $378,563 related to an increase in accounts payable and accrued expenses, partially offset by a cash decrease related to the increase in security deposits of $37,460.

For the six months ended June 30, 2016, cash used in investing activities was $6,565 which consisted of purchases of property and equipment.

For the six months ended June 30, 2016, cash used in financing activities was $107,355, consisting primarily of the repayment of short-term loans payable of $180,995, notes payable of $226,660 and the related-party line of credit convertible debenture of $119,000, offset by of net proceeds from notes payable of $416,500.

Off Balance Sheet Arrangements

As of June 30, 2016, there were no off balance sheet arrangements.

Director Independence

We are not a listed issuer and, therefore, under Item 407 of Regulation S-K, for purposes of determining whether our directors are independent, we are to use a definition of independence of a national securities exchange or of an inter-dealer quotation system which has requirements that a majority of the board of directors be independent, and state which definition is used. Whatever such definition we choose, we must use the same definition with respect to all directors. Our board of directors has determined that two of our current directors, Dr. Henry Esber and Ziad Mirza, are independent as defined by the Nasdaq Marketplace Rules.

We are not required to have any independent members of the Board of Directors.

Limited Public Market for Common Stock

There is presently a limited public market for our common stock.  We are listed on the OTC Quotation Board under the symbol “INNV.” The last closing price of our common stock was $0.41 on August 7, 2016.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS

Innovus Pharmaceuticals, Inc.’s common stock is listed for trading on the OTC Quotation Board under the symbol “INNV.” The last closing price of our common stock was $0.41 on August 7, 2016.

The high and low closing prices of our common stock for the periods indicated are set forth below.  These closing prices do not reflect retail mark-up, markdown or commissions.

Period ended:	High	Low
June 30, 2015	$0.17	$0.12
September 30, 2015	$0.15	$0.07
December 31, 2015	$0.12	$0.05
March 31, 2016	$0.07	$0.03
June 30, 2016	$0.04	$0.31

The shares quoted are subject to the provisions of Section 15(g) and Rule 15g-9 of the Securities Exchange Act of 1934, as amended (the Exchange Act”), commonly referred to as the “penny stock” rule. Section 15(g) sets forth certain requirements for transactions in penny stocks and Rule 15g-9(d)(1) incorporates the definition of penny stock as that used in Rule 3a51-1 of the Exchange Act.

The Securities Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;(b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask  price;(d) contains a toll-free telephone number for inquiries on disciplinary actions;(e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and;(f) contains such other information and is in such form, including language, type, size and format, as the Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with; (a) bid and offer quotations for the penny stock;(b) the compensation of the broker-dealer and its salesperson in the transaction;(c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, because our common stock is subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders

As of July 29, 2016, we had 87,176,763 shares of $0.001 par value common stock issued and outstanding held by approximately 693 shareholders of record.  Our transfer agent is: Interwest Transfer Co., Inc., 1981 Murray Holladay Road, Suite 100 Salt Lake City, UT 84117.

DIVIDENDS

The payment of dividends is subject to the discretion of our Board of Directors and will depend, among other things, upon our earnings, our capital requirements, our financial condition and other relevant factors. We have not paid or declared any dividends upon our common stock since our inception and, by reason of our present financial status and our contemplated financial requirements do not anticipate paying any dividends upon our common stock in the foreseeable future.

We have never declared or paid any cash dividends. We currently do not intend to pay cash dividends in the foreseeable future on the shares of common stock. We intend to reinvest any earnings in the development and expansion of our business. Any cash dividends in the future to common stockholders will be payable when, as and if declared by our Board of Directors, based upon the Board’s assessment of:

●	our financial condition;

●	earnings;

●	need for funds;

●	capital requirements;

●	prior claims of preferred stock to the extent issued and outstanding; and

●	other factors, including any applicable laws.

Therefore, there can be no assurance that any dividends on the common stock will ever be paid.

EXECUTIVE COMPENSATION

Summary Compensation

The following table sets forth information concerning compensation earned for services rendered to us during the years ended December 31, 2015 and December 31, 2014 by (i) all individuals serving as our principal executive officer or acting in a similar capacity during the last completed fiscal year (“PEO”), regardless of compensation level; (ii) our two most highly compensated executive officers other than the PEO who were serving as executive officers at the end of each of the last two completed fiscal years; and (iii) up to two additional individuals for whom disclosure would have been provided pursuant to clause (ii) but for the fact that the individual was not serving as an executive officer at the end of each of the last two completed fiscal years.

2014 and 2015 Summary Compensation Table

Name and Principal Position	Year	Salary		Bonus		Stock Awards	Stock Unit Awards		All Other Compensation	Total

Bassam Damaj	2014	$-	(1)	$281,250	(2)	$-	$-		$-	$281,250
President and Chief Executive and Financial Officer	2015	$106,993	(1)	$-		$-	$646,500	(3)	$-	$753,493

Lynnette Dillen	2014	$136,658		$-		$-	$198,000	(3)	$-	$334,658
Executive Vice President and Chief Financial Officer (4)	2015	$182,560		$-		$-	$207,864	(3)	$-	$390,424

(1)
Pursuant to the LOC Convertible Debenture, Dr. Damaj has agreed not to draw a salary pursuant to his employment agreement for so long as payment of such salary would jeopardize the Company’s ability to continue as a going concern and not to draw any salary accrued through December 31, 2014.

(2)	Restricted Stock Units issued in lieu of cash bonus.

(3)	Represents the total grant date fair value, as determined under FASB ASC Topic 718, Stock Compensation, of restricted stock awards granted during the respective fiscal year.

(4)	Ms. Dillen resigned as our chief financial officer and executive vice president in July, 2015

Outstanding Equity Awards at Fiscal Year-End 2015

The following table sets forth information regarding outstanding equity awards held by our named executive officers at the end of fiscal 2015:

Name	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Bassam Damaj	1,875,000	131,250

Restricted Stock Grant

During March 2015, the Company entered into stock unit agreements with its employees, board of directors and certain key consultants. Under the terms of the agreements, the Company issued 10,370,000 stock units, of which 3,456,666 of the units vested immediately, while the remaining 6,913,333 vested in eight equal quarterly installments until March 2016, subject to the continued service to the Company as of the vesting date.  The Company recognized compensation expense and other expense as appropriate in the first quarter corresponding to the appropriate service period.

Employment Agreements

Dr. Damaj

On January 22, 2013, the Company entered into an employment agreement (the “Employment Agreement”) with Dr. Bassam Damaj (“Damaj”) to serve as its President and Chief Executive Officer, which was amended on January 21, 2015.

The Employment Agreement has an initial term of five years, which term will be extended by an additional year on the fourth and each subsequent anniversary.  Dr. Damaj earned a base salary of $375,000 for the first year, $440,000 in the second year and increasing a minimum of 10% per year thereafter.  Dr. Damaj’s salary will be accrued and not paid for so long as payment of such salary would jeopardize the Company’s ability to continue as a going concern, in Dr. Damaj’s sole determination. Damaj will have annual cash bonus targets equal to 75% and 30%, respectively, of base salary, based on performance objectives established by the board of directors, with the board of directors determining the amount of the annual bonus.

Damaj received a restricted stock unit grant of 6,000,000 shares of common stock on January 22, 2013, of which 2,000,000 shares vested immediately, and the remaining 4,000,000 shares vested in eight equal quarterly installments beginning on April 1, 2013.

Upon termination of the Employment Agreement for any reason, Damaj will receive (i) a pro-rata bonus during that fiscal year based on the number of days employed during that fiscal year and (ii) Company group medical, dental and vision insurance coverage for such Executive and their dependents for 12 months paid by the Company.

Pursuant to the Employment Agreement, if Damaj’s employment is terminated as a result of death, disability or without Cause (as defined in the Employment Agreement) or Executive resigns for Good Reason (as defined in the Employment Agreement), Executive or their estate, as applicable, is entitled to the following payments and benefits, provided that a mutual release of claims is executed: (1) a cash payment in an amount equal to 1.5 times his then base salary and annual target bonus amount, or two times his then base salary and annual target bonus amount if such termination occurs within 24 months of a change of control; (2) Company group medical, dental and vision insurance coverage for Executive and his dependents for 24 months paid by the Company and (3) the automatic acceleration of the vesting and exercisability of outstanding unvested stock awards.

For purposes of the  Employment Agreement, “Cause” generally means (1) commission of fraud or other unlawful conduct in the performance of duties for the Company, (2) conviction of or, entry into a plea of “guilty” or “no contest” to, a felony under United States federal or state law, and such felony is either work-related or materially impairs Executive’s ability to perform services to the Company and (3) a willful, material breach of the Employment Agreement that causes material harm to the Company, provided, however, that the board of directors must provide 30 days prior written notice of its intention to terminate for Cause and give Executive the opportunity to cure or remedy such alleged Cause and present Executive’s case to the board of directors and afterwards, at least 75% of the board of directors (except for Damaj in the event he the subject of the hearing) affirmatively determines that termination is for Cause.

For purposes of the  Employment Agreement, “Good Reason” generally means that within one year prior to the date of resigning, (1) a material diminution in Executive’s title, authority, duties or responsibilities (for Damaj, this includes remaining a member of the board of directors), (2) a reduction in Executive’s base salary or target bonus amount, (3) a change in the geographic location greater than 25 miles from the current office at which Executive must perform her duties, (4)  the Company elects not to renew the  Employment Agreement for another term or (5) the Company materially breaches any provision of the Employment Agreement, provided, however, that Executive must provide 30 days prior written notice of his or her intention to resign for Good Reason, which notice must be given within 90 days of the initial occurrence of such cause and gives the Company the opportunity to cure or remedy such alleged Good Reason.

Director Compensation

The following table sets forth summary information concerning the total compensation paid to our non-employee directors in 2015 for services to our company.

Name	Fees Earned or Paid in Cash	Stock Awards	Stock Unit Awards	Total
Henry Esber	$-	$-	$64,833	$64,833
Vivian Liu	-	-	52,833	52,833
Ziad Mirza	-	-	52,833	52,833
Total:	$-	$-	$170,499	$170,499

Board Committees

We do not currently have any committees of the Board of Directors. Additionally, due to the nature of our intended business, the Board of Directors does not foresee a need for any committees in the foreseeable future.

Transfer Agent

The transfer agent for the common stock is Interwest Transfer Co., Inc. 1981 Murray Holladay Road, Suite 100 Salt Lake, UT 84117.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been a limited public market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of certain restrictions on resale, sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

Upon completion of this offering, and assuming the exercise of all the Warrants and Notes, we may have outstanding an aggregate of up to 112,768,664 issued and outstanding. Of these shares, at least 25,591,881 will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by individuals who become “affiliates” as that term is defined in Rule 144 under the Securities Act, as the result of the securities they acquire in this offering which provide them, directly or indirectly, with control or the capacity to control us. Our officers and directors will not be purchasing shares in this offering. The remaining shares of common stock held by our existing stockholders are “restricted securities” as that term is defined in Rule 144 under the Securities Act. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 and or Section 4(a)(1). As a result of these provisions of Rules 144, additional shares will be available for sale in the public market as follows:

●	no restricted shares will be eligible for immediate sale on the date of this prospectus; and

●	the remainder of the restricted shares will be eligible for sale from time to time pursuant to available exemptions, subject to restrictions on such sales by affiliates.

Sales pursuant to Rule 144 are subject to certain requirements relating to the availability of current public information about us. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of Innovus at any time during the 90 days immediately preceding the sale and who has beneficially owned restricted shares for at least six months is entitled to sell such shares under Rule 144 without regard to the resale limitations.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver to the prospective purchaser a standardized risk disclosure document prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the prospective purchaser and receive the purchaser’s written agreement to the transaction. Furthermore, subsequent to a transaction in a penny stock, the broker-dealer will be required to deliver monthly or quarterly statements containing specific information about the penny stock. It is anticipated that our common stock will be traded on an OTC market at a price of less than $5.00. In this event, broker-dealers would be required to comply with the disclosure requirements mandated by the penny stock rules.

These disclosure requirements will likely make it more difficult for investors in this offering to sell their common stock in the secondary market.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

On January 6, 2016, the Company dismissed EisnerAmper LLP as our independent registered public accounting firm and appointed Hartley Moore Accountancy Corporation as our independent registered public accounting firm for the year ended December 31, 2015.  Effective February 16, 2016, the audit partners at Hartley Moore Accountancy Corporation joined Hall & Company, Inc. and Hartley Moore Accountancy Corporation resigned as the independent auditor of the Company, effective February 15, 2016.  The Company appointed Hall & Company, Inc. as our independent registered public accounting firm for the year ended December 31, 2015 and Hall & Company, Inc. has audited our consolidated financial statements for the year ended December 31, 2015.

The change in accountants did not result from any dissatisfaction with the quality of professional services rendered by the Former Auditor. There were no matters that were either the subject of a disagreement (as defined in paragraph 304(a)(1)(iv) of Regulation S-K) or a reportable event (as described in paragraph 304(a)(1)(v) of Regulation S-K).

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Innovus Pharmaceuticals, Inc.

We have audited the accompanying consolidated balance sheet of Innovus Pharmaceuticals, Inc. (the “Company”) as of December 31, 2015, and the related statements of operations, stockholders’ deficit, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2015, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ HALL & COMPANY Certified Public Accountants & Consultants, Inc.

Irvine, CA
March 30, 2016

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Innovus Pharmaceuticals, Inc.

We have audited the accompanying consolidated balance sheet of Innovus Pharmaceuticals, Inc. (the “Company”) as of December 31, 2014, and the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2014, and the consolidated results of its operations and its cash flows for the year ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the Company’s President and Chief Executive Officer, who is also a major shareholder, has deferred the payment of his salary and provided a line of credit to the Company. The Company's liquidity and financing plans are also described in Note 1.

/s/ EisnerAmper LLP
March 31, 2015
Iselin, New Jersey

 INNOVUS PHARMACEUTICALS, INC.
Consolidated Balance Sheets

	As of December 31,
	2015	2014
ASSETS

CURRENT ASSETS
Cash	$55,901	$7,479
Accounts receivable, net	83,097	191,601
Prepaid expenses	53,278	55,024
Deferred financing costs, net	97,577	-
Inventories	254,443	265,959
Total Current Assets	544,296	520,063

PROPERTY AND EQUIPMENT, NET	35,101	54,511

OTHER ASSETS
Security deposits	14,958	21,919
Goodwill	549,368	429,225
Intangible assets, net	5,300,859	1,055,372

TOTAL ASSETS	$6,444,582	$2,081,090

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Accounts payable and accrued expenses	$691,365	$362,160
Deferred revenue and customer deposits	24,079	25,224
Accrued interest payable	79,113	52,568
Short-term loans payable	230,351	-
Derivative liabilities – embedded conversion feature	301,779	-
Derivative liabilities – warrants	432,793	-
Current portion of notes payable and convertible debentures, net of debt discount of $55,982 in 2014	73,200	314,018
Line of credit convertible debenture and non-convertible debenture – related parties, net of debt discount of $17,720 in 2015	391,472	-
Convertible debentures, net of debt discount of $952,464 in 2015	505,036	-
Total Current Liabilities	2,729,188	753,970

NON-CURRENT LIABILITIES
Accrued compensation – less current portion	906,928	906,928
Notes payable and convertible debentures, net of current portion and debt discount of $67,726 in 2014	-	24,274
Line of credit convertible debenture and non-convertible debentures – related parties, net of current portion and debt discount of $0 in 2015 and $76,492 in 2014	25,000	497,586
Contingent consideration	3,229,804	324,379
Total Non-Current Liabilities	4,161,732	1,753,167

TOTAL LIABILITIES	6,890,920	2,507,137

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' DEFICIT

Common stock: 150,000,000 shares authorized, at $0.001 par value, 47,141,230 and 27,112,263 shares issued and outstanding, respectively	47,141	27,113
Additional paid-in capital	14,941,116	10,778,807
Accumulated deficit	(15,434,595)	(11,231,967)
Total Stockholders' Deficit	(446,338)	(426,047)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$6,444,582	$2,081,090

See accompanying notes to these consolidated financial statements.

INNOVUS PHARMACEUTICALS, INC.
Consolidated Statements of Operations

	For the Year Ended December 31,
	2015	2014
NET REVENUES:
License revenues	$5,000	$375,000
Product sales, net	730,717	655,113
Net Revenues	735,717	1,030,113

OPERATING EXPENSES:
Cost of product sales	340,713	292,080
Research and development	-	143,914
General and administrative	3,910,192	4,378,749
Impairment of Goodwill	759,428	-
Total Operating Expenses	5,010,333	4,814,743

LOSS FROM OPERATIONS	(4,274,616)	(3,784,630)

OTHER INCOME AND (EXPENSES)
Interest expense	(1,153,376)	(532,230)
Change in fair value of derivative liabilities	393,509	-
Other expense, net	(8,495)	-
Fair value adjustment for contingent consideration	115,822	(103,274)
Loss on extinguishment of debt	(32,500)	(406,833)
Total Other Expense, Net	(685,040)	(1,042,337)

LOSS BEFORE BENEFIT FROM INCOME TAXES	(4,959,656)	(4,826,967)

Benefit from income taxes	(757,028)	-

NET LOSS	$(4,202,628)	$(4,826,967)

NET LOSS PER SHARE OF COMMON STOCK – BASIC AND DILUTED	$(0.08)	$(0.20)

WEIGHTED AVERAGE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING – BASIC AND DILUTED	52,517,530	24,384,037

See accompanying notes to these consolidated financial statements.

INNOVUS PHARMACEUTICALS, INC.
Consolidated Statements of Cash Flows

	For the Year Ended December 31,
	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES
NET LOSS	$(4,202,628)	$(4,826,967)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	28,950	63,450
Allowance for doubtful accounts	5,892	-
Common stock, restricted stock units and stock options issued for services and board compensation	1,508,769	2,258,068
Gain of purchase price adjustment to goodwill	(759,428)
Impairment of goodwill	759,428
Loss on extinguishment of debt	32,500	406,833
Change in fair value of contingent consideration	(115,822)	103,274
Change in fair value of derivative liabilities	(393,509)	-
Amortization of deferred financing costs	53,342	-
Shares of common stock issued for debt amendment	15,500	-
Fair value of embedded conversion feature in convertible debentures in excess of allocated proceeds	71,224	-
Amortization of debt discount	906,719	443,867
Amortization of intangible assets	550,789	114,006
Changes in operating assets and liabilities, net of acquisition amounts
Accounts receivable	102,612	25,040
Prepaid expenses	27,653	(20,752)
Security deposits	6,961	22,200
Inventories	11,516	(88,108)
Accounts payable and accrued expenses	329,205	721,811
Accrued interest payable	29,745	86,353
Deferred revenue and customer deposits	(1,145)	(150,345)
Net Cash Used In Operating Activities	(1,031,727)	(841,270)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property & equipment	(9,540)	(38,989)
Purchase of intangible assets	(3,276)	(22,545)
Net Cash Used In Investing Activities	(12,816)	(61,534)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from (repayments of) line of credit convertible debenture – related party	(14,886)	424,078
Proceeds from convertible debentures	1,325,000	50,000
Fees paid in connection with issuance of convertible debentures	(82,500)	-
Proceeds from short-term loans payable	258,278	-
Payments on short-term loans payable	(27,927)	-
Proceeds from notes payable and convertible debentures	130,000	340,000
Payments on notes payable and convertible debentures	(440,000)	-
Payment made on contingent consideration	-	(87,168)
Proceeds from non-convertible debentures - related party	50,000	150,000
Payments on non-convertible debentures - related party	(105,000)	-
Net Cash Provided By Financing Activities	1,092,965	876,910

NET CHANGE IN CASH	48,422	(25,894)

CASH AT BEGINNING OF YEAR	7,479	33,373

CASH AT END OF YEAR	$55,901	$7,479

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION :
Cash paid for income taxes	$2,400	$-
Cash paid for interest	$107,764	$33,363

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION :
Common stock issued for conversion of notes payable	$92,000	$110,581
Common stock issued for conversion of debentures – related party	$75,000	$643,226
Common stock issued for extinguishment of debt	$-	$779,000
Common stock issued for the purchase of Vesele	$-	$40,000
Common stock issued for acquisition	$2,071,625	$-
Fair value of the contingent consideration for acquisition	$2,905,425	$-
Return of shares of common stock related to license agreement	$38,000	$-
Fair value of warrants issued as deferred financing costs	$68,419	$-
Fair value of embedded conversion feature derivative liabilities recorded as debt discount	$830,560	$-
Relative fair value of common stock issued in connection with convertible debentures	$374,474	$-
Relative fair value of warrants issued in connection with convertible debentures	$89,551	$-
Fair value of warrant derivative liabilities recorded as debt discount	$226,297	$-
Fair value of beneficial conversion feature on line of credit convertible debenture – related party	$8,321	$-
Accrued interest added to principal in connection with amendment of notes payable	$3,200	$-
Exchange of restricted stock units for shares of common stock	$500	$-

See accompanying notes to these consolidated financial statements.

INNOVUS PHARMACEUTICALS, INC.
Consolidated Statements of Stockholders’ Deficit
For the Years Ended December 31, 2015 and 2014

	Common Stock		Additional Paid-in	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Deficit

Balance at January 1, 2014	21,548,456	$21,549	$6,531,110	$(6,405,000)	$147,659

Common stock and options issued for services	1,665,203	1,665	747,398	-	749,063

Common stock issued for product acquisition	142,857	143	39,857	-	40,000

Stock compensation expense	-	-	1,509,005	-	1,509,005

Common stock issued upon conversion of debt, of which 1,579,297 shares were issued to related parties	3,755,747	3,756	1,529,050	-	1,532,806

Convertible debt discount - beneficial conversion feature	-	-	325,855	-	325,855

Convertible debt discount - warrants	-	-	96,532	-	96,532

Net loss for year ended December 31, 2014	-	-	-	(4,826,967)	(4,826,967)

Balances at December 31, 2014	27,112,263	27,113	10,778,807	(11,231,967)	(426,047)

Common stock issued for services	1,780,625	1,780	208,749	-	210,529

Stock-based compensation	-	-	1,298,240	-	1,298,240

Common stock issued for product acquisition	12,947,657	12,948	2,058,677	-	2,071,625

Common stock issued upon conversion of convertible debentures, note payable and debentures – related party	699,260	699	166,301	-	167,000

Common stock issued for exchange of restricted stock units	500,000	500	(500)	-	-

Return of shares of common stock from CRI license transaction	(200,000)	(200)	(37,800)	-	(38,000)

Return of shares of common stock from Semprae merger transaction	(386,075)	(386)	(115,436)	-	(115,822)

Fair value of beneficial conversion on line of credit convertible debenture – related party	-	-	8,321	-	8,321

Shares of common stock issued for extension of February 2014 convertible debentures	250,000	250	32,250	-	32,500

Shares of common stock issued for amendment of January 2015 convertible debentures	100,000	100	15,400	-	15,500

Relative fair value of shares of common stock issued in connection with convertible debentures	4,337,500	4,337	370,137	-	374,474

Relative fair value of warrants issued in connection with convertible debentures	-	-	89,551	-	89,551

Fair value of warrants issued to placement agents in connection with convertible debentures	-	-	68,419	-	68,419

Net loss for year ended December 31, 2015	-	-	-	(4,202,628)	(4,202,628)

Balances at December 31, 2015	47,141,230	$47,141	$14,941,116	$(15,434,595)	$(446,338)

See accompanying notes to these consolidated financial statements.

INNOVUS PHARMACEUTICALS, INC.
Notes to the Consolidated Financial Statements
December 31, 2015 and 2014

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Innovus Pharmaceuticals, Inc., together with its subsidiaries (collectively referred to as “Innovus”, “we”, “our” or the “Company”) is a San Diego, California-based pharmaceutical company that delivers safe and effective non-prescription medicine and consumer care products to improve men’s and women’s health and vitality and respiratory diseases.

We currently market five products in the United States and six in multiple countries around the world through our commercial partners: (1) Zestra®, a non-medicated, patented consumer care product that has been clinically proven to increase desire, arousal and satisfaction in women; (2) EjectDelay®, an over-the-counter monograph-compliant benzocaine-based topical gel for treating premature ejaculation; (3) Sensum+®, a non-medicated consumer care cream that increases penile sensitivity (ex-US); (4) Zestra Glide®, a clinically-tested, high viscosity and low osmolality water-based lubricant, (5) Vesele®, a proprietary and novel oral dietary supplement to maximize nitric oxide beneficial effects on sexual functions and brain health. Vesele® contains a patented formulation of L-Arginine and L-Citrulline in combination with the natural absorption enhancer Bioperine® and (6) Androferti® (in the US and Canada) to support overall male reproductive health and sperm quality.   While we generate revenue from the sale of our six products, most revenue is currently generated by Zestra®, Zestra® Glide, EjectDelay® and Sensum +®.

Pipeline Products

Fluticare™ (Fluticasone propionate nasal spray). Innovus acquired the worldwide rights to market and sell the Fluticare™ brand (Fluticasone propionate nasal spray) and the related manufacturing agreement from Novalere FP in February 2015, the Over The Counter (OTC) Abbreviated New Drug Application (“ANDA”) filed at the end of 2014 by the manufacturer with the U.S. Food and Drug Administration (“FDA”) which, subject to FDA approval, may allow the Company to market and sell Fluticare™ over-the-counter. An ANDA is an application for a U.S. generic drug approval for an existing licensed medication or approved drug.

Urocis® XR. On October 27, 2015, the Company entered into an exclusive distribution agreement with Laboratorios Q Pharma (Spain) to distribute and commercialize Urocis® XR in the US and Canada. Urocis® XR  is a proprietary extended release of Vaccinium Marcocarpon (cranberry) shown to provide 24 hour coverage in the body to increase compliance of the use of the product to get full benefit.

AndroVit®. On October 27, 2015, the Company entered into an exclusive distribution agreement with Laboratorios Q Pharma (Spain) to distribute and commercialize AndroVit® in the US and Canada. AndroVit® is a proprietary supplement to support overall prostate and male sexual health currently marketed in Europe.  AndroVit® was specifically formulated with ingredients known to support the normal prostate health and vitality and male sexual health.

Basis of Presentation and Principles of Consolidation

These consolidated financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include all assets, liabilities, revenues and expenses of the Company and its wholly-owned subsidiaries: FasTrack Pharmaceuticals, Inc. and Semprae Laboratories, Inc. (“Semprae”). Additionally, the revenues and expenses of Novalere, Inc. (“Novalere”) were included from February 5, 2015 (date of acquisition) to December 31, 2015. All material intercompany transactions and balances have been eliminated.  Certain items have been reclassified to conform to the current year presentation.

Use of Estimates

The preparation of these consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Such management estimates include the allowance for doubtful accounts and sales return adjustments, realizability of inventories, valuation of deferred tax assets, goodwill and intangible assets, valuation of contingent acquisition consideration, recoverability of long-lived assets and goodwill, fair value of derivative liabilities and the valuation of equity-based instruments and beneficial conversion features. The Company bases its estimates on historical experience and various other assumptions that the Company believes to be reasonable under the circumstances. Actual results could differ from these estimates under different assumptions or conditions.

Liquidity

The Company’s operations have been financed primarily through advances from officers, directors and related parties, outside capital, revenues generated from the launch of its products and commercial partnerships signed for the sale and distribution of its products domestically and internationally. These funds have provided the Company with the resources to operate its business, sell and support its products, attract and retain key personnel and add new products to its portfolio. The Company has experienced net losses and negative cash flows from operations each year since its inception.  As of December 31, 2015, the Company had an accumulated deficit of $15,434,595 and a working capital deficit of $2,184,892.

The Company has raised funds through the issuance of debt and the sale of common stock. The Company has also issued equity instruments in certain circumstances to pay for services from vendors and consultants. For the year ended December 31, 2015, the Company raised $1,505,000 in funds, which included $1,325,000 from the issuance of convertible debentures to three unrelated parties, $130,000 from the issuance of notes payable to two unrelated third parties and $50,000 in proceeds from the issuance of a note payable to a related party. The funds raised through the issuance of the convertible debentures were used to pay off other debt instruments and accounts payable, to increase inventory and buy raw materials and packaging and for operations.

As of December 31, 2015, we had $55,901 in cash and cash equivalents, approximately $1.6 million in cash available for use under the line of credit convertible debenture with our Chief Executive Officer (‘CEO”) and $83,097 in net accounts receivable. The Company expects that its existing capital resources, revenues from sales of its products and upcoming sales milestone payments from the commercial partners signed for its products, along with the funds currently available for use under the line of credit convertible debenture with our CEO and equity instruments available to pay certain vendors and consultants will be sufficient to allow the Company to continue its operations, commence the product development process and launch selected products through at least the next 12 months. In addition, the Company’s President and Chief Executive Officer, who is also a major shareholder, has deferred the payment of his salary earned thru December 31, 2014 and plans to continue to do so for 2016, if needed. He is also able to extend the maturity date of the line of credit, if needed.

In the event the Company does not pay the convertible debentures upon their maturity, or after the remedy period, the principal amount and accrued interest on the convertible debentures is automatically converted to common stock at 60% of the volume weighted average price (“VWAP”) during the ten consecutive trading day period preceding the later of the event of default or applicable cure period.

Acquisition of Assets of Beyond Human

On February 8, 2016, we entered into an Asset Purchase Agreement (“APA”), pursuant to which Innovus agreed to purchase substantially all of the assets of Beyond Human (the “Acquisition”) for a total cash payment of $630,000 (the “Purchase Price”). The Purchase Price was paid in the following manner:  (1) $300,000 in cash at the closing of the Acquisition (the “ Initial Payment ”), (2) $100,000 in cash four months from the closing upon the occurrence of certain milestones as described in the APA, (3) $100,000 in cash eight months from the closing upon the occurrence of certain milestones as described in the APA, and (4) $130,000 in cash in twelve months from the closing upon the occurrence of certain milestones as described in the APA.

Signing of Secured Loan Agreements and Closing of Financing

On February 24, 2016, the Company and SBI Investments, LLC, 2014-1 (“SBI”) entered into a Closing Statement in which SBI loaned the Company gross proceeds of $550,000 pursuant to a Purchase Agreement, 20% Secured Promissory Note and Security Agreement (“Note”), all dated February 19, 2016 (collectively, the “Finance Agreements”), to purchase substantially all of the assets of Beyond Human, LLC, a Texas limited liability company (“Beyond Human”).  Of the $550,000 gross proceeds, $300,000 was paid into an escrow account held by a third party bank to be released to Beyond Human upon closing of the transaction, $242,500 was provided directly to the Company for use in building the Beyond Human business and $7,500 was provided for attorneys’ fees.

Pursuant to the Finance Agreements, the principal amount of the Note is $550,000 and the interest rate thereon is 20% per year.  The Company shall begin to pay principal and interest on the Note on a monthly basis beginning on March 19, 2016 for a period of 24 months and the monthly mandatory payment amount thereunder is $28,209. The monthly amount shall be paid by the Company through a deposit amount control agreement with a third party bank in which SBI shall be permitted to take the monthly mandatory payment amount from all revenues received by the Company from the Beyond Human assets in the transaction.  The maturity date for the Note is February 19, 2018.

The Note is secured by SBI through a first priority secured interest in all of the Beyond Human assets acquired by the Company in the transaction including all revenue received by the Company from these assets.
The Company’s actual needs will depend on numerous factors, including timing of introducing its products to the marketplace, its ability to attract additional ex-US distributors for its products and its ability to in-license in non-partnered territories and/or develop new product candidates. The Company may also seek to raise capital, debt or equity from outside sources to pay for further expansion and development of its business and to meet current obligations. Such capital may not be available to the Company when it needs it on terms acceptable to the Company, if at all.

Fair Value Measurement

The Company’s financial instruments are cash, accounts receivable, accounts payable, accrued liabilities, derivative liabilities and debt. The recorded values of cash, accounts receivable, accounts payable and accrued liabilities approximate their fair values based on their short-term nature.  The recorded fair value of the convertible debentures, net of debt discount, is based upon the relative fair value calculation of the common stock and warrants issued in connection with the convertible debentures and the fair value of the embedded conversion feature. The fair values of the warrant derivative liabilities and embedded conversion feature derivative liabilities are based upon the Black Scholes Option Pricing Model (“Black-Scholes”) and the Path-Dependent Monte Carlo simulation model calculations and are a level 3 measurement (see Note 9). The fair value of the contingent acquisition consideration is based upon the present value of expected future payments under the terms of the agreements and is a level 3 measurement (see Note 3).  Based on borrowing rates currently available to the Company, the carrying values of the notes payable and convertible debentures approximate their respective fair values.  The difference between the fair value and recorded values of the related-party notes payable and convertible debentures is not significant.

The Company follows a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets and liabilities (Level 1) and the lowest priority to measurements involving significant unobservable inputs (Level 3). The three levels of the fair value hierarchy are as follows:

●	Level 1 measurements are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.
●	Level 2 measurements are inputs other than quoted prices included in Level 1 that are observable either directly or indirectly.
●	Level 3 measurements are unobservable inputs.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and highly liquid investments with remaining maturities of three months or less when purchased.

Concentration of Credit Risk and Major Customers

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and accounts receivable. Cash held with financial institutions may exceed the amount of insurance provided by the Federal Deposit Insurance Corporation on such deposits. Accounts receivable consist primarily of amounts receivable from Sothema Laboratories under the Company's licensing agreements and from sales of Zestra®. The Company also requires a percentage of payment in advance for product orders with its larger partners. The Company performs ongoing credit evaluations of its customers and generally does not require collateral.

Revenues consist primarily of product sales and licensing rights to market and commercialize our products.  The following table identifies customers with revenues that individually exceed 10% of the Company’s net revenues for the years ended December 31, 2015 and 2014:

	2015		2014
Retailer 1	$131,900	18%	$171,600	16%
Partner 1	$102,300	14%	$-	-%
Partner 2	$84,500	11%	$-	-%
Partner 3	$-	-%	$175,000	17%
Partner 4	$50,000	<10%	$245,380	23%

The first three customers listed accounted for 19%, 54% (payment received in January 2016) and 0%, respectively, of gross accounts receivable as of December 31, 2015. The first, fourth and fifth customers listed accounted for 11%, 44% and 27%, respectively, of accounts receivable as of December 31, 2014.

 Over 90% of our sales are currently within the United States and Canada. The balance of the sales are to various other countries, none of which is 10 percent or greater.

Concentration of Suppliers

The Company has manufacturing relationships with a number of vendors or manufacturers for its products including: Sensum+®, EjectDelay®, Vesele®, Androferti® and the Zestra® line of products. Pursuant to these relationships, the Company purchases products through purchase orders with its manufacturers.

Inventories

Inventory is valued at the lower of cost or market using the first-in, first-out method. Inventory is shown net of obsolescence, determined based on shelf life or potential product replacement.

Property and Equipment

Property and equipment, including software, are recorded at historical cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets which range from three to ten years. The initial cost of property and equipment and software consists of its purchase price and any directly attributable costs of bringing the asset to its working condition and location for its intended use.

Intangible Assets

Intangible assets with finite lives are amortized on a straight-line basis over their estimated useful lives, which range from 7 to 15 years. The useful life of the intangible asset is evaluated each reporting period to determine whether events and circumstances warrant a revision to the remaining useful life.

Business Combinations

We account for business combinations by recognizing the assets acquired, liabilities assumed, contractual contingencies, and contingent consideration at their fair values on the acquisition date. The final purchase price may be adjusted up to one year from the date of the acquisition. Identifying the fair value of the tangible and intangible assets and liabilities acquired requires the use of estimates by management and was based upon currently available data.

The Company allocated the excess of purchase price over the identifiable intangible and net tangible assets to goodwill. Such goodwill is not deductible for tax purposes and represents the value placed on entering new markets and expanding market share (see Note 3).

Unanticipated events and circumstances may occur that may affect the accuracy or validity of such assumptions, estimates or actual results. Additionally, any change in the fair value of the acquisition-related contingent consideration subsequent to the acquisition date, including changes from events after the acquisition date, such as changes in our estimate of relevant revenue or other targets, will be recognized in earnings in the period of the estimated fair value change. A change in fair value of the acquisition-related contingent consideration or the occurrence of events that cause results to differ from our estimates or assumptions could have a material effect on the consolidated statements of operations, financial position and cash flows in the period of the change in the estimate.

Goodwill

The Company tests its goodwill for impairment annually, or whenever events or changes in circumstances indicates an impairment may have occurred, by comparing its reporting unit's carrying value to its implied fair value. Impairment may result from, among other things, deterioration in the performance of the acquired business, adverse market conditions, adverse changes in applicable laws or regulations and a variety of other circumstances. If the Company determines that an impairment has occurred, it is required to record a write-down of the carrying value and charge the impairment as an operating expense in the period the determination is made. In evaluating the recoverability of the carrying value of goodwill, the Company must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the acquired assets. Changes in strategy or market conditions could significantly impact those judgments in the future and require an adjustment to the recorded balances. The goodwill was recorded as part of the acquisition of Semprae that occurred on December 24, 2013, and the acquisition of Novalere that occurred on February 5, 2015. The Company recorded $759,428 of goodwill related to the acquisition of Novalere as an income tax benefit and also recorded an impairment of $759,428 against this benefit. There was no impairment of goodwill for the year ended December 31, 2014.

Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company evaluates assets for potential impairment by comparing estimated future undiscounted net cash flows to the carrying amount of the assets. If the carrying amount of the assets exceeds the estimated future undiscounted cash flows, impairment is measured based on the difference between the carrying amount of the assets and fair value.

Deferred Financing Costs

Deferred financing costs represent costs incurred in connection with the issuance of the convertible debentures during the third quarter of the year ended December 31, 2015.  Deferred financing costs related to the issuance of the convertible debentures are being amortized over the term of the financing instrument using the effective interest method and are recorded in interest expense in the accompanying consolidated statements of operations.

Beneficial Conversion Feature

If a conversion feature of convertible debt is not accounted for separately as a derivative instrument and provides for a rate of conversion that is below market value, this feature is characterized as a Beneficial Conversion Feature (“BCF”). A BCF is recorded by the Company as a debt discount. The Company amortizes the discount to interest expense over the life of the debt using the effective interest rate method.

Derivative Liabilities

Certain of the Company’s embedded conversion features on debt and issued and outstanding common stock purchase warrants, which have exercise price reset features and other anti-dilution protection clauses, are treated as derivatives for accounting purposes. The common stock purchase warrants were not issued with the intent of effectively hedging any future cash flow, fair value of any asset, liability or any net investment in a foreign operation. The warrants do not qualify for hedge accounting, and as such, all future changes in the fair value of these warrants are recognized currently in earnings until such time as the warrants are exercised, expire or the related rights have been waived. These common stock purchase warrants do not trade in an active securities market, and as such, the Company estimates the fair value of these warrants and embedded conversion features using a Probability Weighted Black-Scholes Option-Pricing Model and the embedded conversion features using a Path-Dependent Monte Carlo Simulation Model (see Note 9).

Debt Extinguishment

Any gain or loss associated with debt extinguishment is recorded in the period in which the debt is considered extinguished. Third party fees incurred in connection with a debt restructuring accounted for as an extinguishment are capitalized. Fees paid to third parties associated with a term debt restructuring accounted for as a modification are expensed as incurred. Third party and creditor fees incurred in connection with a modification to a line of credit or revolving debt arrangements are considered to be associated with the new arrangement and are capitalized.

Income Taxes

Income taxes are provided for using the asset and liability method whereby deferred tax assets and liabilities are recognized using current tax rates on the difference between the financial statement carrying amounts and the respective tax basis of the assets and liabilities. The Company provides a valuation allowance on deferred tax assets when it is more likely than not that such assets will not be realized.

The Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting this standard, the amount recognized in the financial statements is the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement with the relevant tax authority. There were no uncertain tax positions at December 31, 2015 and 2014.

 Revenue Recognition and Deferred Revenue

The Company generates revenues from product sales and the licensing of the rights to market and commercialize its products.

The Company recognizes revenue in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 605, Revenue Recognition. Revenue is recognized when all of the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) title to the product has passed or services have been rendered; (3) price to the buyer is fixed or determinable and (4) collectability is reasonably assured.

Product Sales: The Company ships product to its wholesale and retail customers pursuant to purchase agreements or orders. Revenue from sales transactions where the buyer has the right to return the product is recognized at the time of sale only if (1) the seller’s price to the buyer is substantially fixed or determinable at the date of sale, (2) the buyer has paid the seller, or the buyer is obligated to pay the seller and the obligation is not contingent on resale of the product, (3) the buyer’s obligation to the seller would not be changed in the event of theft or physical destruction or damage of the product, (4) the buyer acquiring the product for resale has economic substance apart from that provided by the seller, (5) the seller does not have significant obligations for future performance to directly bring about resale of the product by the buyer and (6) the amount of future returns can be reasonably estimated.

License Revenues: The license agreements the Company enters into normally generate three separate components of revenue: 1) an initial payment due on signing or when certain specific conditions are met; 2) royalties that are earned on an ongoing basis as sales are made or a pre-agreed transfer price and 3) milestone payments that are earned when cumulative sales reach certain levels. Revenue from the initial payments or licensing fee is recognized when all required conditions are met. Royalties are recognized as earned based on the licensee’s sales. Revenue from the milestone payments is recognized when the cumulative revenue levels are reached. FASB ASC 605-28, Milestone Method, is not used by the Company as these milestones are sales-based and similar to a royalty and the achievement of the sales levels is neither based, in whole or in part, on the vendor’s performance nor is a research or development deliverable.

Sales Allowances

The Company accrues for product returns, volume rebates and promotional discounts in the same period the related sale is recognized.

The Company’s product returns accrual is primarily based on estimates of future product returns over the period customers have a right of return, which is in turn based in part on estimates of the remaining shelf-life of products when sold to customers. Future product returns are estimated primarily based on historical sales and return rates. The Company estimates its volume rebates and promotional discounts accrual based on its estimates of the level of inventory of its products in the distribution channel that remain subject to these discounts. The estimate of the level of products in the distribution channel is based primarily on data provided by the Company’s customers.

In all cases, judgment is required in estimating these reserves. Actual claims for rebates and returns and promotional discounts could be materially different from the estimates.

The Company provides a customer satisfaction warranty on all of its products to customers for a specified amount of time after product delivery. Estimated return costs are based on historical experience and estimated and recorded when the related sales are recognized. Any additional costs are recorded when incurred or when they can reasonably be estimated.

The estimated reserve for sales returns and allowances, which is included in accounts receivable, was approximately $5,000 and $24,000 at December 31, 2015 and 2014, respectively.

Cost of Product Sales

Cost of product sales includes the cost of inventory, royalties and inventory reserves. The Company is required to make royalty payments based upon the net sales of three of its marketed products, Zestra®, Sensum+® and Vesele®.

Research and Development Costs

Research and development (“R&D”) costs, including research performed under contract by third parties, are expensed as incurred. Major components of R&D expenses consist of testing, post marketing clinical trials, material purchases and regulatory affairs.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with FASB ASC 718, Stock Based Compensation, which requires the recognition of the fair value of stock-based compensation as an expense in the calculation of net income. FASB ASC 718 requires that stock-based compensation expense be based on awards that are ultimately expected to vest. Stock-based compensation for the year ended December 31, 2015 and 2014 have been reduced for estimated forfeitures. When estimating forfeitures, voluntary termination behaviors, as well as trends of actual option forfeitures, are considered. To the extent actual forfeitures differ from the Company’s current estimates, cumulative adjustments to stock-based compensation expense are recorded.

Except for transactions with employees and directors that are within the scope of FASB ASC 718, all transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

Equity Instruments Issued to Non-Employees for Services

Issuances of the Company’s equity for services are measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The measurement date for the fair value of the equity instruments issued to consultants is determined at the earlier of (a) the date at which a commitment for performance to earn the equity instruments is reached (a “performance commitment” which would include a penalty considered to be of a magnitude that is a sufficiently large disincentive for nonperformance) or (b) the date at which performance is complete, and is based upon the quoted market price of the common stock at the date of issuance (See Note 8).

Net Loss per Share

Basic net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the period presented. Diluted net loss per share is computed using the weighted average number of common shares outstanding during the periods plus the effect of dilutive securities outstanding during the periods. For the years ended December 31, 2015 and 2014, basic net loss per share are the same as diluted net loss per share as a result of the Company’s common stock equivalents being anti-dilutive.  See Note 8 for more details.

Recent Accounting Pronouncements

In February 2016, the FASB issued its new lease accounting guidance in Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842). Under the new guidance, lessees will be required to recognize the following for all leases (with the exception of short-term leases) at the commencement date: A lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Under the new guidance, lessor accounting is largely unchanged. Certain targeted improvements were made to align, where necessary, lessor accounting with the lessee accounting model and ASC 606, Revenue from Contracts with Customers. The new lease guidance simplified the accounting for sale and leaseback transactions primarily because lessees must recognize lease assets and lease liabilities. Lessees will no longer be provided with a source of off-balance sheet financing. Public business entities should apply the amendments in ASU 2016-02 for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted. Lessees (for capital and operating leases) must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the consolidated financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. Lessees may not apply a full retrospective transition approach.  Management is currently assessing the impact the adoption of ASU 2016-02 will have on our consolidated financial statements.

In November 2015, the FASB issued Accounting Standards Update (ASU) No. 2015-17, Balance Sheet Classification of Deferred Taxes. Current U.S. GAAP requires an entity to separate deferred income tax liabilities and assets into current and noncurrent amounts in a classified statement of financial position. To simplify the presentation of deferred income taxes, the amendments in this update require that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The amendments in this update apply to all entities that present a classified statement of financial position. The current requirement that deferred tax liabilities and assets of a tax-paying component of an entity be offset and presented as a single amount is not affected by the amendments in this update. The amendments in this update will align the presentation of deferred income tax assets and liabilities with International Financial Reporting Standards (IFRS) and are effective for fiscal years after December 15, 2016, including interim periods within those annual periods. Management is currently assessing the impact the adoption of ASU 2015-17 will have on our consolidated financial statements.

In September 2015, the FASB issued ASU 2015-16, Simplifying the Accounting for Measurement-Period Adjustments, which eliminates the requirement to retrospectively adjust the consolidated financial statements for measurement-period adjustments that occur in periods after a business combination is consummated. Measurement period adjustments are calculated as if they were known at the acquisition date, but are recognized in the reporting period in which they are determined. Additional disclosures are required about the impact on current-period income statement line items of adjustments that would have been recognized in prior periods if prior-period information had been revised. The guidance is effective for annual periods beginning after December 15, 2015 and is to be applied prospectively to adjustments of provisional amounts that occur after the effective date. Early application is permitted. The Company is evaluating the impact of adoption of this guidance on its consolidated financial position and results of operations.

In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory. Topic 330. Inventory, currently requires an entity to measure inventory at the lower of cost or market. Market could be replacement cost, net realizable value, or net realizable value less an approximately normal profit margin. The amendments apply to all other inventory, which includes inventory that is measured using first-in, first-out (FIFO) or average cost. An entity should measure in scope inventory at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The amendments in this Update more closely align the measurement of inventory in U.S. GAAP with the measurement of inventory in IFRS. For public business entities, the amendments are effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. The amendments should be applied prospectively with earlier application permitted as of the beginning of an interim or annual reporting period. The Company does not believe this update will have a material effect on its consolidated financial statements and related disclosures.

In April 2015, the FASB has issued ASU No. 2015-03, Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. The amendments in this ASU 2015-03 require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this ASU 2015-03. For public business entities, the amendments are effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. Early adoption of the amendments is permitted for financial statements that have not been previously issued. The amendments should be applied on a retrospective basis, wherein the balance sheet of each individual period presented should be adjusted to reflect the period-specific effects of applying the new guidance. Upon transition, an entity is required to comply with the applicable disclosures for a change in an accounting principle. These disclosures include the nature of and reason for the change in accounting principle, the transition method, a description of the prior-period information that has been retrospectively adjusted, and the effect of the change on the financial statement line items (i.e., debt issuance cost asset and the debt liability). The Company is currently presenting $97,577 of deferred financing costs as a current asset and this will show up as a reduction of current liabilities when this new pronouncement is adopted next year.

In August 2014, the FASB issued ASU 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. This ASU 2014-15 describes how an entity should assess its ability to meet obligations and sets rules for how this information should be disclosed in the consolidated financial statements. The standard provides accounting guidance that will be used along with existing auditing standards. The ASU 2014-15 is effective for interim and annual periods beginning after December 15, 2016. Early application is permitted. The Company is in the process of evaluating the impact of this standard but does not expect this standard to have a material impact on the Company’s consolidated financial position or results of operation.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers. This updated guidance supersedes the current revenue recognition guidance, including industry-specific guidance. The updated guidance introduces a five-step model to achieve its core principal of the entity recognizing revenue to depict the transfer of goods or services to customers at an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The updated guidance is effective for interim and annual periods beginning after December 15, 2016, and early adoption is not permitted. In August 2015, the FASB issued ASU No. 2015-14 which deferred the effective date by one year for public entities and others. The amendments in this ASU are effective for interim and annual periods beginning after December 15, 2017 for public business entities, certain not-for-profit entities, and certain employee benefit plans. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. Management has not selected a transition method and is currently assessing the impact the adoption of ASU 2014-09 will have on our consolidated financial statements.

NOTE 2 – LICENSE AGREEMENTS

CRI In-License Agreement

On April 19, 2013, the Company and CRI entered into an asset purchase agreement (the “CRI Asset Purchase Agreement”) pursuant to which the Company acquired:

•	all of CRI’s rights in past, present and future Sensum+® product formulations and presentations, and

•	an exclusive, perpetual license to commercialize Sensum+® products in all territories except for the United States.

CRI has retained commercialization rights for Sensum+® in the United States.

In consideration for such assets and license, the Company issued 631,313 shares to CRI IN 2013. The Company will be required to issue to CRI shares of the Company’s common stock valued at an aggregate of $200,000 for milestones relating to additional clinical data received, which milestone has not yet been met. The number of shares to be issued was or will be determined based on the average of the closing price for the 10 trading days immediately preceding the issue date. CRI will have certain “piggyback” registration rights with respect to the shares described above, which rights provide that, if the Company registers shares of its common stock under the Securities Act in connection with a public offering, CRI will have the right to include such shares in that registration, subject to certain exceptions. The Company recorded an asset totaling $250,000 related to the CRI Asset Purchase Agreement and will amortize this amount over its estimated useful life of 10 years. The accumulated amortization at December 31, 2014 was $58,300.

The CRI Asset Purchase Agreement also requires the Company to pay to CRI up to $7 million in cash milestone payments based on first achievement of annual net sales targets plus a royalty based on annual net sales. The obligation for these payments expires on April 19, 2023 or the expiration of the last of CRI’s patent claims covering the product or its use outside the United States, whichever is sooner. No sales milestones have been met under this agreement in 2015 or 2014, and royalties owed to CRI were immaterial and included in net revenues.

Sothema Laboratories Agreement

On September 23, 2014, the Company entered into an exclusive license agreement with Sothema Laboratories, SARL, a Moroccan publicly traded company (“Sothema”), under which Innovus granted to Sothema an exclusive license to market and sell Innovus’ topical treatment for Female Sexual Interest/Arousal Disorder (“FSI/AD”) (based on the latest Canadian approval of the indication), Zestra® and its high viscosity low osmolality water-based lubricant Zestra Glide® in the North African countries of Egypt, Morocco, Algeria, Tunisia and Libya, the Middle Eastern countries of Iraq, Jordan, Saudi Arabia and the United Arab Emirates and the West African countries of Benin, Burkina Faso, Cape Verde, Gambia, Ghana, Guinea, Guinea-Bissau, Ivory Coast, Liberia, Mali, Niger, Nigeria, Senegal, Sierra Leone and Togo (collectively the “Territory”).

Under the agreement, Innovus received an upfront payment and is eligible to receive up to approximately $171 million dollars upon and subject to the achievement of sales milestones based on cumulative supplied units of the licensed products in the Territory, plus a pre-negotiated transfer price per unit.

Pursuant to the guidance in ASC 605-28, Milestone Method, the milestones are considered substantive. The milestones enhance the value of the products and are the result of the Company’s past efforts. The milestones are reasonable relative to all of the deliverables. The Company will recognize the revenue from the milestone payments when the cumulative supplied units volume is met. During the years ended December 31, 2015 and 2014, the Company recognized $0 and $200,000, respectively, in license fees related to this agreement, and no revenue was recognized for the sales milestones of the agreement.  We believe the amount of the upfront payment received is reasonable compared to the amounts to be received upon obtainment of future milestones.

Orimed Pharma Agreement

On September 18, 2014, the Company entered into an exclusive license agreement with Orimed Pharma (“Orimed”), an affiliate of JAMP Pharma, under which Innovus granted to Orimed an exclusive license to market and sell in Canada, Innovus’ (a) topical treatment for FSI/AD, Zestra®, (b) topical treatment for premature ejaculation, EjectDelay®, (c) product Sensum+™ to increase penile sensitivity and (d) high viscosity low osmolality water-based lubricant, Zestra Glide®.

Under the agreement, Innovus received an upfront payment and is eligible to receive up to approximately CN $94.5 million ($68.2 million USD based on December 31, 2015 exchange rate) upon and subject to the achievement of sales milestones based on cumulative gross sales in Canada by Orimed plus certain double-digit tiered royalties based on Orimed’s cumulative net sales in Canada.

Pursuant to the guidance in ASC 605-28, Milestone Method, the milestones and quarterly royalty payments are considered substantive. The milestones enhance the value of the products and are the result of the Company’s past efforts. The milestones are reasonable relative to all of the deliverables. The Company will recognize the revenue from the milestone payments when the cumulative gross sales volume is met.  The Company will recognize the revenue from the royalty payments on a quarterly basis when the cumulative net sales have been met.  During the years ended December 31, 2015 and 2014, the Company recognized $0 and $100,000, respectively in license fees related to this agreement and $2,000 and $0 in royalty payments, respectively, and no revenue was recognized for the sales milestones of the agreement. We believe the amount of the upfront payment received is reasonable compared to the amounts to be received upon obtainment of future milestones.

Tramorgan Agreement

On September 18, 2014, the Company entered into an exclusive license and distribution agreement with Tramorgan Limited (“Tramorgan”), pursuant to which Tramorgan will market the Company’s topical consumer care product to increase penile sensitivity, Sensum+® in the United Kingdom (“UK”).

The agreement has an initial term through December 31, 2016 and can be extended thereafter for a twenty-four month period if Tramorgan has reached certain aggregate sales milestones. Pursuant to the agreement, Innovus is eligible to receive (a) up to $44 million dollars in sales milestone payments based on Tramorgan’s attainment of certain levels of cumulative gross sales amounts plus (b) fifty percent (50%) royalties based on Tramorgan’s net sales after applicable distribution costs in the UK. During the years ended December 31, 2015 and 2014, no revenue was recognized for the sales milestones and royalty payments of the agreement.

Ovation Pharma Agreements

On September 9, 2013, the Company entered into a license and distribution agreement with Ovation Pharma SARL (“Ovation”) under which it granted to Ovation an exclusive license to market and sell the Company’s topical treatment for reduced penile sensitivity, Sensum+®, in Morocco. Ovation may pay the Company up to approximately $11.25 million upon achievement of commercial milestones. In addition, Ovation has agreed to certain upfront minimum purchases of Sensum+™ based upon an agreed upon transfer price and yearly minimum purchases. During the years ended December 31, 2015 and 2014, the Company recognized $0 and $100,000, respectively, in revenue related to product sales from Ovation.

On September 9, 2013 the Company entered into a second license and distribution agreement with Ovation under which it granted to Ovation an exclusive license to market and sell the Company’s topical premature ejaculation treatment, EjectDelay®, in Morocco. Ovation may pay the Company up to approximately $18.6 million allocated among a fixed upfront license fee and the achievement of regulatory and commercial milestones. In addition, Ovation has agreed to certain upfront minimum purchases of EjectDelay ®based upon an agreed upon transfer price and minimum yearly purchases.

The Company determined that the fixed upfront license fee payment was a separate deliverable under the EjectDelay® license and distribution agreement and therefore recorded a receivable on its balance sheet. There were no additional obligations or deliverables associated with the license. During the years ended December 31, 2015 and 2014, the Company recognized $0 and $75,000, respectively, in revenue related to the upfront license fee from Ovation.

Elis Pharmaceuticals Agreement

On July 4, 2015, the Company announced that it had entered into an exclusive license agreement with Elis Pharmaceuticals, an emirates company (“Elis”), under which Innovus Pharma granted to Elis an exclusive license to market and sell to market and sell Innovus Pharma’s topical product Zestra® EjectDelay®, Sensum+® and  Zestra Glide® in Turkey and select African and gulf countries.   Under the agreement, Innovus Pharma is eligible to receive up to $35.5 million in sales milestone payments plus an agreed-upon transfer price upon sale of products. The Company had preliminary listed Syria, Yemen and Somalia as countries in the definition of licensed territories, but these countries were removed  by the agreement of both parties from the agreement effective the date of signing of the agreement.  The Company did not recognize any revenues from this agreement during the year ended December 31, 2015.

Khandelwal Laboratories Agreement

On September 9, 2015, the Company entered into an exclusive license and distribution agreement with Khandelwal Laboratories, an Indian company (“KLabs”) under which the Company has granted to KLabs an exclusive ten-year distribution right to market and sell in the Indian Subcontinent, which is defined as India, Nepal, Bhutan, Bangladesh and Sri Lanka the Company’s products including Zestra ®, EjectDelay ®, Sensum + ® and Zestra Glide ®.  If KLabs exceeds its minimum yearly orders, the agreement has two five-year term extensions. Under the agreement the minimum orders for the first ten-year term of the agreement are approximately $2.6 million.  The Company did not recognize any revenues from this agreement during the year ended December 31, 2015.

Bio Task Agreement

On December 3, 2015, the Company entered into an exclusive license and distribution agreement with Bio Task based in Malaysia (“Bio Task”) under which the Company has granted to Bio Task an exclusive ten-year distribution right to market and sell in Malaysia the Company’s products including Zestra ® increase Female Sexual Arousal and Desire and Satisfaction, EjectDelay ® for treating premature ejaculation, Sensum + ® to increase penile sensitivity, Vesele ® for sexual functions and cognitive responses and Zestra Glide ® the high viscosity water based lubricant. Under the agreement, the Company will receive an upfront payment and is eligible to receive up to $34 million in sales milestone payments plus an agreed-upon transfer price. The Company did not recognize any revenues from this agreement during the year ended December 31, 2015.

NOTE 3 – BUSINESS ACQUISITIONS

Acquisition of Novalere

On February 5, 2015 (the “Closing Date”), the Company, Innovus Pharma Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Innovus (“Merger Subsidiary I”), Innovus Pharma Acquisition Corporation II, a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Subsidiary II”), Novalere FP, Inc., a Delaware corporation (“Novalere FP”) and Novalere Holdings, LLC, a Delaware limited liability company (“Novalere Holdings”), as representative of the shareholders of Novalere (the “Novalere Stockholders”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Subsidiary I merged into Novalere and then Novalere merged with and into Merger Subsidiary II (the “Merger”), with Merger Subsidiary II surviving as a wholly-owned subsidiary of the Company. Pursuant to the articles of merger effectuating the Merger, Merger Subsidiary II changed its name to Novalere, Inc.

With the Merger, the Company acquired the worldwide rights to market and sell the Fluticare™ brand (Fluticasone propionate nasal spray) and the related manufacturing agreement from Novalere FP. The Company currently anticipates that the Abbreviated New Drug Application (“ANDA”) filed in November 2014 by the manufacturer with the U.S. Food and Drug Administration (“FDA”) may be approved in the first half of 2016, which, when and if approved, may allow the Company to market and sell Fluticare™ over the counter. An ANDA is an application for a U.S. generic drug approval for an existing licensed medication or approved drug.

 Under the terms of the Merger Agreement, at the Closing Date, the Novalere Stockholders received 50% of the Consideration Shares (the “Closing Consideration Shares”) and the remaining 50% of the Consideration Shares (the “ANDA Consideration Shares”) will be delivered only if an ANDA of Fluticasone Propionate Nasal Spray of Novalere Manufacturing Partners (the “Target Product”) is approved by the Food and Drug Administration (the “ANDA Approval”). A portion of the Closing Consideration Shares and, if ANDA Approval is obtained prior to the 18 month anniversary of the Closing Date, a portion of the ANDA Consideration Shares, will be held in escrow for a period of 18 months from the Closing Date to be applied towards any indemnification claims by the Company pursuant to the Merger Agreement.

In addition, the Novalere Stockholders are entitled to receive, if and when earned, earn-out payments (the “Earn-Out Payments”). For every $5 million in Net Revenue (as defined in the Merger Agreement) realized from the sales of Fluticare™ , the Novalere Stockholders will be entitled to receive, on a pro rata basis, $500,000, subject to cumulative maximum Earn-Out Payments of $2.5 million.

The closing price of the Company’s common stock on the Closing Date was $0.20 per share. The Company issued 12,947,657 Closing Consideration Shares of its common stock at the Closing Date, the Fair Market Value, (‘FMV”) of the Closing Consideration Shares was $2,071,625 as of the Closing Date. 12,280,796 shares were placed in escrow to cover any potential claims that the Company might have with respect to disclosures made by Novalere.

The fair value of the contingent consideration is based on preliminary cash flow projections and other assumptions for the ANDA Consideration shares and the Earn-Out Payments and future changes in the estimate of such contingent consideration will be recognized as a charge to operations expense.

Issuance of the 12,947,655 ANDA Consideration Shares is subject to milestones, achievement of which is uncertain. The FMV of the ANDA Consideration Shares was established to account for the uncertainty in the future value of the shares. The value of the shares as derived using the options pricing model was then weighted based on the probability of achieving the milestones to determine the FMV of the ANDA Consideration Shares and estimated potential share prices at such dates. Due to certain restrictions on the shares of common stock be issued, the Company applied a 20% discount for lack of marketability to the FMV of the ANDA Consideration Shares.  Based on the aforementioned calculation the fair market value of the ANDA Consideration shares was determined to be $1,657,300.

The total fair market value of the considerations issued and to be issued for the transaction are as follows:

	Shares	FMV
Closing Consideration Shares	12,947,657	$2,071,625
ANDA Consideration Shares	12,947,655	1,657,300
Total	25,895,312	$3,728,925

Based on the assumptions, the fair market value of the Earn-Out Payments was determined to be $1,205,000. The preliminary fair values of the future earn out payments was determined by applying the income approach, using several significant unobservable inputs for projected cash flows and a discount rate. These inputs are considered Level 3 inputs under the fair value measurements and disclosure guidance.

The total purchase price is summarized as follows:
Cash consideration	$43,124
Fair value of common stock issued at closing	2,071,625
Fair value of ANDA consideration shares	1,657,300
Fair value of future earn out payments	1,205,000
Total	$4,977,049

The fair values of acquired assets and liabilities are based on preliminary cash flow projections and other assumptions. The preliminary fair values of acquired intangible assets were determined using several significant unobservable inputs for projected cash flows and a discount rate. These inputs are considered Level 3 inputs under the fair value measurements and disclosure guidance. The transaction has been accounted for as a business combination under the acquisition method of accounting. Accordingly, the tangible assets and identifiable intangible assets acquired and liabilities assumed have been recorded at fair value, with the remaining purchase price recorded as goodwill.

The fair values of assets acquired and liabilities assumed at the transaction date are summarized below:

Cash	$43,124
Prepaid expenses	25,907
Total tangible assets	69,031

Product rights and related manufacturing agreement	4,681,000
Trademarks	150,000
Total identifiable intangible assets	4,831,000

Goodwill	120,143
Total acquired assets	5,020,174

Other current liabilities	(43,125)
Total assumed liabilities	(43,125)

Acquired assets net of assumed liabilities	$4,977,049

The Company recorded $759,428 of goodwill related to the acquisition of Novalere as an income tax benefit and also recorded an impairment of $759,428 against this benefit.

The carrying value of current assets and liabilities in Novalere’s financial statements are considered to be a proxy for the fair value of those assets and liabilities. Novalere is a pre-commercial organization specializing in selling and marketing nasal steroid products; most of the value in Novalere is applicable to the product rights and related manufacturing agreement. Novalere holds a non-exclusive, worldwide, royalty-free license to market, promote, sell, offer for sale, import and distribute the product. This business relationship is contractual in nature and meets the separability criterion and as a result is considered an identifiable intangible asset recognized separately from goodwill. The value of the business relationship is included in goodwill under US GAAP. Goodwill is calculated as the difference between the fair value of the consideration transferred and the values assigned to the identifiable tangible assets acquired and liabilities assumed. The acquired goodwill presented in the above table reflects the estimated goodwill from the preliminary purchase price allocation. The cash acquired was used to pay amounts due to shareholders, thus was received by the Company.

The establishment of the fair value of the consideration for a Merger, and the allocation to identifiable tangible and intangible assets and liabilities, requires the extensive use of accounting estimates and management judgment. The fair values assigned to the assets acquired and liabilities assumed were based on estimates and assumptions. There has been no change to the estimated fair value of the contingent consideration of $2,905,425 through December 31, 2015.

Supplemental Pro Forma Information for Acquisition of Novalere (unaudited)

The following unaudited supplemental pro forma information for the years ended December 31 2015 and 2014, assumes the acquisition of Novalere had occurred as of January 1, 2015 and 2014, giving effect to purchase accounting adjustments such as amortization of intangible assets. The pro forma data is for informational purposes only and may not necessarily reflect the actual results of operations had Novalere been operated as part of the Company since January 1, 2015 and 2014.

	Year Ended December 31, 2015		Year Ended December 31, 2014
	As Reported	Pro Forma (unaudited)	As Reported	Pro Forma (unaudited)
Net revenues	$735,717	$735,717	$1,030,113	$1,030,113
Net loss	$(4,202,628)	$(4,578,521)	$(4,826,967)	$(8,350,196)
Net loss per share of common stock – basic and diluted	$(0.08)	$(0.09)	$(0.20)	$(0.22)
Weighted average number of shares outstanding – basic and diluted	52,517,530	53,794,559	24,384,037	37,331,694

Purchase of Semprae Laboratories, Inc. in 2013

On December 24, 2013 (the “Semprae Closing Date”), the Company, through Merger Sub obtained 100% of the outstanding shares of Semprae in exchange for the issuance of 3,201,776 shares of the Company’s common stock, which shares represented fifteen percent (15%) of the total issued and outstanding shares of the Company as of the close of business on the Closing Date, whereupon Merger Sub was renamed Semprae Laboratories, Inc. Also, the Company agreed to pay $343,500 to the New Jersey Economic Development Authority (“NJEDA”) as settlement-in full for an outstanding loan of approximately $640,000 owed by the former stockholder’s of Semprae, in full satisfaction of the obligation to the NJEDA. In addition, the Company agreed to pay the former shareholders an annual royalty (“Royalty”) equal to five percent (5%) of the net sales from Zestra® and Zestra® Glide and any second generation products derived primarily therefrom (“Target Products”) up until the time that a generic version of such Target Product is introduced worldwide by a third party.

The fair market value of the Company’s common stock issued on the Closing Date was $0.30 per share, which resulted in a fair market value of $960,530 for the common stock issued to the shareholders of Semprae. The fair value of the shares of common stock issued were determined by quoted market prices that are considered to be Level 1 inputs under the fair value measurements and disclosure guidance. A portion of the shares issued were held in escrow pending reconciliation of assets received and liabilities assumed at the acquisition date and were released on September 10, 2015.  386,075 shares of common stock were canceled based on the terms of the agreement, reducing the total number of shares issued to 2,815,701.  The Company recorded income on the cancellation of shares of $115,822, which is included in fair value adjustment for contingent consideration in the accompanying consolidated statement of operations for the year ended December 31, 2015.

The agreement to pay the annual Royalty resulted in the recognition of a contingent consideration, which is recognized at the inception of the transaction, and subsequent changes to estimate of the amounts of contingent consideration to be paid will be recognized as charges or credits in the consolidated statement of operations. The fair value of the contingent consideration is based on preliminary cash flow projections, growth in expected product sales and other assumptions. Based on the assumptions, the fair value of the Royalty was determined to be $308,273 at the date of acquisition. The fair value of the Royalty was determined by applying the income approach, using several significant unobservable inputs for projected cash flows and a discount rate of 40% commensurate with the Company’s cost of capital and expectation of the revenue growth for products at their life cycle stage. These inputs are considered Level 3 inputs under the fair value measurements and disclosure guidance. During 2015 and 2014, approximately $0 and $87,000, respectively, was paid under this arrangement.  The fair value of the expected royalties to be paid was increased by $0 and $103,274 during the years ended December 31, 2015 and 2014, respectively, which resulted in a loss on change in fair value of contingent consideration and is included in other income and expense in the accompanying consolidated statements of operations. The fair value of contingent consideration was $324,379 at December 31, 2015 and 2014, based on the new estimated fair value of the consideration, net of the amounts to be returned to the Company as discussed above.

NOTE 4 – ASSETS

Inventories

Inventories consist of the following:

	December 31,
	2015	2014
Raw materials and supplies	$77,649	$191,186
Work in process	90,540	-
Finished goods	86,254	74,773
Total	$254,443	$265,959

Property and Equipment

Property and equipment consists of the following:

	December 31,
	2015	2014
Computer equipment	$5,254	$5,254
Office furniture and fixtures	33,376	33,376
Production equipment	276,479	266,939
Software	338,976	338,976
Total cost	654,085	644,545
Less accumulated depreciation	618,984	590,034
Property and equipment, net	$35,101	$54,511

Depreciation expense for the years ended December 31, 2015 and 2014 was $28,950 and $63,450, respectively.

Intangible Assets

Amortizable intangible assets consist of the following:

December 31, 2015

	Amount	Accumulated Amortization	Net Amount	Useful Lives (years)

Patent & Trademarks	$417,597	$57,593	$360,004	7 - 15
Customer Contracts	611,119	127,316	483,803	10
Sensum+® License (from CRI)	234,545	60,554	173,991	10
Vesele® trademark	25,287	3,886	21,401	8
Novalere Mfg. Contract	4,681,000	419,340	4,261,660	10
Total	$5,969,548	$(668,689)	$5,300,859

December 31, 2014

	Amount	Accumulated Amortization	Net Amount	Useful Lives (years)

Patent & Trademarks	$264,321	$(23,671)	$240,650	7 - 14
Customer Contracts	611,119	(62,262)	548,857	10
Sensum+® license (from CRI)	272,545	(31,250)	241,295	10
Vesele® trademark	25,287	(717)	24,570	8
Total	$1,173,272	$(117,900)	$1,055,372

Amortization expense for the years ended December 31, 2015 and 2014 was $550,789 and $114,006, respectively. Expected future amortization expense at December 31 2015 is approximately $589,400 for each of the next five years and $2,354,000 thereafter.
Goodwill

The changes in the carrying value of the Company’s goodwill for the years ended December 31, 2015 and 2014 is as follows:

December 31, 2015
Beginning balance December 31, 2013	$421,372
Purchase price adjustment for acquisition of Semprae Laboratories, Inc. in 2013	7,853
Ending Balance December 31, 2014	429,225
Acquisition of Novalere (see Note 3)	120,143
Release of valuation allowance in connection with acquisition of Novalere (see Note 10)	759,428
Impairment of valuation allowance in connection with acquisition of Novalere (see Note 10)	(759,428)
Ending Balance December 31, 2015	$549,368

NOTE 5 – NOTES PAYABLE AND CONVERTIBLE DEBENTURES – NON-RELATED PARTIES

Short-Term Loans Payable

Included in this amount is $218,218 of short-term non-convertible financings and $12,133 to finance our business insurance premiums. The short-term non-convertible financings are from three funding sources and all balances are guaranteed by the Company’s CEO.

Notes Payable and Convertible Debentures

 The following table summarizes the outstanding unsecured notes payable and convertible debentures, excluding the third quarter 2015 convertible debentures financing, at December 31:

	2015	2014
Current notes payable and convertible debentures:
February 2014 Convertible Debenture	$-	$330,000
July 2015 Debenture (Amended August 2014 Debenture)	73,200	40,000
Total current notes payable and convertible debentures	73,200	370,000
Less: Debt discount	-	(55,982)
	$73,200	$314,018

Long-term notes-payable and convertible debentures
September 2014 Convertible Debenture	$-	$92,000
Less: Debt discount	-	(67,726)
	$-	$24,274

December 2013 Debenture

On December 23, 2013, the Company issued an 8% debenture to an unrelated third party accredited investor in the principal amount of $350,000 (the “December 2013 Debenture”). The December 2013 Debenture bore interest at the rate of 8% per annum. The principal amount and interest was payable on August 31, 2014. On August 31, 2014, the maturity date of the December 2013 Debenture was extended to September 15, 2014.

On September 15, 2014, a third party investor (“Investor”) purchased the December 2013 Debenture and subsequently on September 15, 2014 the Company entered into a debt exchange agreement with the Investor, pursuant to which the Company issued 1,900,000 shares of the Company’s common stock with a fair value of $779,000 based upon the quoted market price at issuance, in exchange for the retirement of the December 2013 Debenture. During the year ended December 31, 2014 the Company recorded a $406,833 loss on the extinguishment of debt.

July 2015 Debenture (Amended August 2014 Debenture)

On August 30, 2014, the Company issued an 8% debenture to an unrelated third party investor in the principal amount of $40,000 (the “August 2014 Debenture”). The August 2014 Debenture bears interest at the rate of 8% per annum. The principal amount and interest were payable on August 29, 2015. On July 21, 2015, the Company received an additional $30,000 from the investor and amended and restated this agreement to a new principal balance of $73,200 (including accrued interest of $3,200 added to principal) and a new maturity date of July 21, 2016.

September 2014 Convertible Debenture

On September 29, 2014, the Company issued a convertible promissory note (the “Note”) to an unrelated third party accredited investor for $50,000. The Note had a principal face amount of $92,000, did not accrue interest and was due on March 28, 2016 (the “Maturity Date”). The Note bore the right to convert any part of the principal amount under the Note into shares of the Company’s common stock at a conversion price of $0.40 per share (the “Conversion Price”). On the Maturity Date, any outstanding principal due under the Note would have been automatically converted into shares of common stock at the Conversion Price. The Note prohibited the holder from converting the Note to the extent that, as a result of such conversion, the holder would have beneficially own more than 9.99%, in the aggregate, of the issued and outstanding shares of common stock calculated immediately after giving effect to the issuance of shares of common stock upon the conversion of the Note. The Note contains a BCF. The intrinsic value of the BCF at the date of issuance was determined by measuring the difference between the accounting conversion price and the intrinsic value of the stock at the commitment date. The Company recorded a debt discount for the intrinsic value of the BCF, which was limited to the proceeds with an offsetting increase to additional paid-in-capital. The BCF of $37,400 along with the OID of $42,000 had been included in the consolidated balance sheet at December 31, 2014 as a discount to the related debt security, and was being accreted as non-cash interest expense over the expected term of the Note using the effective interest method. The Note was converted into 230,000 shares common stock according to the terms of the note, by the investor on March 30, 2015. As such, the Company recorded the conversion of the note and the remaining debt discount was charged to interest expense during the year ended December 31, 2015.

January 2015 Non-Convertible Debenture

On January 21, 2015, the Company entered into securities purchase agreements with Vista Capital Investments, LLC (“Vista”) whereby the Company issued and sold to the Vista promissory notes (“January 2015 Non-Convertible Debenture”) and warrants (the “Vista Warrants”) to purchase up to 500,000 shares of the Company’s Common Stock for gross proceeds of $100,000. The note has an Original Issue Discount (“OID”) of $10,000 and requires payment of $110,000 in principal upon maturity. On July 30, 2015, the Company and Vista entered into an amendment to the $110,000 Promissory Note dated January 21, 2015 (“Vista Note Amendment”). In consideration for the Vista Note Amendment, the Company issued 100,000 restricted shares of common stock to Vista. The fair value of such shares totaling $15,500 was recognized as interest expense during the year ended December 31, 2015. The principal note balance totaling $110,000 was paid off on November 2, 2015.

The Vista Warrants are exercisable for five years from the closing date at an exercise price of $0.30 (See Note 8) per share of common stock. The warrants contain anti-dilution protection, including protection upon dilutive issuances.

The Vista Warrants are measured at fair value and classified as a liability because these warrants contain anti-dilution protection and therefore cannot be considered indexed to the Company’s own stock which is a requirement for the scope exception as outlined under FASB ASC 815. The estimated fair value of the Vista Warrants was determined using the Probability Weighted Black-Scholes Option-Pricing Model, resulting in a fair value of $99,999 on the date they were issued. The allocation of the proceeds of the debt was initially recorded using the residual method, at $1, net of a debt discount of $109,999 for the fair value of the Vista Warrants and the OID. The discount was being accreted as non-cash interest expense over the expected term of the January 2015 Non-Convertible Debenture using the effective interest method. During the year ended December 31, 2015, the full amount of debt discount has been accreted to interest expense. The fair value of the Vista Warrants will be affected by changes in inputs to that model including our stock price, expected stock price volatility, the contractual term and the risk-free interest rate. The Company will continue to classify the fair value of the Vista Warrants as a liability until the warrants are exercised, expire or are amended in a way that would no longer require these warrants to be classified as a liability, whichever comes first. The anti-dilution protection for the Vista Warrants survives for the life of the warrants which ends in January 2020 and has been classified as a liability (see Note 9).

February 2014 Convertible Debenture

On February 13, 2014, the Company entered into a securities purchase agreement with an unrelated third party accredited investor pursuant to which the Company issued a convertible debenture in the aggregate principal amount of $330,000 (issued at an OID of 10%) (the “February 2014 Convertible Debenture”) and a warrant to purchase 250,000 shares of the Company’s common stock (“Warrant Agreement”).

The February 2014 Convertible Debenture bore interest at the rate of 10% per annum and the principal amount and interest were payable on March 13, 2015. The effective interest rate was calculated considering the OID, the BCF and the Warrant Agreement. The February 2014 Convertible Debenture could have been converted in whole or in part at any time prior to the maturity date by the holder at a conversion price of $0.40 per share, subject to adjustment. The Company had the option to redeem the February 2014 Convertible Debenture before its maturity by payment in cash of 125% of the then outstanding principal amount plus accrued interest and other amounts due.

The February 2014 Convertible Debenture was issued with an OID of $30,000. The OID was included in the consolidated balance sheet as a debt discount to the related debt security and was being accreted as non-cash interest expense over the expected term of the debt.

The Warrant Agreement provides the holder with the right to acquire up to 250,000 shares of common stock at an exercise price of $0.50 per share, subject to standard certain adjustments as described in the Warrant Agreement, at any time through the fifth anniversary of its issuance date. The allocated relative fair value of the Warrant Agreement of $96,533 had been included in the consolidated balance sheet as a debt discount to the related debt security and was being accreted as non-cash interest expense over the expected term of the debt.

The February 2014 Convertible Debenture contains a BCF. The intrinsic value of the BCF at the date of issuance was determined by measuring the difference between the accounting conversion price and the intrinsic value of the stock at the commitment date. The Company recorded a debt discount for the intrinsic value of the BCF, which was limited to the proceeds with an offsetting increase to additional paid-in-capital. The BCF of $179,032 along with the original issue discount of $30,000 had been included in the consolidated balance sheet at December 31, 2014 as a debt discount to the related debt security and was being accreted as non-cash interest expense over the expected term of the February 2014 Convertible Debenture using the effective interest method.

On March 12, 2015, the Company issued 250,000 shares of the Company’s common stock and 250,000 warrants to the holder of the February 2014 Convertible Debenture to extend the maturity date to September 13, 2015 which resulted in a debt extinguishment. The fair value of the 250,000 shares of common stock issued totaled $32,500 computed based on the stock price on the date of issuance.  The terms of the warrants issued to the holder were amended to reduce the exercise price of the total warrants outstanding to $0.30 per share (See Note 8) and include certain anti-dilution protection, including protection upon dilutive issuances. The warrants are measured at fair value and classified as a liability because these warrants contain anti-dilution protection and therefore cannot be considered indexed to the Company’s own stock which is a requirement for the scope exception as outlined under FASB ASC 815.  The estimated fair value of the warrants was determined using the Probability Weighted Black-Scholes Option-Pricing Model, resulting in a fair value of $76,299 on the date they were issued. The allocation of the proceeds of the debt after modification which resulted in a debt extinguishment was initially recorded using the residual method, at $253,701, net of a debt discount of $76,299 for the fair value of the warrants. The discount was being accreted as non-cash interest expense over the expected term of the February 2014 Convertible Debenture using the effective interest method. During the year ended December 31, 2015, the full amount of debt discount has been accreted to interest expense.  The fair value of the common stock issued of $32,500 was recorded as a loss on debt extinguishment, based on the estimated fair value of the stock on date of issuance, in the accompanying consolidated statement of operations during the year ended December 31, 2015. This convertible debenture was repaid in September 2015.  The anti-dilution protection for the warrants survives for the life of the warrants which ends in March 2020 (see Note 9).

Interest Expense

The Company recognized interest expense on the short-term loans payable and unsecured (non-related party) notes payable and convertible debentures of $102,105 and $33,452 for the years ended December 31, 2015 and 2014, respectively.  Amortization of the debt discount to interest expense during the years ended December 31, 2015 and 2014 totaled $310,006 and $283,348 respectively.

Convertible Debentures - Third Quarter 2015 Financing

The following table summarizes the outstanding Third Quarter 2015 Convertible Debentures at December 31, 2015 and 2014:

	2015	2014

Investor 1 - July 27, 2015	$500,000	$-
Investor 1 - September 30, 2015	100,000	-
Investor 2 - August 25, 2015	500,000	-
Investor 2 - September 21, 2015	100,000	-
Investor 3 – August 27, 2015	125,000	-
Sub-total of gross proceeds received	1,325,000	-
Plus: Original issue discount (10%)	132,500	-
Face amount	1,457,500	-
Less: Debt discount	(952,464	-
Carrying value	505,036	-
Less: Current portion	(505,036	-
Convertible debentures – long-term	$-	$-

In the third quarter of 2015, the Company entered into Securities Purchase Agreements with three (3) accredited investors (the “Buyers”), pursuant to which the Company received aggregate gross proceeds of $1,325,000 (net of OID) pursuant to which it sold:

Six (6) Convertible Promissory Notes of the Company. Two in the principal amount of $275,000, one for $550,000, one for $137,500, and two for $110,000 (each a “Q3 2015 Note” and collectively the “Q3 2015 Notes”) (the Q3 2015 Notes were sold at a 10% OID and the Company received an aggregate total of $1,242,500 in funds thereunder after debt issuance costs of $82,500). The principal amount due under the Q3 2015 Notes is $1,457,500. The Q3 2015 Notes and accrued interest are convertible into shares of common stock of the Company (the “Common Stock”) beginning six (6) months from the date of execution, at a conversion price of $0.15 per share, with certain adjustment provisions noted below. The maturity date of the first and second Q3 2015 Note is August 26, 2016. The third Q3 2015 Note has a maturity date of September 24, 2016 the fourth has a maturity date of September 26, 2016, the fifth is October 20, 2016 and the sixth is October 29, 2016. The Q3 2015 Notes bear interest on the unpaid principal amount at the rate of five percent (5%) per annum from the date of issuance until the same becomes due and payable, whether at maturity or upon acceleration or by prepayment or otherwise. Notwithstanding the foregoing, upon the occurrence of an Event of Default as defined in such Q3 2015 Note, a “Default Amount” equal to the sum of (i) the principal amount, together with accrued interest due thereon through the date of payment payable at the holder’s option in cash or common stock and (ii) an additional amount equal to the principal amount payable at the Company’s option in cash or common stock. For purposes of payments in common stock, the following conversion formula shall apply: the conversion price shall be the lower of: (i) the fixed conversion price ($0.15) or (ii) 60% multiplied by the volume weighted average price of the Company’s common stock during the ten consecutive trading days immediately prior to the later of the Event of Default or the end of the applicable cure period. Certain other conversion rates apply in the event of the sale or merger of the Company, default and other defined events.

The Company may prepay the Q3 2015 Notes at any time on the terms set forth in the Q3 2015 Notes at the rate of 115% of the then outstanding balance of the Q3 2015 Notes. Under the terms of the Q3 2015 Notes, the Company shall not effect certain corporate and business actions during the term of the Q3 2015 Notes, although some may be done with proper notice. Pursuant to the Purchase Agreement, with certain exceptions, the Note holder has a right of participation during the term of the Q3 2015 Notes; additionally, the Company granted the Q3 2015 Note holder registration rights for the shares of common stock underlying the Q3 2015 Notes pursuant to Registration Rights Agreements.

In addition, bundled with the convertible debt, the Company sold:

1.
A common stock purchase warrant to each Buyer, which allows the Buyers to purchase an aggregate of 1,325,000 shares of common stock and the placement agent to purchase 483,333 shares of common stock (aggregating 1,808,333 shares of the Company’s common stock) at an exercise price of $0.30 per share (See Note 8); and

2.	4,337,500 restricted shares of common stock to the Buyers.

In addition, a Registration Rights Agreement was signed and, as a result, the Company filed a Registration Statement on September 11, 2015 and filed an Amended Form S–1 on October 26, 2015 and November 12, 2015.

The Company allocated the proceeds from the Q3 2015 Notes to the convertible debt, warrants and restricted shares of common stock issued based on their relative fair values.  The Company determined the fair value of the warrants using the Black-Scholes Option Pricing Model with the following range of assumptions:

December 31, 2015
Expected terms (in years)	5.00
Expected volatility	101 - 119%
Risk-free interest rate	1.37 – 1.58%
Dividend yield	-

The fair value of the restricted shares of common stock issued was based on the market price of the Company’s common stock on the date of issuance of the Q3 2015 Notes.  The allocation of the proceeds to the warrants and restricted shares of common stock based on their relative fair values resulted in the Company recording a debt discount of $89,551 and $374,474, respectively.  The remaining proceeds of $860,975 were initially allocated to the debt.  The Company determined that the embedded conversion features in the Q3 2015 Notes were a derivative instrument which was required to be bifurcated from the debt host contracts and recorded at fair value as a derivative liability.  The fair value of the embedded conversion features at issuance was determined using a Path-Dependent Monte Carlo Simulation (see Note 9 for assumptions used to calculate fair value).  The initial fair value of the embedded conversion features were $901,784, of which, $830,560 is recorded as a debt discount.  The initial fair value of the embedded conversion feature derivative liabilities in excess of the proceeds allocated to the debt was $71,224, and was immediately expensed and recorded as interest expense during the year ended December 31, 2015 in the accompanying consolidated statement of operations.  The Q3 2015 Notes were also issued at an OID of 10% and the OID of $132,500 was recorded as an addition to the principal amount of the Q3 2015 Notes and a debt discount in the accompanying consolidated balance sheet.

Interest Expense

The Company recognized interest expense on the Q3 2015 Notes of $26,754 for the year ended December 31, 2015. The debt discount recorded for the Q3 2015 Notes totaling $1,427,085 is being amortized as interest expense over the term of the Q3 2015 using the effective interest method.  Total amortization of the debt discount on the Q3 2015 Notes to interest expense for the year ended December 31, 2015 was $474,621.

The Company incurred debt issuance costs of $82,500 and the fair value of the warrants issued to the placement agent totaled $68,419. Such costs are amortized to interest expense over the term of the Q3 2015 Notes and the Company amortized $53,342 to interest expense during the year ended December 31, 2015.

NOTE 6 – DEBENTURES – RELATED PARTIES

The following table summarizes the long-term outstanding debentures to related parties at December 31, 2015 and 2014.

	2015	2014
Line of credit convertible debenture – related party	$409,192	$424,078
2014 non-convertible debentures - related parties	25,000	150,000
Total	434,192	574,078
Less : Debt discount	(17,720)	(76,492)
Carrying value	416,472	497,586
Less: Current portion	(391,472)	-
Total long-term debentures – related parties	$25,000	$497,586

January 2012 Convertible Debentures

In January 2012, the Company issued 8% convertible debentures in the aggregate principal amount of $174,668 (the “January 2012 Debentures”) to six individuals. Under their original terms, the January 2012 Debentures were payable in cash at the earlier of January 13, 2013 or when the Company completes a financing with minimum gross proceeds of $4 million (the “Financing”), and the holders had the right to convert outstanding principal and interest accrued into the Company’s securities that were issued to the investors in the Financing.

The January 2012 Debentures contained a BCF of $40,889, which had been included in the balance sheet as a discount to the related debt security, and was being accreted as non-cash interest expense over the expected term of the debt using the effective interest method.

During 2013, four of the five holders of the outstanding January 2012 Debentures agreed to amend and restate the debentures to provide for automatic conversion into securities of the Company upon the earlier of either (a) the closing of the Financing and (b) July 1, 2016. The fifth holder of the January 2012 Debentures in the amount of $20,000 did not amend the debenture.

On February 19, 2014, the Company agreed with all five holders of the January 2012 Debentures, to convert such debentures into shares of the Company’s common stock at a conversion price of $0.40 per share, and to terminate the January 2012 Debentures upon conversion. Immediately prior to conversion, the January 2012 Debentures had an aggregate principal and interest amount of $190,013, which was converted into 475,032 shares of the Company’s common stock and terminated. The remaining discount of $37,195 related to the BCF was recorded as interest expense in 2014.

January 2013 Convertible Debenture

In January 2013, the Company issued a convertible debenture in the principal amount of $70,000 to a director of the Company (the “January 2013 Debenture”) with terms identical to those of the January 2012 Debentures. In 2013, the terms were amended to provide for automatic conversion into securities of the Company upon the earlier of either (a) the closing of the Financing and (b) July 1, 2016.

The January 2013 Debenture contained a BCF of $18,651, which was included in the balance sheet as a discount to the related debt security, and was accreted as non-cash interest expense over the expected term of the loan using the effective interest method.

On February 19, 2014, the Company agreed with the holder of the January 2013 Debenture to convert such debenture on the same terms described above for the January 2012 Debentures. The principal and interest amount owed under the January 2013 Debenture immediately prior to conversion was $76,122, which was converted into 190,304 shares of the Company’s common stock and terminated. The remaining discount of $16,965 related to the BCF was recorded as interest expense in 2014.

Line of Credit Convertible Debenture

In January 2013, the Company entered into a line of credit convertible debenture with its President and Chief Executive Officer (the “LOC Convertible Debenture”). Under the terms of its original issuance: (1) the Company could request to borrow up to a maximum principal amount of $250,000 from time to time; (2) amounts borrowed bore an annual interest rate of 8%; (3) the amounts borrowed plus accrued interest were payable in cash at the earlier of January 14, 2014 or when the Company completes a Financing, as defined, and (4) the holder had sole discretion to determine whether or not to make an advance upon the Company’s request.

During 2013, the LOC Convertible Debenture was further amended to: (1) increase the maximum principal amount available for borrowing to $1 million plus any amounts of salary or related payments paid to Dr. Damaj prior to the termination of the funding commitment; and (2) change the holder’s funding commitment to automatically terminate on the earlier of either (a) when the Company completes a financing with minimum net proceeds of at least $4 million, or (b) July 1, 2016. The securities to be issued upon automatic conversion will be either the Company’s securities that are issued to the investors in a Qualified Financing or, if the financing does not occur by July 1, 2016, shares of the Company’s common stock based on a conversion price of $0.312 per share, 80% times the quoted market price of the Company's common stock on the date of the amendment. The LOC Convertible Debenture continues to bear interest at a rate of 8% per annum. The other material terms of the LOC Convertible Debenture were not changed. The Company recorded a debt discount for the intrinsic value of the BCF with an offsetting increase to additional paid-in-capital. The BCF is being accreted as non-cash interest expense over the expected term of the LOC debenture to its stated maturity date using the effective interest rate method.

On February 19, 2014, the Company agreed with its CEO to convert the then outstanding principal and interest owed as of such date into shares of the Company’s common stock at a conversion price of $0.40 per share. The principal and interest amount owed under the LOC Convertible Debenture immediately prior to conversion was $476,165, which was converted into 1,190,411 shares of the Company’s common stock. The debt discount of $89,452 related to the BCF for the converted portion was recorded as interest expense.

On July 22, 2014, the Company agreed with its CEO to increase the principal amount that may be borrowed from $1,000,000 to $1,500,000.  All other terms of the LOC Convertible Debenture remained the same.

On August 12, 2015, the principal amount that may be borrowed was increased to $2,000,000 and the automatic termination date described above was extended to October 1, 2016. The conversion price is $.16 per share, 80% times the quoted market price of the Company’s common stock on the date of the amendment.

During the year ended December 31, 2015 and 2014, the Company borrowed $114 and $424,078, respectively, under the LOC Convertible Debenture and it repaid $15,000 during 2015. The Company recorded a BCF of $8,321 for the year ended December 31, 2015 and, as of December 31, 2015, the Company owed $409,192 in principal amount under the LOC Convertible Debenture and there was approximately $1.6 million remaining on the line of credit and available to use.

January 2015 Non-Convertible Debenture - Former CFO

On January 21, 2015, the Company entered into a securities purchase agreement with the Company’s former Chief Financial Officer whereby the Company issued and sold a promissory note in the principal face amount of $55,000 and warrants to purchase up to 250,000 shares of the Company’s common stock for gross proceeds of $50,000.  The Company recorded an OID of $5,000 upon issuance.

The note was due on July 31, 2015 and accrued a one-time interest charge of 8% on the closing date. The warrants are exercisable for five years from the closing date at an exercise price of $0.30 per share of common stock. The warrants contain anti-dilution protection, including protection upon dilutive issuances. The principal and interest balance of $59,400 was repaid on July 31, 2015.

The warrants issued in connection with the note, are measured at fair value and classified as a liability because these warrants contain anti-dilution protection and therefore, cannot be considered indexed to the Company’s own stock which is a requirement for the scope exception as outlined under FASB ASC 815. The estimated fair value of the warrants was determined using the Probability Weighted Black-Scholes Option-Pricing Model, resulting in a fair value of $49,999 on the date they were issued.

The allocation of the proceeds of the debt was initially recorded using the residual method, at $1, net of a debt discount of $54,999 for the fair value of the warrants and the OID. The discount was accreted as non-cash interest expense over the expected term of the note using the effective interest method and the unamortized balance was expensed upon repayment. The fair value of the warrants will be affected by changes in inputs to that model including our stock price, expected stock price volatility, the contractual term and the risk-free interest rate. The Company will continue to classify the fair value of the warrants as a liability until the warrants are exercised, expire or are amended in a way that would no longer require these warrants to be classified as a liability, whichever comes first. The anti-dilution protection for the warrants survives for the life of the warrants which ends in January 2020 (see Note 9).

2014 Non-Convertible Notes – Related Parties

On January 29, 2014, the Company issued an 8% note, in the amount of $25,000, to the Company’s President and CEO. The principal amount and interest were payable on January 22, 2015. This note was amended to extend the maturity date until January 22, 2017. This note is still outstanding at December 31 2015.

 On May 30, 2014, the Company issued an 8% debenture, in the amount of $50,000, to a member of the Company’s Board of Directors. The principal amount and interest were payable on May 30, 2015 and the repayment date had been extended to May 30, 2016. On August 5, 2015 the debenture was converted into 313,177 shares of common stock.

 On June 17, 2014, the Company issued an 8% debenture, in the amount of $50,000, to the Company’s former Chief Financial Officer. The principal and interest were payable on June 16, 2015 and were repaid in July 2015.

 On August 25, 2014, the Company issued an 8% debenture, in the amount of $25,000, to a member of the Company’s Board of Directors. The principal amount and interest were payable on August 25, 2015. In July 2015, the repayment date was extended to May 30, 2016. On August 5, 2015 the debenture was converted into 156,083 shares of common stock.

Interest Expense

The Company recognized interest expense on the outstanding debentures to related parties totaling $69,634 and $42,881 during the years ended December 31, 2015 and 2014, respectively. Amortization of the debt discount to interest expense during the years ended December 31, 2015 and 2014 totaled $122,092 and $160,519, respectively.

NOTE 7 – RELATED PARTY TRANSACTIONS

Related Party Borrowings

There were several related party borrowings which are described in more detail in Note 6.

Accrued Compensation – Related Party

Accrued compensation includes accruals for employee wages and vacation pay. The components of accrued compensation as of December 31, 2015 and 2014 are as follows:

	2015	2014
Wages	$1,178,909	$791,987
Vacation	170,371	114,941
Payroll taxes on the above	93,510	-
Total	1,442,790	906,928
Classified as long-term	(906,928)	(906,928)
Accrued compensation	$535,862	$-

Accrued employee wages at December 31 2015 are entirely, and at December 31, 2014 relate primarily, to wages owed to the Company’s CEO and President. Under the terms of his employment agreement, wages are to be accrued but no payment made for so long as payment of such salary would jeopardize the Company’s ability to continue as a going concern. The CEO started to receive salary in the third quarter of 2015. Under the third quarter 2015 financing agreement, salaries prior to January 1, 2015 cannot be repaid until the debentures are repaid in full or otherwise extinguished by conversion or other means and, accordingly, the accrued compensation is shown as a long-term liability.  The remaining accrued compensation of $535,862 is included in accounts payable and accrued expenses in the accompanying consolidated balance sheet at December 31, 2015.

NOTE 8 – STOCKHOLDERS’ EQUITY

Capital Stock

 The Company is authorized to issue 150,000,000 shares, all of which are common stock with a par value of $0.001 per share.

Issuances of Common Stock

On January 17, 2013, the Company entered into a service agreement with a third party pursuant to which the Company agreed to issue over the term of the agreement 250,000 shares of Company common stock in exchange for services to be rendered. On September 18, 2013, the Company extended the term of the agreement and agreed to issue an additional aggregate of 300,000 shares of common stock in exchange for services to be rendered. The term was further extended in April 2014 and the Company agreed to issue an additional 300,000 shares of common stock in exchange for services to be rendered over the term of the agreement. During the years ended December 31, 2015 and 2014, the Company issued 140,000 and 300,000 shares of common stock, respectively, and recognized $20,650 and $82,500 of services expense, respectively, under this agreement. This agreement was terminated in June 2015.

On June 28, 2013, the Company entered into an agreement with a consultant to provide drug development pre-clinical consulting services for Sensum+™ and EjectDelay®. In consideration of such services, the Company issued 126,296 shares in 2014 to the consultant, which were valued at the closing price of the Company’s common stock on the date of issuance. The aggregate value of the shares issued was $55,521 in 2014, which corresponds to the service period of the consultant’s services. As of December 31, 2014, the studies have completed and the consulting services have terminated.

On February 19, 2014, the Company agreed with the holders of the January 2012 Debentures, January 2013 Debenture, and the LOC Convertible Debenture to convert such debentures into shares of the Company’s common stock at a conversion price of $0.40 per share. The conversion terminated the January 2012 Debentures and the January 2013 Debenture. The conversion of the LOC Convertible Debenture, would convert the then outstanding principal and interest owed as of such date. The Company issued a total of 1,855,747 shares of the Company’s common stock that had a value prior to the conversion of $742,299 in 2014.

On September 15, 2014, the Company entered into a debt exchange agreement with the investor, pursuant to which the Company agreed to issue 1,900,000 shares of the Company’s common stock of $790,507 based on the value at issuance, in exchange for the retirement of the December 2013 Debenture. The holder of the December 2013 Debenture sold it to the investor prior to the debt exchange agreement.

On March 17, 2015, the Company entered into a consulting agreement for services. In consideration of such services, the Company issued 28,125 shares of Company common stock to the consultant on said date and valued them at $3,938 based on the closing price of the stock on the date of issuance. The fair value of such shares was recognized in general and administrative expense in the accompanying consolidated statement of operations.

On August 27, 2014, the Company agreed to issue 200,000 shares of Company common stock pursuant to a consulting contract with a third party for services. The Company issued 100,000 shares of stock pursuant to this agreement on September 2, 2014. The remaining 100,000 shares were issued on November 4, 2014. The Company extended the consulting contract in January 2015 and agreed to issue an additional 200,000 shares. The issued shares have been valued at the closing price of the Company’s common stock on the date of issuance and are expensed over the period that the services are rendered. The Company recognized expense of $38,000 and $37,500 during the years ended December 31, 2015 and 2014, respectively, related to services provided in general and administrative expense in the accompanying consolidated statement of operations.

On January 23, 2015, the Company entered into a settlement agreement with CRI whereby CRI returned 200,000 shares of common stock initially issued for a product license acquired. The share return was in consideration for the Company completing certain product development and regulatory efforts relating to the sale of the product in foreign territories and reduced the intangible asset value by the fair value of such shares totaling $38,000.

On September 17, 2015 a consultant terminated his arrangement with the Company and exchanged 500,000 of his restricted stock units for 500,000 shares of common stock. The Company had previously recognized stock-based compensation expense of $110,621 (cumulative to date of termination), which was greater than the fair value of the stock issued to him. Accordingly, no additional compensation expense was recognized.

On September 29, 2015 the Company issued 375,000 shares of common stock for services and recorded an expense of $23,250, which is included in general and administrative expense in the accompanying consolidated statement of operations.

The Company issued an additional 1,037,500 and 343,907 shares of common stock and expensed $124,691 and $101,300, during the years ended December 31, 2015 and 2014 respectively, to other consultants for various services, which is included in general and administrative expense in the accompanying consolidated statement of operations. The shares were issued under the Company’s 2013 Equity Incentive Plan (the “Incentive Plan”) or under the corresponding Plans, as filed with the Securities Exchange Commission. All issued shares have been valued at the closing price of the Company’s common stock on the date of issuance.

See Note 5 for more details on the shares of common stock issued in connection with the Third Quarter 2015 Financing, shares of common stock issued upon conversion of convertible debentures and note payable and shares of common stock issued in connection with the extension and amendment of certain convertible debentures during 2015.  See Note 3 for more details on the shares of common stock issued in connection with the Novalere acquisition during 2015 and the return of shares of common stock during 2015 in connection with the Semprae merger transaction.

2013 Equity Plan

The Company has issued common stock, restricted stock units and stock option awards to employees, non-executive directors and outside consultants under the 2013 Incentive Plan, which was approved by the Company’s Board of Directors in February of 2013. The 2013 Incentive Plan allows for the issuance of up to 10,000,000 shares of the Company’s common stock to be issued in the form of stock options, stock awards, stock unit awards, stock appreciation rights, performance shares and other share-based awards. The exercise price for all equity awards issued under the 2013 Incentive Plan is based on the fair market value of the common stock. Currently, because the Company’s common stock is quoted on the OTCQB, the fair market value of the common stock is equal to the last-sale price reported by the OTCQB as of the date of determination, or if there were no sales on such date, on the last date preceding such date on which a sale was reported. Generally, each vested stock unit entitles the recipient to receive one share of Company common stock which is eligible for settlement at the earliest of their termination, a change in control of the Company or a specified date. Restricted stock units can vest according to a schedule or immediately upon award. Stock options generally vest over a three-year period, first year cliff vesting with quarterly vesting thereafter on the three-year awards, and have a ten-year life. Stock options outstanding are subject to time-based vesting as described above and thus are not performance-based. As of December 31, 2015, 995,264 shares were available under this plan.

2014 Equity Plan

The Company has issued common stock, restricted stock units and stock option awards to employees, non-executive directors and outside consultants under the 2014 Incentive Plan, which was approved by the Company’s Board of Directors in November 2014. The 2014 Incentive Plan allows for the issuance of up to 20,000,000 shares of the Company’s common stock to be issued in the form of stock options, stock awards, stock unit awards, stock appreciation rights, performance shares and other share-based awards. The exercise price for all equity awards issued under the 2014 Incentive Plan is based on the fair market value of the common stock. Currently, because the Company’s common stock is quoted on the OTCQB, the fair market value of the common stock is equal to the last-sale price reported by the OTCQB as of the date of determination, or if there were no sales on such date, on the last date preceding such date on which a sale was reported. Generally, each vested stock unit entitles the recipient to receive one share of Company common stock which is eligible for settlement at the earliest of their termination, a change in control of the Company or a specified date. Restricted stock units can vest according to a schedule or immediately upon award. Stock options generally vest over a three-year period, first year cliff vesting with quarterly vesting thereafter on the three-year awards and have a ten-year life. Stock options outstanding are subject to time-based vesting as described above and thus are not performance-based. As of December 31, 2015 10,950,000 shares were available under this plan.

Stock-Based Compensation

The stock-based compensation expense for the years ended December 31, 2015 and 2014 was $1,298,240 and $1,509,005, respectively, for the issuance of restricted stock units and stock options to management, directors and consultants.  The Company calculates the fair value of the restricted stock units based upon the quoted market value of the common stock at the date of grant. The Company calculates the fair value of each stock option award on the date of grant using Black-Scholes.

Stock Options

For the years ended December 31, 2015 and 2014, the following weighted average assumptions were utilized for the stock options granted during the period:

	2015	2014
Expected life (in years)	6.0	6.0
Expected volatility	228.78%	224.42% - 236.78%
Average risk free interest rate	2.16%	1.69% - 2.02%
Dividend yield	0%	0%
Grant date fair value	$0.10	$0.31

The dividend yield of zero is based on the fact that the Company has never paid cash dividends and has no present intention to pay cash dividends. Expected volatility is based on the historical volatility of the Company’s common stock over the period commensurate with the expected life of the stock options. Expected life in years is based on the “simplified” method as permitted by ASC Topic 718. The Company believes that all stock options issued under its stock option plans meet the criteria of “plain vanilla” stock options. The Company uses a term equal to the term of the stock options for all non-employee stock options. The risk free interest rate is based on average rates for treasury notes as published by the Federal Reserve in which the term of the rates correspond to the expected term of the stock options.

The following table summarizes the number of stock options outstanding and the weighted average exercise price:

	Options	Weighted average exercise price	Weighted remaining contractual life (years)	Aggregate intrinsic value
Outstanding at December 31, 2013	21,000	$0.64	9.9	-
Granted	92,000	$0.31	9.6	-
Exercised	-	-	-	-
Cancelled	-	-	-	-
Forfeited	-	-	-	-
Outstanding at December 31, 2014	113,000	$0.37	9.5	-
Granted	83,000	$0.10	9.7	-
Exercised	-	-	-	-
Cancelled	-	-	-	-
Forfeited	-	-	-	-
Outstanding at December 31, 2015	196,000	$0.31	9.0	$-

Vested at December 31, 2014	113,000	$0.37	9.5	$-
Vested at December 31, 2015	196,000	$0.31	9.0	$-

The aggregate intrinsic value is calculated as the difference between the exercise price of all outstanding stock options and the quoted price of the Company’s common stock at December 31, 2015. At December 31, 2015 and 2014, the aggregate intrinsic value of all outstanding stock options was $0.  During the years ended December 31, 2015 and 2014, the Company recognized stock-based compensation from stock options of $8,564 and $28,615, respectively.

Restricted Stock Units

 The following table summarizes the number of restricted stock units activity for the years ended December 31, 2015 and 2014 under both plans:

Restricted Stock Units
Outstanding at December 31, 2013	6,311,250
Granted	1,958,989
Expired	-
Cancelled	-
Forfeited	-
Outstanding at December 31, 2014	8,270,239
Granted	10,354,497
Exchanged	(500,000
Cancelled	(570,000
Outstanding at December 31, 2015	17,554,736

Vested at December 31, 2014	7,228,565
Vested at December 31, 2015	14,398,487

The vested restricted stock units at December 31, 2015 and 2014 have not settled and are not showing as issued and outstanding shares of the Company. Settlement of these vested restricted stock units will occur on the earliest of (i) the date of termination of service of the employee or consultant, (ii) change of control of the Company, or (iii) 10 years from date of issuance. Settlement of vested restricted stock units may be made in the form of (i) cash, (ii) shares, or (iii) any combination of both, as determined by the board of directors and is subject to certain criteria having been fulfilled by the recipient.

Significant grants of stock units as of December 31, 2015 are as follows:

On February 15, 2013, the Company entered into a stock unit agreement with its President and Chief Executive Officer pursuant to his employment agreement. Under the terms of the agreement, the Company issued 6,000,000 stock units, 2,000,000 of the units vested immediately, while the remaining 4,000,000 vest in eight equal quarterly installments until January 1, 2015, subject to his continued service to the Company as of the vesting date. As of December 31, 2015, all of the stock units have vested under this agreement and there were 500,000 stock units which vested during the year ended December 31, 2015.

 In connection with the appointment of our former Executive Vice President and Chief Financial Officer, the Company entered into an employment letter with her on February 6, 2014. Under the terms of the employment letter, Ms. Dillen received 600,000 restricted stock units. 200,000 of the units vested after six months of employment, while the remaining 400,000 vest in eight equal quarterly installments until August 6, 2016, subject to her continued service to the Company as of the vesting date. In July 2015, Ms. Dillen terminated employment with the Company.  As of December 31, 2015, 350,000 restricted stock units have vested under this agreement and the remaining 250,000 units have been forfeited. The restricted stock units were exchanged for shares of common stock in March 2016.

On February 6, 2014, the Company issued 852,273 stock units to the President and CEO in lieu of cash for the annual bonus and recognized and expensed equal to the fair value of such shares in 2014.

During the years ended December 31, 2015 and 2014, the Company issued 10,354,497 and 1,959,489 restricted stock units to employees, board members and consultants. In 2015, 9,370,000 were from the 2014 Plan and vest one-third on the issuance date and then monthly for the next 2 years. The balances were from the 2014 plan and vested immediately. The grant date fair value of restricted stock units issued in 2015 and 2014 was $1,363,413 and $493,906, respectively. During the year ended December 31, 2015, 500,000 units were exercised and 320,000 units were forfeited. For the year ended December 31, 2015 and 2014, the Company recognized $1,289,676 and $1,496,146 of stock-based compensation expense for the vested units. As of December 31, 2015, compensation expense related to unvested shares not yet recognized in the consolidated statement of operations was $441,876 and will be recognized over 1.25 years.

Warrants

During the year ended December 31, 2014, the Company issued 380,973 warrants in connection with the 2011 Dawson James notes (which were repaid in 2013). The warrants have an exercise price of $0.10 and expire December 6, 2018.

In February, 2014, the Company issued 250,000 warrants in connection with the February 2014 Convertible Debentures. The warrants had an exercise price of $0.50 per share and expire February 13, 2019. On March 6, 2015 the Company entered into an agreement with the note holder to extend the February 2014 Convertible Debentures for six months. As consideration for the extension, the Company issued the note holder an additional 250,000 warrants, reduced the exercise price of the warrants from $0.50 to $0.30 per share and extended the expiration date to March 12, 2020. The warrants were also amended to include certain anti-dilution protection, including protection upon dilutive issuances. In connection with the third quarter 2015 convertible debenture financing, the exercise price of these warrants was reduced to $0.0896 per share and an additional 1,173,410 warrants were issued per the anti-dilution protection afforded in the warrant agreement during the year ended December 31, 2015. The increase in the fair value of the warrants from the additional warrants issued is included in the change in fair value of derivative liabilities in the consolidated statement of operations (Note 9).

In January, 2015, the Company issued 500,000 warrants in connection with the January 2015 Non-Convertible Debentures. The warrants are exercisable for five years from the closing date at an exercise price of $0.30 per share of common stock or January 21, 2020. The warrants contain anti-dilution protection, including protection upon dilutive issuances. In connection with the third quarter 2015 convertible debenture financing, the exercise price of these warrants was reduced to $0.0896 per share and an additional 1,173,410 warrants were issued per the anti-dilution protection afforded in the warrant agreement during the year ended December 31, 2015. The increase in the fair value of the warrants from the additional warrants issued is included in the change in fair value of derivative liabilities in the consolidated statement of operations (Note 9).

In January, 2015, the Company issued 250,000 warrants with an exercise price of $0.30 per share to its former CFO in connection with the January 2015 debenture. The warrants expire on January 21, 2020. The warrants contain anti-dilution protection, including protection upon dilutive issuances. In connection with the third quarter 2015 convertible debenture financing, the exercise price of these warrants was reduced to $0.0896 per share and an additional 586,705 warrants were issued per the anti-dilution protection afforded in the warrant agreement during the year ended December 31, 2015. The increase in the fair value of the warrants from the additional warrants issued is included in the change in fair value of derivative liabilities in the consolidated statement of operations (Note 9).

In connection with the Third Quarter 2015 Financing the Company issued 1,808,333 warrants with an exercise price of $0.30 per share (see Note 5).

At December 31, 2015, there are 6,372,831 fully vested warrants outstanding.

Net Loss per Share

Commencing in the period ended September 30, 2015 we determined that restricted stock units that are vested but the issuance and delivery of the shares are deferred until the employee or director resigns should be included in the basic and diluted net loss per share calculations.

The weighted average shares of common stock outstanding used in the basic and diluted net loss per share calculation for the year ended December 31, 2015 was 41,359,779.

The weighted average restricted stock units vested but deferred until the employee or director resigns outstanding used in the basic and diluted net loss per share calculation for the year ended December 31, 2015 was 11,157,751.

The total weighted average shares outstanding used in the basic and diluted net loss per share calculation for the years ended December 31, 2015 was 52,517,530.

The weighted average restricted stock units vested but deferred until the employee or director resigns outstanding during the year ended December 31, 2014 was 5,465,864.  The total weighted average shares outstanding during the year ended December 31, 2014 would have been 29,849,900.  The impact on the previously reported basic and diluted net loss per share would have been a decrease in the basic and diluted net loss per share of $0.04 to a net loss per share of $0.16 for the year ended December 31, 2014.

The following table shows the anti-dilutive shares excluded from the calculation of basic and diluted net loss per common share as of December 31, 2015 and 2014:

	As of December 31,
	2015	2014
Gross number of shares excluded:
Restricted stock units - unvested	3,156,249	1,041,674
Stock options	196,000	113,000
Convertible debentures	12,751,512	2,115,195
Warrants	6,372,831	630,973
Total	22,476,592	3,900,842

The above table does not include the ANDA Consideration Shares related to the Novalere acquisition, as they are considered contingently issuable (see Note 3).

NOTE 9 – DERIVATIVE LIABILITIES

The warrants issued in connection with the January 2015 Non-Convertible Debenture, January 2015 Non-Convertible Debenture to the former CFO and the February 2014 Convertible Debenture are measured at fair value and classified as a liability because these warrants contain anti-dilution protection and therefore, cannot be considered indexed to the Company’s own stock which is a requirement for the scope exception as outlined under FASB ASC 815. The estimated fair value of the warrants was determined using the Probability Weighted Black-Scholes Option-Pricing Model, resulting in a value of $226,297 at the date of issuance. The fair value will be affected by changes in inputs to that model including our stock price, expected stock price volatility, the contractual term and the risk-free interest rate. The Company will continue to classify the fair value of the warrants as a liability until the warrants are exercised, expire or are amended in a way that would no longer require these warrants to be classified as a liability, whichever comes first. The anti-dilution protection for the warrants survives for the life of the warrants which ends in January 2020 and March 2020.

The assumptions for the Probability Weighted Black-Scholes Option-Pricing Model for the year ended December 31, 2015 are represented in the table below for the warrants issued with the January 2015 Non-Convertible Debenture, January 2015 Non-Convertible Debenture to the former CFO and the February 2014 Convertible Debenture, reflected on a per share common stock equivalent basis.

December 31, 2015
Expected life (in years)	4.06 – 5.00
Expected volatility	226%
Average risk free interest rate	1.15% - 1.54%
Dividend yield	0%

The Company has determined the embedded conversion features of the Q3 2015 Notes to be derivative liabilities because the terms of the embedded conversion features contain anti-dilution protection and therefore, cannot be considered indexed to the Company’s own stock which is a requirement for the scope exception as outlined under FASB ASC 815.  The embedded conversion features are to be measured at fair value and classified as a liability with subsequent changes in fair value recorded in earnings at the end of each reporting period.  The Company has determined the fair value of the derivative liabilities using a Path-Dependent Monte Carlo Simulation.  The fair value of the derivative liabilities using such option pricing model will be affected by changes in inputs to that model and is based on the individual characteristics of the embedded conversion features on the valuation date as well as assumptions for volatility, remaining expected life, risk-free interest rate, credit spread, and probability of default by the Company and acquisition of the Company.  The Company will continue to classify the fair value of the embedded conversion features as a liability until the conversion features are exercised, expire or are amended in a way that would no longer require these embedded conversion features to be classified as a liability, whichever comes first.  The anti-dilution protection for the embedded conversion features survive the life of the Q3 2015 which mature at various dates in August 2016 through October 2016.

The derivative liabilities are a Level 3 fair value measure in the fair value hierarchy and a summary of quantitative information with respect to valuation methodology and significant unobservable inputs used for the Company’s embedded conversion feature derivative liabilities that are categorized within Level 3 of the fair value hierarchy during the year ended December 31, 2015 is as follows:

December 31, 2015
Stock price	$0.07 – $0.16
Strike price	$0.15
Expected life (in years)	0.74 – 1.08
Expected volatility	101% – 119%
Average risk free interest rate	0.28% – 0.60%

At December 31, 2015, the estimated Level 3 fair values of the embedded conversion feature and warrant derivative liabilities measured on a recurring basis are as follows:

	Fair value	Level 1	Level 2	Level 3	Total
Embedded conversion feature derivative liabilities	$301,779	$-	$-	$301,779	$301,779
Warrant derivative liabilities	432,793	-	-	432,793	432,793
Total	$734,572	$-	$-	$734,572	$734,572

The following table presents the activity for the Level 3 embedded conversion feature and warrant derivative liabilities measured at fair value on a recurring basis for the year ended December 31, 2015:

Fair Value Measurements Using Level 3 Inputs

Warrant derivative liabilities	December 31, 2015
Beginning balance December 31, 2014	$-
Initial fair value of warrant derivative liability with January 2015 Non-Convertible Debenture	99,999
Initial fair value of warrant derivative liability with January 2015 Non-Convertible Debenture to Former CFO	49,999
Initial fair value of warrant derivative liability with the February 2014 Convertible Debentures	76,299
Change in Fair Value	206,496
Ending Balance December 31, 2015	$432,793

Embedded conversion feature derivative liabilities
Beginning Balance December 31, 2014	$-
Initial fair value of embedded conversion feature derivative liabilities with the Q3 2015 Notes	901,784
Change in Fair Value	(600,005)
Ending Balance December 31, 2015	$301,779

NOTE 10 – INCOME TAXES

The Company is subject to taxation in the United States and California.  The benefit from income taxes for the years ended December 31, 2015 and 2014 are summarized below:

	2015	2014
Current:
Federal	$(759,428)	$-
State	2,400	-
Total current	(757,028)	-

Deferred:
Federal	(67,000)	1,680,000
State	34,000	300,000
Change in valuation allowance	33,000	(1,980,000)
Total deferred	-	-
Income tax provision (benefit)	$(757,028)	$-

As a result of the Novalere acquisition and the intangible assets acquired (see Note 3), the Company released $759,428 of its deferred tax valuation allowance during the year ended December 31, 2015 which is recorded as an increase in goodwill (see Note 4) and benefit from income taxes in the accompanying consolidated statement of operations. The Company also recorded an impairment against this goodwill of $759,428. At December 31, 2015, the Company had federal net operating loss carry forwards of approximately $8,901,000 which may be offset against future taxable income through 2035, and a California net operating loss carryforward of approximately $8,471,000.  No net deferred tax assets are recorded at December 31, 2015 or 2014, as all deferred tax assets and liabilities have been fully offset by a valuation allowance due to the uncertainty of future utilization.

At December 31, 2015 and 2014, deferred tax assets (liabilities) consist of the following:

	2015	2014

Net operating loss carry-forwards	$3,521,000	$2,218,000
State taxes	1,000	-
Equity based instruments	2,181,000	1,515,000
Deferred compensation	575,000	361,000
Intangibles	158,000	173,000
Derivative liabilities	331,000	-
Warrants	-	759,000
Other	106,000	46,000
Total deferred tax assets	6,873,000	5,072,000

Intangibles	(1,687,000)	-
Debt discount	(142,000)	-
Other	(5,000)	-
Total deferred tax liabilities	(1,834,000)	-

Less: valuation allowance	(5,039,000)	(5,072,000)

Net deferred tax assets	-	-

At December 31, 2015 and 2014, the Company has recorded a full valuation allowance against its net deferred tax assets of approximately $5,039,000 and $5,072,000 respectively.  The change in the valuation allowance during the year ended December 31, 2015 was a decrease of approximately $33,000 and a full valuation allowance has been recorded since, in the judgement of management, these net deferred tax assets are not more likely than not to be realized.  The ultimate realization of deferred tax assets and liabilities is dependent upon the generation of future taxable income during periods in which those temporary differences and carryforwards become deductible or are utilized.

Pursuant to Section 382 of the Internal Revenue Code of 1986, the annual utilization of a company's net operating loss carryforwards could be limited if the Company experiences a change in ownership of more than 50 percentage points within a three-year period. An ownership change occurs with respect to a corporation if it is a loss corporation on a testing date and, immediately after the close of the testing date, the percentage of stock of the corporation owned by one or more five-percent shareholders has increased by more than 50 percentage points over the lowest percentage of stock of such corporation owned by such shareholders at any time during the testing period. The Company does not believe such an ownership change occurred subsequent to the reverse merger transaction.

The Company has experienced an ownership change with regard to Semprae operating losses. Out of approximately $19,482,000 of Federal and California NOLs as of December 24, 2013, only approximately $44,000 per year can be used going forward for a total of approximately $844,000 each.

The Company has experienced an ownership change with regard to Novalere operating losses.  A study has not been completed to evaluate the impact on the utilization of those losses.

A reconciliation of the statutory federal income tax rate for the year ended December 31, 2015 and 2014 to the effective tax rate is as follows:

	2015	2014
Expected federal tax	34.00%	34.00%
State tax (net of federal benefit)	(0.04)%	6.13%
Release of valuation allowance	18.10%	-%
Other	(0.01)%	0.89%
Valuation allowance	(33.97)%	(41.02)%

Total	18.08%	-%

The Company follows FASB ASC 740-10, Uncertainty in Income Taxes. The Company recognizes interest and penalties associated with uncertain tax positions as a component of income tax expense. The Company does not have any unrecognized tax benefits or a liability for uncertain tax positions at December 31, 2015 and 2014. The Company does not expect to have any unrecognized tax benefits within the next twelve months. The Company recognizes accrued interest and penalties associated with uncertain tax positions, if any, as part of income tax expense. There were no tax related interest and penalties recorded for 2015 and 2014. Since the Company incurred net operating losses in every tax year since inception, all of its income tax returns are subject to examination and adjustments by the IRS for at least three years following the year in which the tax attributes are utilized.

NOTE 11 – COMMITMENTS AND CONTINGENCIES

As described more fully in Note 2, the Company has several licensing agreements which could result in substantial payments upon the obtainment of contractual milestones.

As described more fully in Note 3, the Novalere Stockholders are entitled to receive Earn-out Payments.

The Company has annual royalty payments in connection with the Semprae acquisition discussed in Note 3.

The Company leases its facility under a non-cancelable operating lease arrangement which commenced on December 10, 2013 and currently ends on January 31, 2019. Future minimum lease payments under this lease are as follows:

Year Ended December 31, 2016                                                                                               $88,087

Year Ended December 31, 2017                                                                                                91,849

Year Ended December 31, 2018                                                                                                95,880

Year Ended December 31, 2019                                                                                                  8,018

Total minimum lease payments                                                                                            $283,834

The base rent expense for the years ended December 31, 2015 and 2014 was $86,931 and $73,092, respectively. The total rent, which included utilities, parking and other payments, was $97,480 and $92,297, respectively.

The Company does not currently utilize any off-balance-sheet financing.

 Litigation

The Company is party to certain legal actions arising out of the normal course of its business. In our opinion, none of these actions will have a material effect on the Company’s operations, financial condition, or liquidity.

NOTE 12 – SUBSEQUENT EVENTS

Acquisition of Assets of Beyond Human

On February 8, 2016, we entered into an Asset Purchase Agreement (“APA”), pursuant to which Innovus agreed to purchase substantially all of the assets of Beyond Human (the “Acquisition”) for a total cash payment of $630,000 (the “Purchase Price”). The Purchase Price was paid in the following manner:  (1) $300,000 in cash at the closing of the Acquisition (the “ Initial Payment ”), (2) $100,000 in cash four months from the closing upon the occurrence of certain milestones as described in the APA, (3) $100,000 in cash eight months from the closing upon the occurrence of certain milestones as described in the APA, and (4) $130,000 in cash in twelve months from the closing upon the occurrence of certain milestones as described in the APA.

Signing of Secured Loan Agreements and Closing of Financing

On February 24, 2016, the Company and SBI Investments, LLC, 2014-1 (“SBI”) entered into a Closing Statement in which SBI loaned the Company gross proceeds of $550,000 pursuant to a Purchase Agreement, 20% Secured Promissory Note and Security Agreement (“Note”), all dated February 19, 2016 (collectively, the “Finance Agreements”), to purchase substantially all of the assets of Beyond Human, LLC, a Texas limited liability company (“Beyond Human”).  Of the $550,000 gross proceeds, $300,000 was paid into an escrow account held by a third party bank to be released to Beyond Human upon closing of the transaction, $242,500 was provided directly to the Company for use in building the Beyond Human business and $7,500 was provided for attorneys’ fees.

Pursuant to the Finance Agreements, the principal amount of the Note is $550,000 and the interest rate thereon is 20% per year.  The Company shall begin to pay principal and interest on the Note on a monthly basis beginning on March 19, 2016 for a period of 24 months and the monthly mandatory payment amount thereunder is $28,209. The monthly amount shall be paid by the Company through a deposit amount control agreement with a third party bank in which SBI shall be permitted to take the monthly mandatory payment amount from all revenues received by the Company from the Beyond Human assets in the transaction.  The maturity date for the Note is February 19, 2018.

The Note is secured by SBI through a first priority secured interest in all of the Beyond Human assets acquired by the Company in the transaction including all revenue received by the Company from these assets.

Stock Issuances

From January 1, 2016 through March 30, 2016 the Company issued a total of 17,297,061 shares of its common stock from the exercise of RSUs by its CEO, former CFO and a consultant. The Company also issued 2,900,000 shares to consultants and 215,000 shares related to the Semprae acquisition.

INNOVUS PHARMACEUTICALS, INC.
Condensed Consolidated Balance Sheets

	June 30, 2016 (Unaudited)	December 31, 2015
ASSETS

CURRENT ASSETS
Cash	$198,133	$55,901
Restricted cash	1,305,000	-
Accounts receivable, net	22,147	83,097
Prepaid expenses	37,814	53,278
Inventories	222,437	254,443
Total current assets	1,785,531	446,719

PROPERTY AND EQUIPMENT, NET	34,296	35,101

OTHER ASSETS
Security deposits	52,418	14,958
Goodwill	549,368	549,368
Intangible assets, net	5,579,653	5,300,859
TOTAL ASSETS	$8,001,266	$6,347,005

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Accounts payable and accrued expenses	$1,084,928	$691,365
Deferred revenue and customer deposits	7,754	24,079
Accrued interest payable	77,125	79,113
Short-term loans payable	71,156	230,351
Derivative liabilities – embedded conversion features	1,409,664	301,779
Derivative liabilities – warrants	181,098	432,793
Contingent consideration	336,813	-
Current portion of note payable and non-convertible debentures, net of debt discount of $3,750 and $0, respectively	333,750	73,200
Line of credit convertible debenture and non-convertible debenture – related parties, net of debt discount of $5,445 and $17,720, respectively	309,747	391,472
Current portion of convertible debentures, net of debt discount of $0 and $1,050,041, respectively	-	407,459
Total current liabilities	3,812,035	2,631,611

NON-CURRENT LIABILITIES
Accrued compensation – less current portion	906,928	906,928
Note payable and non-convertible debentures, net of current portion and debt discount of $2,343 and $0, respectively	230,697	-
Line of credit convertible debenture and non-convertible debentures – related parties, net of current portion	-	25,000
Convertible debentures, net of debt discount of $1,650,000 and $0, respectively	-	-
Contingent consideration – less current portion	3,229,804	3,229,804
Total non-current liabilities	4,367,429	4,161,732

TOTAL LIABILITIES	8,179,464	6,793,343

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' DEFICIT

Common stock: 150,000,000 shares authorized, at $0.001 par value, 87,176,763 and 47,141,230 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	87,177	47,141
Additional paid-in capital	20,611,715	14,941,116
Common stock subscribed but unissued	472,814	-
Accumulated deficit	(21,349,904)	(15,434,595)
Total stockholders' deficit	178,198	(446,338)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$8,001,266	$6,347,005

See accompanying notes to these condensed consolidated financial statements.

INNOVUS PHARMACEUTICALS, INC.
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
NET REVENUES:
Product sales, net	$1,019,520	$178,473	$1,243,983	$375,325
License revenues	-	5,000	1,000	5,000
Net revenues	1,019,520	183,473	1,244,983	380,325

OPERATING EXPENSES:
Cost of product sales	262,934	64,029	383,057	140,449
Research and development	3,892	-	3,892	-
General and administrative	1,195,087	901,968	2,518,320	2,349,970
Total operating expenses	1,461,913	965,997	2,905,269	2,490,419

LOSS FROM OPERATIONS	(442,393)	(782,524)	(1,660,286)	(2,110,094)

OTHER INCOME AND (EXPENSES):
Interest expense	(1,877,149)	(97,484)	(2,273,584)	(271,366)
Loss on extinguishment of debt	-	-	-	(32,500)
Other income	111	-	1,876	-
Change in fair value of derivative liabilities	(2,040,909)	15,735	(1,983,315)	47,929
Total other expense, net	(3,917,947)	(81,749)	(4,255,023)	(255,937)

NET LOSS	$(4,360,340)	$(864,273)	$(5,915,309)	$(2,366,031)

NET LOSS PER SHARE OF COMMON STOCK – BASIC AND DILUTED	$(0.05)	$(0.02)	$(0.08)	$(0.06)

WEIGHTED AVERAGE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING – BASIC AND DILUTED	85,395,846	40,816,767	70,271,333	37,909,664

See accompanying notes to these condensed consolidated financial statements.

INNOVUS PHARMACEUTICALS, INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)

	For the Six Months Ended June 30,
	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES
NET LOSS	$(5,915,309)	$(2,366,031)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation	7,370	17,815
Allowance for doubtful accounts	5,708	-
Common stock, restricted stock units and stock options issued for services and board compensation	1,223,941	1,071,411
Loss on extinguishment of debt	-	32,500
Imputed interest on contingent consideration	22,334	-
Change in fair value of derivative liabilities	1,983,315	(47,929)
Fair value of embedded conversion feature in convertible debentures in excess of allocated proceeds	938,840	-
Amortization of debt discount and deferred financing costs	1,161,131	220,417
Amortization of intangible assets	335,685	239,582
Changes in operating assets and liabilities, net of acquisition amounts
Accounts receivable	55,242	153,716
Prepaid expenses	24,964	1,778
Security deposits	(37,460)	6,961
Inventories	32,006	(25,130)
Accounts payable and accrued expenses	378,563	530,778
Accrued interest payable	56,147	53,241
Deferred revenue and customer deposits	(16,325)	(17,470)
Net cash provided by (used in) operating activities	256,152	(128,361)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property & equipment	(6,565)	(9,537)
Purchase of intangible assets	-	(3,277)
Net cash used in investing activities	(6,565)	(12,814)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from (repayments of) line of credit convertible debenture – related party	(119,000)	113
Proceeds from short-term loans payable	21,800	-
Payments on short-term loans payable	(180,995)	-
Proceeds from notes payable and convertible debentures	416,500	100,000
Payments on notes payable	(226,660)	-
Deferred financing costs in connection with convertible debentures	(19,000)	-
Proceeds from non-convertible debentures – related party	-	50,000
Net cash (used in) provided by financing activities	(107,355)	150,113

NET CHANGE IN CASH	142,232	8,938

CASH AT BEGINNING OF PERIOD	55,901	7,479

CASH AT END OF PERIOD	$198,133	$16,417

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for income taxes	$-	$-
Cash paid for interest	$87,085	$-

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING & FINANCING ACTIVITIES:

Common stock issued for conversion of notes payable, convertible debentures and accrued interest	$1,515,635	$92,000
Reclassification of the fair value of the embedded conversion features from derivative liability to additional paid-in capital upon conversion	$2,018,565	$-
Cashless exercise of warrants	$3,194	$-
Reclassification of the fair value of the warrants from derivative liability to additional paid-in capital upon cashless exercise	$518,224	$-
Common stock issued for acquisition	$-	$2,071,625
Relative fair value of common stock issued in connection with notes payable recorded as debt discount	$93,964	$-
Relative fair value of warrants issued in connection with convertible debentures recorded as debt discount	$186,526	$-
Relative fair value of common stock subscribed but unissued in connection with convertible debentures recorded as debt discount	$472,814	$-
Fair value of embedded conversion feature derivative liabilities recorded as debt discount	$470,824	$-
Fair value of warrants issued to placement agents recorded as debt discount	$140,836	$-
Deferred financing costs included in accounts payable and accrued expenses	$15,000	$-
Net proceeds from convertible debentures in escrow included in restricted cash	$1,305,000	$-
Fair value of the contingent consideration for acquisition	$314,479	$2,905,425
Proceeds from note payable paid to seller in connection with acquisition	$300,000	$-
Deferred financing costs paid with proceeds from note payable	$7,500	$-
Fair value of unamortized non-forfeitable common stock issued to consultant included in prepaid expenses	$9,500	$-
Issuance of shares of common stock for vested restricted stock units	$18,888	$-
Return of shares of common stock related to license agreement	$-	$38,000
Common stock issued in connection with debt amendment	$-	$32,500
Fair value of beneficial conversion feature on line of credit convertible debenture – related party	$3,444	$4,154

See accompanying notes to these condensed consolidated financial statements.

 INNOVUS PHARMACEUTICALS, INC.
Notes to Condensed Consolidated Financial Statements
June 30, 2016
(Unaudited)

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Innovus Pharmaceuticals, Inc., together with its subsidiaries (collectively referred to as “Innovus”, “we”, “our” or the “Company”) is a San Diego, California-based pharmaceutical company that delivers safe and effective non-prescription medicine and consumer care products to improve men’s and women’s health and vitality and respiratory diseases.

We currently market 13 products in the United States and six in multiple countries around the world through our commercial partners: (a) BTH® Testosterone Booster, (b) BTH® Human Growth Agent, (c) Zestra® for female arousal and (d) EjectDelay® for premature ejaculation and has an additional five marketed products in this space, including (e) Sensum+® for the indication of reduced penile sensitivity, (for sales outside the U.S. only), (f) Zestra Glide®, (g) Vesele® for promoting sexual and cognitive health, (i) Androferti® (in the US and Canada) to support overall male reproductive health and sperm quality, (j) BTH Vision Formula, (k) BTH Blood Sugar, among others. While we generate revenue from the sale of our six products, most revenue is currently generated by BTH® Testosterone Booster; Zestra®, Zestra® Glide, EjectDelay® and Sensum +®.

Pipeline Products

Fluticare™ (Fluticasone propionate nasal spray). Innovus acquired the worldwide rights to market and sell the Fluticare™ brand (Fluticasone propionate nasal spray) and the related manufacturing agreement from Novalere FP in February 2015, the Over The Counter (“OTC”) Abbreviated New Drug Application (“ANDA”) filed at the end of 2014 by the manufacturer with the U.S. Food and Drug Administration (“FDA”) which, subject to FDA approval, may allow the Company to market and sell Fluticare™ over-the-counter. An ANDA is an application for a U.S. generic drug approval for an existing licensed medication or approved drug.

Urocis® XR. On October 27, 2015, the Company entered into an exclusive distribution agreement with Laboratorios Q Pharma (Spain) to distribute and commercialize Urocis(R) XR in the US and Canada. Urocis® XR  is a proprietary extended release of Vaccinium Marcocarpon (cranberry) shown to provide 24 hour coverage in the body to increase compliance of the use of the product to get full benefit.

AndroVit®. On October 27, 2015, the Company entered into an exclusive distribution agreement with Laboratorios Q Pharma (Spain) to distribute and commercialize AndroVit® in the US and Canada. AndroVit® is a proprietary supplement to support overall prostate and male sexual health currently marketed in Europe.  AndroVit® was specifically formulated with ingredients known to support the normal prostate health and vitality and male sexual health.

Change in Accounting Principle

On January 1, 2016, the Company retrospectively adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) No. 2015-03, Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. This ASU requires that debt issuance costs be presented as a direct reduction from the carrying amount of debt. As a result of the adoption of this ASU, the condensed consolidated balance sheet at December 31, 2015 was adjusted to reflect the reclassification of $97,577 from deferred financing costs, net to convertible debentures, net.  The adoption of this ASU did not have an impact on the Company’s condensed consolidated results of operations.

Basis of Presentation and Principles of Consolidation

These unaudited condensed consolidated financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), and include all assets, liabilities, revenues and expenses of the Company and its wholly owned subsidiaries: FasTrack Pharmaceuticals, Inc., Semprae Laboratories, Inc. (“Semprae”) and Novalere, Inc. (“Novalere”). All material intercompany transactions and balances have been eliminated. These interim unaudited condensed consolidated financial statements and notes thereto should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. Certain information required by U.S. GAAP has been condensed or omitted in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). The results for the period ended June 30, 2016, are not necessarily indicative of the results to be expected for the entire fiscal year ending December 31, 2016 or for any future period.  Certain items have been reclassified to conform to the current year presentation.

Use of Estimates

The preparation of these condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Such management estimates include the allowance for doubtful accounts and sales return adjustments, realizability of inventories, valuation of deferred tax assets, goodwill and intangible assets, valuation of contingent acquisition considerations, recoverability of long-lived assets and goodwill, fair value of derivative liabilities and the valuation of equity-based instruments and beneficial conversion features. The Company bases its estimates on historical experience and various other assumptions that the Company believes to be reasonable under the circumstances. Actual results could differ from these estimates under different assumptions or conditions.

Liquidity

The Company’s operations have been financed primarily through advances from officers, directors and related parties, outside capital, revenues generated from the launch of its products and commercial partnerships signed for the sale and distribution of its products domestically and internationally. These funds have provided the Company with the resources to operate its business, sell and support its products, attract and retain key personnel and add new products to its portfolio. The Company has experienced net losses from operations each year since its inception.  As of June 30, 2016, the Company had an accumulated deficit of $21,349,904 and a working capital deficit of $2,026,504.

The Company has raised funds through the issuance of debt and the sale of common stock. The Company has also issued equity instruments in certain circumstances to pay for services from vendors and consultants. In June and July 2016, the Company raised $3,000,000 in gross proceeds from the issuance of convertible debentures to eight investors (see Notes 5 and 10). In the event the Company does not pay the convertible debentures upon their maturity, or after the remedy period, the principal amount and accrued interest on the convertible debentures is convertible at the Company’s option to common stock at the lower of the fixed conversion price or 60% of the volume weighted average price (“VWAP”) during the ten consecutive trading day period preceding the date of conversion. In February 2016, the Company also raised $550,000 in funds from a note payable with net proceeds of $242,500 to the Company, which was used to pay for the asset acquisition of Beyond Human, LLC (see Note 5), a Texas limited liability company (“Beyond Human”) and for working capital purposes.

As of August 8, 2016, we had approximately $2.3 million in cash and approximately $2.0 million in cash available for use under the line of credit convertible debenture with our Chief Executive Officer (“CEO”).  During the six months ended June 30, 2016 we had net cash provided by operating activities of $256,152. The Company expects that its existing capital resources, revenues from sales of its products and upcoming sales milestone payments from the commercial partners signed for its products, along with the funds currently available for use under the line of credit convertible debenture with our CEO and equity instruments available to pay certain vendors and consultants will be sufficient to allow the Company to continue its operations, commence the product development process and launch selected  products through at least the next 12 months. In addition, the Company’s CEO, who is also a major shareholder, has deferred the payment of his salary earned thru June 30, 2016 and plans to continue to do so for the remainder of 2016, if needed. He is also able to extend the maturity date of the line of credit, if needed. The Company’s actual needs will depend on numerous factors, including timing of introducing its products to the marketplace, its ability to attract additional ex-US distributors for its products and its ability to in-license in non-partnered territories and/or develop new product candidates. The Company may also seek to raise capital, debt or equity from outside sources to pay for further expansion and development of its business and to meet current obligations. Such capital may not be available to the Company when it needs it on terms acceptable to the Company, if at all.

Fair Value Measurement

The Company’s financial instruments are cash, restricted cash, accounts receivable, accounts payable, accrued liabilities, derivative liabilities, contingent consideration and debt. The recorded values of cash, restricted cash, accounts receivable, accounts payable and accrued liabilities approximate their fair values based on their short-term nature.  The recorded fair value of the convertible debentures, net of debt discount, is based upon the relative fair value calculation of the common stock and warrants issued in connection with the convertible debentures and the fair value of the embedded conversion features. The fair values of the warrant derivative liabilities and embedded conversion feature derivative liabilities are based upon the Black Scholes Option Pricing Model (“Black-Scholes”) and the Path-Dependent Monte Carlo simulation model calculations and are a level 3 measurement (see Note 9). The fair value of the contingent acquisition consideration is based upon the present value of expected future payments under the terms of the agreements and is a level 3 measurement (see Note 3).  Based on borrowing rates currently available to the Company, the carrying values of the notes payable and convertible debentures approximate their respective fair values.  The difference between the fair value and recorded values of the related-party notes payable and convertible debentures is not significant.

The Company follows a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets and liabilities (Level 1) and the lowest priority to measurements involving significant unobservable inputs (Level 3). The three levels of the fair value hierarchy are as follows:

●	Level 1 measurements are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.
●	Level 2 measurements are inputs other than quoted prices included in Level 1 that are observable either directly or indirectly.
●	Level 3 measurements are unobservable inputs.

Concentration of Credit Risk and Major Customers

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and accounts receivable. Cash held with financial institutions may exceed the amount of insurance provided by the Federal Deposit Insurance Corporation on such deposits. Accounts receivable consist primarily of online sales of our Zestra® and Beyond Human line of products to U.S. based retailers and Ex-U.S. partners. The Company also requires a percentage of payment in advance for product orders with its larger partners. The Company performs ongoing credit evaluations of its customers and generally does not require collateral.

Revenues consist primarily of product sales and licensing rights to market and commercialize our products.  The Company had no customers that accounted for 10% of its total net revenues during the three and six months ended June 30, 2016. Three customers accounted for 29%, 16% and 11%, respectively, of total gross accounts receivable as of June 30, 2016. The Company had three major customers that accounted for 18%, 13% and 11%, respectively, of its total net revenues during the six months ended June 30, 2015. Two customers accounted for 19% and 54%, respectively, of gross accounts receivable as of December 31, 2015.

Over 90% of our sales are currently within the United States and Canada. The balance of the sales are to various other countries, none of which is 10 percent or greater.

Concentration of Suppliers

The Company has manufacturing relationships with a number of vendors or manufacturers for its products including: Sensum+®, EjectDelay®, Vesele®, Androferti®, the Zestra® and Beyond Human lines of products. Pursuant to these relationships, the Company purchases products through purchase orders with its manufacturers.

Restricted Cash

Restricted cash consists of funds from the convertible debenture financing completed on June 30, 2016 but were held in escrow and released to the Company on July 6, 2016 (see Note 5).

Inventories

Inventory is valued at the lower of cost or market using the first-in, first-out method. Inventory is shown net of obsolescence, determined based on shelf life or potential product replacement.

Deferred Financing Costs / Debt Issuance Costs

Deferred financing costs represent costs incurred in connection with the issuance of the convertible debentures during the third quarter of the year ended December 31, 2015 and the note payable and convertible debentures during the six months ended June 30, 2016. Debt issuance costs related to the issuance of the convertible debentures and note payable are recorded as a reduction to the debt balances in the accompanying condensed consolidated balance sheets.  The debt issuance costs are being amortized to interest expense over the term of the financing instruments using the effective interest method.

Intangible Assets

Intangible assets with finite lives are amortized on a straight-line basis over their estimated useful lives, which range from 5 to 15 years. The useful life of the intangible asset is evaluated each reporting period to determine whether events and circumstances warrant a revision to the remaining useful life.

Business Combinations

We account for business combinations by recognizing the assets acquired, liabilities assumed, contractual contingencies, and contingent consideration at their fair values on the acquisition date. The final purchase price may be adjusted up to one year from the date of the acquisition. Identifying the fair value of the tangible and intangible assets and liabilities acquired requires the use of estimates by management and was based upon currently available data.

The Company allocated the excess of purchase price over the identifiable intangible and net tangible assets to goodwill. Such goodwill is not deductible for tax purposes and represents the value placed on entering new markets and expanding market share (see Note 3).

Unanticipated events and circumstances may occur that may affect the accuracy or validity of such assumptions, estimates or actual results. Additionally, any change in the fair value of the acquisition-related contingent consideration subsequent to the acquisition date, including changes from events after the acquisition date, such as changes in our estimate of relevant revenue or other targets, will be recognized in earnings in the period of the estimated fair value change. A change in fair value of the acquisition-related contingent consideration or the occurrence of events that cause results to differ from our estimates or assumptions could have a material effect on the condensed consolidated statements of operations, financial position and cash flows in the period of the change in the estimate.

Goodwill

The Company tests its goodwill for impairment annually, or whenever events or changes in circumstances indicates an impairment may have occurred, by comparing its reporting unit's carrying value to its implied fair value. Impairment may result from, among other things, deterioration in the performance of the acquired business, adverse market conditions, adverse changes in applicable laws or regulations and a variety of other circumstances. If the Company determines that an impairment has occurred, it is required to record a write-down of the carrying value and charge the impairment as an operating expense in the period the determination is made. In evaluating the recoverability of the carrying value of goodwill, the Company must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the acquired assets. Changes in strategy or market conditions could significantly impact those judgments in the future and require an adjustment to the recorded balances. The goodwill was recorded as part of the acquisition of Semprae that occurred on December 24, 2013, and the acquisition of Novalere that occurred on February 5, 2015. There was no impairment of goodwill for the six months ended June 30, 2016 and 2015.

Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company evaluates assets for potential impairment by comparing estimated future undiscounted net cash flows to the carrying amount of the assets. If the carrying amount of the assets exceeds the estimated future undiscounted cash flows, impairment is measured based on the difference between the carrying amount of the assets and fair value.

Derivative Liabilities

Certain of the Company’s embedded conversion features on debt and issued and outstanding common stock purchase warrants, which have exercise price reset features and other anti-dilution protection clauses, are treated as derivatives for accounting purposes. The common stock purchase warrants were not issued with the intent of effectively hedging any future cash flow, fair value of any asset, liability or any net investment in a foreign operation. The warrants do not qualify for hedge accounting, and as such, all future changes in the fair value of these warrants are recognized currently in earnings until such time as the warrants are exercised, expire or the related rights have been waived. These common stock purchase warrants do not trade in an active securities market, and as such, the Company estimates the fair value of these warrants using a Probability Weighted Black-Scholes Option-Pricing Model and the embedded conversion features using a Path-Dependent Monte Carlo Simulation Model (see Note 9).

Income Taxes

Income taxes are provided for using the asset and liability method whereby deferred tax assets and liabilities are recognized using current tax rates on the difference between the financial statement carrying amounts and the respective tax basis of the assets and liabilities. The Company provides a valuation allowance on deferred tax assets when it is more likely than not that such assets will not be realized.

The Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting this standard, the amount recognized in the financial statements is the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement with the relevant tax authority. There were no uncertain tax positions at June 30, 2016 and December 31, 2015.

Revenue Recognition and Deferred Revenue

The Company generates revenues from product sales and the licensing of the rights to market and commercialize its products.

The Company recognizes revenue in accordance with FASB Accounting Standards Codification (“ASC”) 605, Revenue Recognition. Revenue is recognized when all of the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) title to the product has passed or services have been rendered; (3) price to the buyer is fixed or determinable and (4) collectability is reasonably assured.

Product Sales: The Company ships product to its wholesale and retail customers pursuant to purchase agreements or orders. Revenue from sales transactions where the buyer has the right to return the product is recognized at the time of sale only if (1) the seller’s price to the buyer is substantially fixed or determinable at the date of sale, (2) the buyer has paid the seller, or the buyer is obligated to pay the seller and the obligation is not contingent on resale of the product, (3) the buyer’s obligation to the seller would not be changed in the event of theft or physical destruction or damage of the product, (4) the buyer acquiring the product for resale has economic substance apart from that provided by the seller, (5) the seller does not have significant obligations for future performance to directly bring about resale of the product by the buyer and (6) the amount of future returns can be reasonably estimated.

License Revenues: The license agreements the Company enters into normally generate three separate components of revenue: 1) an initial payment due on signing or when certain specific conditions are met; 2) royalties that are earned on an ongoing basis as sales are made or a pre-agreed transfer price and 3) milestone payments that are earned when cumulative sales reach certain levels. Revenue from the initial payments or licensing fee is recognized when all required conditions are met. Royalties are recognized as earned based on the licensee’s sales. Revenue from the milestone payments is recognized when the cumulative revenue levels are reached. FASB ASC 605-28, Milestone Method, is not used by the Company as these milestones are sales-based and similar to a royalty and the achievement of the sales levels is neither based, in whole or in part, on the vendor’s performance nor is a research or development deliverable.

Sales Allowances

The Company accrues for product returns, volume rebates and promotional discounts in the same period the related sale is recognized.

The Company’s product returns accrual is primarily based on estimates of future product returns over the period customers have a right of return, which is in turn based in part on estimates of the remaining shelf-life of products when sold to customers. Future product returns are estimated primarily based on historical sales and return rates. The Company estimates its volume rebates and promotional discounts accrual based on its estimates of the level of inventory of its products in the distribution channel that remain subject to these discounts. The estimate of the level of products in the distribution channel is based primarily on data provided by the Company’s customers.

In all cases, judgment is required in estimating these reserves. Actual claims for rebates and returns and promotional discounts could be materially different from the estimates.

The Company provides a customer satisfaction warranty on all of its products to customers for a specified amount of time after product delivery. Estimated return costs are based on historical experience and estimated and recorded when the related sales are recognized. Any additional costs are recorded when incurred or when they can reasonably be estimated.

The estimated reserve for sales returns and allowances, which is included in accounts receivable, was approximately $8,000 and $5,000 at June 30, 2016 and December 31, 2015, respectively.

Cost of Product Sales

Cost of product sales includes the cost of inventory, royalties and inventory reserves. The Company is required to make royalty payments based upon the net sales of three of its marketed products, Zestra®, Sensum+® and Vesele®.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with FASB ASC 718, Stock Based Compensation, which requires the recognition of the fair value of stock-based compensation as an expense in the calculation of net income. FASB ASC 718 requires that stock-based compensation expense be based on awards that are ultimately expected to vest. Stock-based compensation for the six months ended June 30, 2016 and 2015 have been reduced for estimated forfeitures. When estimating forfeitures, voluntary termination behaviors, as well as trends of actual option forfeitures, are considered. To the extent actual forfeitures differ from the Company’s current estimates, cumulative adjustments to stock-based compensation expense are recorded.

Except for transactions with employees and directors that are within the scope of FASB ASC 718, all transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

Equity Instruments Issued to Non-Employees for Services

Issuances of the Company’s equity for services are measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The measurement date for the fair value of the equity instruments issued to consultants is determined at the earlier of (a) the date at which a commitment for performance to earn the equity instruments is reached (a “performance commitment” which would include a penalty considered to be of a magnitude that is a sufficiently large disincentive for nonperformance) or (b) the date at which performance is complete, and is based upon the quoted market price of the common stock at the date of issuance (see Note 8).

Net Loss per Share

Basic net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the period presented. Diluted net loss per share is computed using the weighted average number of common shares outstanding during the periods plus the effect of dilutive securities outstanding during the periods. For the three and six months ended June 30, 2016 and 2015, basic net loss per share is the same as diluted net loss per share as a result of the Company’s common stock equivalents being anti-dilutive.  See Note 8 for more details.

Recent Accounting Pronouncements

In March 2016, the FASB issued ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting, which amends ASC Topic 718, Compensation - Stock Compensation. The ASU includes provisions intended to simplify various aspects related to how share-based payments are accounted for and presented in the financial statements. ASU 2016-09 is effective for public business entities for annual reporting periods beginning after December 15, 2016, and interim periods within that reporting period. Early adoption will be permitted in any interim or annual period, with any adjustments reflected as of the beginning of the fiscal year of adoption. Management is currently assessing the impact the adoption of ASU 2016-09 will have on our condensed consolidated financial statements.

In February 2016, the FASB issued its new lease accounting guidance in ASU No. 2016-02, Leases (Topic 842). Under the new guidance, lessees will be required to recognize the following for all leases (with the exception of short-term leases) at the commencement date: A lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Under the new guidance, lessor accounting is largely unchanged. Certain targeted improvements were made to align, where necessary, lessor accounting with the lessee accounting model and ASC 606, Revenue from Contracts with Customers. The new lease guidance simplified the accounting for sale and leaseback transactions primarily because lessees must recognize lease assets and lease liabilities. Lessees will no longer be provided with a source of off-balance sheet financing. Public business entities should apply the amendments in ASU 2016-02 for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted. Lessees (for capital and operating leases) must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the consolidated financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. Lessees may not apply a full retrospective transition approach.  Management is currently assessing the impact the adoption of ASU 2016-02 will have on our condensed consolidated financial statements.

In November 2015, the FASB issued ASU No. 2015-17, Balance Sheet Classification of Deferred Taxes. Current U.S. GAAP requires an entity to separate deferred income tax liabilities and assets into current and noncurrent amounts in a classified statement of financial position. To simplify the presentation of deferred income taxes, the amendments in this update require that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The amendments in this update apply to all entities that present a classified statement of financial position. The current requirement that deferred tax liabilities and assets of a tax-paying component of an entity be offset and presented as a single amount is not affected by the amendments in this update. The amendments in this update will align the presentation of deferred income tax assets and liabilities with International Financial Reporting Standards (IFRS) and are effective for fiscal years after December 15, 2016, including interim periods within those annual periods. Management is currently assessing the impact the adoption of ASU 2015-17 will have on our condensed consolidated financial statements.

In September 2015, the FASB issued ASU 2015-16, Simplifying the Accounting for Measurement-Period Adjustments, which eliminates the requirement to retrospectively adjust the consolidated financial statements for measurement-period adjustments that occur in periods after a business combination is consummated. Measurement period adjustments are calculated as if they were known at the acquisition date, but are recognized in the reporting period in which they are determined. Additional disclosures are required about the impact on current-period income statement line items of adjustments that would have been recognized in prior periods if prior-period information had been revised. The guidance is effective for annual periods beginning after December 15, 2015 and is to be applied prospectively to adjustments of provisional amounts that occur after the effective date. Early application is permitted. The adoption of this ASU during the six months ended June 30, 2016 did not have a material impact on the Company’s condensed consolidated financial position and results of operations.

In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory. Topic 330. Inventory, currently requires an entity to measure inventory at the lower of cost or market. Market could be replacement cost, net realizable value, or net realizable value less an approximately normal profit margin. The amendments apply to all other inventory, which includes inventory that is measured using first-in, first-out (FIFO) or average cost. An entity should measure in scope inventory at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The amendments in this Update more closely align the measurement of inventory in U.S. GAAP with the measurement of inventory in IFRS. For public business entities, the amendments are effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. The amendments should be applied prospectively with earlier application permitted as of the beginning of an interim or annual reporting period. The Company does not believe this update will have a material effect on its condensed consolidated financial statements and related disclosures.

In August 2014, the FASB issued ASU 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. This ASU 2014-15 describes how an entity should assess its ability to meet obligations and sets rules for how this information should be disclosed in the consolidated financial statements. The standard provides accounting guidance that will be used along with existing auditing standards. The ASU 2014-15 is effective for interim and annual periods beginning after December 15, 2016. Early application is permitted. The Company is in the process of evaluating the impact of this standard but does not expect this standard to have a material impact on the Company’s condensed consolidated financial position or results of operation.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers. This updated guidance supersedes the current revenue recognition guidance, including industry-specific guidance. The updated guidance introduces a five-step model to achieve its core principal of the entity recognizing revenue to depict the transfer of goods or services to customers at an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The updated guidance is effective for interim and annual periods beginning after December 15, 2016, and early adoption is not permitted. In August 2015, the FASB issued ASU No. 2015-14 which deferred the effective date by one year for public entities and others. The amendments in this ASU are effective for interim and annual periods beginning after December 15, 2017 for public business entities, certain not-for-profit entities, and certain employee benefit plans. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. Management has not selected a transition method and is currently assessing the impact the adoption of ASU 2014-09 will have on our condensed consolidated financial statements.

NOTE 2 – LICENSE AGREEMENTS

Sothema Laboratories Agreement

On September 23, 2014, the Company entered into an exclusive license agreement with Sothema Laboratories, SARL, a Moroccan publicly traded company (“Sothema”), under which Innovus granted to Sothema an exclusive license to market and sell Innovus’ topical treatment for Female Sexual Interest/Arousal Disorder (“FSI/AD”) (based on the latest Canadian approval of the indication), Zestra® and its high viscosity low osmolality water-based lubricant Zestra Glide® in the North African countries of Egypt, Morocco, Algeria, Tunisia and Libya, the Middle Eastern countries of Iraq, Jordan, Saudi Arabia and the United Arab Emirates and the West African countries of Benin, Burkina Faso, Cape Verde, Gambia, Ghana, Guinea, Guinea-Bissau, Ivory Coast, Liberia, Mali, Niger, Nigeria, Senegal, Sierra Leone and Togo (collectively the “Territory”).

Under the agreement, Innovus received an upfront payment and is eligible to receive up to approximately $171 million dollars upon and subject to the achievement of sales milestones based on cumulative supplied units of the licensed products in the Territory, plus a pre-negotiated transfer price per unit.

Pursuant to the guidance in ASC 605-28, Milestone Method, the milestones are considered substantive. The milestones enhance the value of the products and are the result of the Company’s past efforts. The milestones are reasonable relative to all of the deliverables. The Company will recognize the revenue from the milestone payments when the cumulative supplied units volume is met. During the three and six months ended June 30, 2016 and 2015, the Company recognized $2,563, $11,563, $6,487 and $56,487, respectively, in revenue for the sales of products related to this agreement, and no revenue was recognized for the sales milestones of the agreement.  We believe the amount of the upfront payment received is reasonable compared to the amounts to be received upon obtainment of future milestones.

Orimed Pharma Agreement

On September 18, 2014, the Company entered into an exclusive license agreement with Orimed Pharma (“Orimed”), an affiliate of JAMP Pharma, under which Innovus granted to Orimed an exclusive license to market and sell in Canada, Innovus’ (a) topical treatment for FSI/AD, Zestra®, (b) topical treatment for premature ejaculation, EjectDelay®, (c) product Sensum+™ to increase penile sensitivity and (d) high viscosity low osmolality water-based lubricant, Zestra Glide®.

Under the agreement, Innovus received an upfront payment and is eligible to receive up to approximately CN $94.5 million ($72.7 million USD based on June 30, 2016 exchange rate) upon and subject to the achievement of sales milestones based on cumulative gross sales in Canada by Orimed plus certain double-digit tiered royalties based on Orimed’s cumulative net sales in Canada.

Pursuant to the guidance in ASC 605-28, Milestone Method, the milestones and quarterly royalty payments are considered substantive. The milestones enhance the value of the products and are the result of the Company’s past efforts. The milestones are reasonable relative to all of the deliverables. The Company will recognize the revenue from the milestone payments when the cumulative gross sales volume is met.  The Company will recognize the revenue from the royalty payments on a quarterly basis when the cumulative net sales have been met.  During the three and six months ended June 30, 2016 and 2015, the Company recognized $7,483, $63,586, $49,376 and $49,376, respectively, in revenue for the sales of products related to this agreement, and no revenue was recognized for the sales milestones of the agreement. We believe the amount of the upfront payment received is reasonable compared to the amounts to be received upon obtainment of future milestones.

BroadMed SAL Agreements

On May 24, 2016, the Company entered into an exclusive license and distribution agreement with BroadMed SAL, a Lebanese company, under which Innovus granted to BroadMed an exclusive license to market and sell in Lebanon Innovus Pharma’s EjectDelay® for treating premature ejaculation. Under the agreement, the Company is eligible to receive up to $6.2 million dollars in sales milestone payments. For the three and six months ended June 30, 2016, the Company did not recognize revenue for the sales milestones of the agreement.

In April 2015, the Company entered into an exclusive license and distribution agreement with BroadMed SAL under which Innovus granted to BroadMed an exclusive license to market and sell in Lebanon Innovus Pharma’s Sensum+® to increase penile sensitivity. Under the agreement, the Company is eligible to receive up to $11.1 million dollars in upfront and sales milestone payments. For the three and six months ended June 30, 2015, the Company received and recognized $5,000 in upfront payments under this agreement.  No amounts were received or recognized during the three and six months ended June 30, 2016.

NOTE 3 – BUSINESS AND ASSET ACQUISITIONS

Acquisition of Assets of Beyond Human in 2016

On February 8, 2016, we entered into an Asset Purchase Agreement (“APA”), pursuant to which Innovus agreed to purchase substantially all of the assets of Beyond Human (the “Acquisition”) for a total cash payment of up to $662,500 (the “Purchase Price”). The Purchase Price is payable in the following manner:  (1) $300,000 in cash at the closing of the Acquisition (the “Initial Payment”), (2) $100,000 in cash four months from the closing upon the occurrence of certain milestones as described in the APA, (3) $100,000 in cash eight months from the closing upon the occurrence of certain milestones as described in the APA, and (4) $130,000 in cash in twelve months from the closing upon the occurrence of certain milestones as described in the APA.  An additional $32,500 in cash is due if certain milestones occur twelve months from closing.  The transaction closed on March 1, 2016.

The fair value of the contingent consideration is based on preliminary cash flow projections and other assumptions for the milestone payments and future changes in the estimate of such contingent consideration will be recognized as a charge to operations expense.  The amortization of imputed interest on the contingent consideration is recorded to interest expense in the accompanying condensed consolidated statement of operations.

The total purchase price is summarized as follows:
Cash consideration	$300,000
Fair value of future earn out payments	314,479
Total	$614,479

The Company has preliminary recorded the purchase price of $614,479 as an intangible asset on March 1, 2016 for the trademarks and domain names associated with the Beyond Human products acquired.  The identifiable intangible assets are being amortized over their estimated useful lives of five years.

The purchase price allocation is subject to completion of our analysis of the fair value of the assets acquired from Beyond Human as of the date of the acquisition. These adjustments could be material. The final valuation is expected to be completed as soon as practicable but no later than one year from the closing of the transaction. The establishment of the fair value of the contingent consideration, and the allocation to identifiable intangible assets requires the extensive use of accounting estimates and management judgment. The fair values assigned to the assets acquired are based on estimates and assumptions from data currently available. As of June 30, 2016, the estimated fair value of the contingent consideration was $336,813 and the Company recorded imputed interest expense of $16,750 and $22,334 during the three and six months ended June 30, 2016, respectively, which is included in interest expense in the accompanying condensed consolidated statement of operations.

Supplemental Pro Forma Information for Acquisition of Assets of Beyond Human (unaudited)

The following unaudited supplemental pro forma information for the six months ended June 30, 2016 and 2015 and the three months ended June 30, 2015, assumes the asset acquisition of Beyond Human had occurred as of January 1, 2016 and 2015, giving effect to purchase accounting adjustments such as amortization of intangible assets. The pro forma data is for informational purposes only and may not necessarily reflect the actual results of operations had the assets of Beyond Human been operated as part of the Company since January 1, 2016 and 2015.

	Six Months Ended June 30, 2016		Six Months Ended June 30, 2015
	As Reported	Pro Forma (unaudited)	As Reported	Pro Forma (unaudited)
Net revenues	$1,244,983	$1,294,621	$380,325	$1,868,770
Net loss	$(5,915,309)	$(5,928,345)	$(2,366,031)	$(2,178,643)
Net loss per share of common stock – basic and diluted	$(0.08)	$(0.08)	$(0.06)	$(0.06)
Weighted average number of shares outstanding – basic and diluted	70,271,333	70,271,333	37,909,664	37,909,664

	Three Months Ended June 30, 2015
	As Reported	Pro Forma (unaudited)
Net revenues	$183,473	$1,123,661
Net loss	$(864,273)	$(645,347)
Net loss per share of common stock – basic and diluted	$(0.02)	$(0.02)
Weighted average number of shares outstanding – basic and diluted	40,816,767	40,816,767

The acquisition of the assets of Beyond Human was not individually significant and the Company incurred approximately $70,000 in expenses related to the Acquisition.

Acquisition of Novalere in 2015

On February 5, 2015 (the “Closing Date”), the Company, Innovus Pharma Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Innovus (“Merger Subsidiary I”), Innovus Pharma Acquisition Corporation II, a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Subsidiary II”), Novalere FP, Inc., a Delaware corporation (“Novalere FP”) and Novalere Holdings, LLC, a Delaware limited liability company (“Novalere Holdings”), as representative of the shareholders of Novalere (the “Novalere Stockholders”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Subsidiary I merged into Novalere and then Novalere merged with and into Merger Subsidiary II (the “Merger”), with Merger Subsidiary II surviving as a wholly-owned subsidiary of the Company. Pursuant to the articles of merger effectuating the Merger, Merger Subsidiary II changed its name to Novalere, Inc.

With the Merger, the Company acquired the worldwide rights to market and sell the Fluticare™ brand (Fluticasone propionate nasal spray) and the related manufacturing agreement from Novalere FP. The Company currently anticipates that the Abbreviated New Drug Application (“ANDA”) filed in November 2014 by the manufacturer with the U.S. Food and Drug Administration (“FDA”) may be approved in the second half of 2016, which, when and if approved, may allow the Company to market and sell Fluticare™ over the counter. An ANDA is an application for a U.S. generic drug approval for an existing licensed medication or approved drug.

Under the terms of the Merger Agreement, at the Closing Date, the Novalere Stockholders received 50% of the Consideration Shares (the “Closing Consideration Shares”) and the remaining 50% of the Consideration Shares (the “ANDA Consideration Shares”) will be delivered only if an ANDA of Fluticasone Propionate Nasal Spray of Novalere Manufacturing Partners (the “Target Product”) is approved by the FDA (the “ANDA Approval”). A portion of the Closing Consideration Shares and, if ANDA Approval is obtained prior to the 18 month anniversary of the Closing Date, a portion of the ANDA Consideration Shares, will be held in escrow for a period of 18 months from the Closing Date to be applied towards any indemnification claims by the Company pursuant to the Merger Agreement.

In addition, the Novalere Stockholders are entitled to receive, if and when earned, earn-out payments (the “Earn-Out Payments”). For every $5 million in Net Revenue (as defined in the Merger Agreement) realized from the sales of Fluticare™, the Novalere Stockholders will be entitled to receive, on a pro rata basis, $500,000, subject to cumulative maximum Earn-Out Payments of $2.5 million.

The closing price of the Company’s common stock on the Closing Date was $0.20 per share. The Company issued 12,947,657 Closing Consideration Shares of its common stock at the Closing Date, the fair market value of the Closing Consideration Shares was $2,071,625 as of the Closing Date. 12,280,796 shares were placed in escrow to cover any potential claims that the Company might have with respect to disclosures made by Novalere.

The establishment of the fair value of the consideration for a Merger, and the allocation to identifiable tangible and intangible assets and liabilities, requires the extensive use of accounting estimates and management judgment. The fair values assigned to the assets acquired and liabilities assumed were based on estimates and assumptions. There has been no change to the estimated fair value of the contingent consideration of $2,905,425 through June 30, 2016.

Supplemental Pro Forma Information for Acquisition of Novalere (unaudited)

The following unaudited supplemental pro forma information for the six months ended June 30, 2015, assumes the acquisition of Novalere had occurred as of January 1, 2015, giving effect to purchase accounting adjustments such as amortization of intangible assets. The pro forma data is for informational purposes only and may not necessarily reflect the actual results of operations had Novalere been operated as part of the Company since January 1, 2015.

	Six Months Ended June 30, 2015
	As Reported	Pro Forma (unaudited)
Net revenues	$380,325	$380,325
Net loss	$(2,366,031)	$(2,682,161)
Net loss per share of common stock – basic and diluted	$(0.06)	$(0.07)
Weighted average number of shares outstanding – basic and diluted	37,909,664	40,413,334

Purchase of Semprae Laboratories, Inc. in 2013

On December 24, 2013 (the “Semprae Closing Date”), the Company, through Merger Sub obtained 100% of the outstanding shares of Semprae in exchange for the issuance of 3,201,776 shares of the Company’s common stock, which shares represented fifteen percent (15%) of the total issued and outstanding shares of the Company as of the close of business on the Closing Date, whereupon Merger Sub was renamed Semprae Laboratories, Inc. Also, the Company agreed to pay $343,500 to the New Jersey Economic Development Authority (“NJEDA”) as settlement-in full for an outstanding loan of approximately $640,000 owed by the former stockholder’s of Semprae, in full satisfaction of the obligation to the NJEDA. In addition, the Company agreed to pay the former shareholders an annual royalty (“Royalty”) equal to five percent (5%) of the net sales from Zestra® and Zestra® Glide and any second generation products derived primarily therefrom (“Target Products”) up until the time that a generic version of such Target Product is introduced worldwide by a third party.

The agreement to pay the annual Royalty resulted in the recognition of a contingent consideration, which is recognized at the inception of the transaction, and subsequent changes to estimate of the amounts of contingent consideration to be paid will be recognized as charges or credits in the consolidated statement of operations. The fair value of the contingent consideration is based on preliminary cash flow projections, growth in expected product sales and other assumptions. Based on the assumptions, the fair value of the Royalty was determined to be $308,273 at the date of acquisition. The fair value of the Royalty was determined by applying the income approach, using several significant unobservable inputs for projected cash flows and a discount rate of 40% commensurate with the Company’s cost of capital and expectation of the revenue growth for products at their life cycle stage. These inputs are considered Level 3 inputs under the fair value measurements and disclosure guidance. During the six months ended June 30, 2016 and 2015 no amounts were paid under this arrangement.  There were no changes in the fair value of the expected royalties to be paid during the six months ended June 30, 2016 and 2015. The fair value of contingent consideration was $324,379 at June 30, 2016 and December 31, 2015, based on the new estimated fair value of the consideration, net of the amounts to be returned to the Company as discussed above.

NOTE 4 – ASSETS

Inventories

Inventories consist of the following:

	June 30,	December 31,
	2016	2015
Raw materials and supplies	$8,088	$77,649
Work in process	28,410	90,540
Finished goods	185,939	86,254
Total	$222,437	$254,443

Intangible Assets

Amortizable intangible assets consist of the following:

	June 30, 2016
	Amount	Accumulated Amortization	Net Amount	Useful Lives (years)

Patent & Trademarks	$1,032,076	$(112,864)	$919,212	5 - 15
Customer Contracts	611,119	(157,872)	453,247	10
Sensum+(R) License (from CRI)	234,545	(72,282)	162,263	10
Vesele(R) trademark	25,287	(5,466)	19,821	8
Novalere Mfg. Contract	4,681,000	(655,890)	4,025,110	10
Total	$6,584,027	$(1,004,374)	$5,579,653

	December 31, 2015
	Amount	Accumulated Amortization	Net Amount	Useful Lives (years)

Patent & Trademarks	$417,597	$(57,593)	$360,004	7 - 15
Customer Contracts	611,119	(127,316)	483,803	10
Sensum+(R) License (from CRI)	234,545	(60,554)	173,991	10
Vesele(R) trademark	25,287	(3,886)	21,401	8
Novalere Mfg. Contract	4,681,000	(419,340)	4,261,660	10
Total	$5,969,548	$(668,689)	$5,300,859

Amortization expense for the three and six months ended June 30, 2016 and 2015 was $178,083, $335,685, $147,236 and $239,582, respectively. The following table summarizes the approximate expected future amortization expense as of June 30, 2016 for intangible assets:

Remainder of 2016	$310,000
2017	651,000
2018	651,000
2019	651,000
2020	651,000
Thereafter	2,666,000
$5,580,000

NOTE 5 – NOTES PAYABLE AND CONVERTIBLE DEBENTURES – NON-RELATED PARTIES

Short-Term Loans Payable

Included in this amount is $71,156 of short-term non-convertible financings. The short-term non-convertible financings are from three funding sources and all balances are guaranteed by the Company’s CEO.  The Company repaid these amounts in full in July 2016.

Note Payable and Non-Convertible Debentures

The following table summarizes the outstanding note payable and non-convertible debentures at June 30, 2016 and December 31, 2015:

	2016	2015
Note payable and non-convertible debentures:
February 2016 Note Payable	$473,340	$-
May 2016 Debenture	24,000	-
July 2015 Debenture (Amended August 2014 Debenture)	73,200	73,200
Total note payable and non-convertible debentures	570,540	73,200
Less: Debt discount	(6,093)	-
Carrying value	564,447	73,200
Less: Current portion	(333,750)	(73,200)
Note payable and non-convertible debentures, net of current portion	$230,697	$-

The following table summarizes the future minimum payments as of June 30, 2016 for the note payable and non-convertible debentures:

Remainder of 2016	$198,543
2017	317,013
2018	54,984
$570,540

July 2015 Debenture (Amended August 2014 Debenture)

On August 30, 2014, the Company issued an 8% debenture to an unrelated third party investor in the principal amount of $40,000 (the “August 2014 Debenture”). The August 2014 Debenture bore interest at the rate of 8% per annum. The principal amount and interest were payable on August 29, 2015. On July 21, 2015, the Company received an additional $30,000 from the investor and amended and restated this agreement to a new principal balance of $73,200 (including accrued interest of $3,200 added to principal) and a new maturity date of July 21, 2016.  The note was repaid in full in July 2016.

February 2016 Note Payable

On February 24, 2016, the Company and SBI Investments, LLC, 2014-1 (“SBI”) entered into a closing statement in which SBI loaned the Company gross proceeds of $550,000 pursuant to a purchase agreement, 20% secured promissory note and security agreement (“February 2016 Note Payable”), all dated February 19, 2016 (collectively, the “Finance Agreements”), to purchase substantially all of the assets of Beyond Human (see Note 3).  Of the $550,000 gross proceeds, $300,000 was paid into an escrow account held by a third party bank and was released to Beyond Human upon closing of the transaction, $242,500 was provided directly to the Company for use in building the Beyond Human business and $7,500 was provided for attorneys’ fees.  The attorneys’ fees were recorded as a discount to the carrying value of the February 2016 Note Payable in accordance with ASU 2015-03.

Pursuant to the Finance Agreements, the principal amount of the February 2016 Note Payable is $550,000 and the interest rate thereon is 20% per annum.  The Company began to pay principal and interest on the February 2016 Note Payable on a monthly basis beginning on March 19, 2016 for a period of 24 months and the monthly mandatory principal and interest payment amount thereunder is $28,209. The monthly amount shall be paid by the Company through a deposit account control agreement with a third party bank in which SBI shall be permitted to take the monthly mandatory payment amount from all revenues received by the Company from the Beyond Human assets in the transaction.  The maturity date for the February 2016 Note Payable is February 19, 2018.

The February 2016 Note Payable is secured by SBI through a first priority secured interest in all of the Beyond Human assets acquired by the Company in the transaction including all revenue received by the Company from these assets.

May 2016 Debenture

On May 4, 2016, the Company issued a 10% debenture to an unrelated third party investor in the principal amount of $24,000 (the “May 2016 Debenture”). The May 2016 Debenture bore interest at the rate of 10% per annum. The principal amount and interest were payable on May 4, 2017. The note was repaid in full in July 2016.

May 2016 Notes Payable

On May 6, 2016, the Company entered into a securities purchase agreement with an unrelated third party investor in which the investor loaned the Company gross proceeds of $50,000 pursuant to a 3% promissory note (“May 6, 2016 Note Payable”).  The May 6, 2016 Note Payable bore interest at the rate of 3% per annum. The principal amount and interest were payable on November 6, 2016. The note was repaid in full in June 2016.

In connection with the May 6, 2016 Note Payable, the Company issued the investor restricted shares of common stock totaling 500,000.  The fair value of the restricted shares of common stock issued was based on the market price of the Company’s common stock on the date of issuance of the May 6, 2016 Note Payable.  The allocation of the proceeds received to the restricted shares of common stock based on their relative fair value resulted in the Company recording a debt discount of $23,684. The discount was amortized in full to interest expense during the six months ended June 30, 2016.

On May 20, 2016, the Company entered into a securities purchase agreement with an unrelated third party investor in which the investor loaned the Company gross proceeds of $100,000 pursuant to a 3% promissory note (“May 20, 2016 Note Payable”).  The May 20, 2016 Note Payable bore interest at the rate of 3% per annum. The principal amount and interest were payable on February 21, 2017. The note was repaid in full in June 2016.

In connection with the May 20, 2016 Note Payable, the Company issued the investor restricted shares of common stock totaling 750,000.  The fair value of the restricted shares of common stock issued was based on the market price of the Company’s common stock on the date of issuance of the May 20, 2016 Note Payable.  The allocation of the proceeds received to the restricted shares of common stock based on their relative fair value resulted in the Company recording a debt discount of $70,280. The discount was amortized in full to interest expense during the six months ended June 30, 2016.

Interest Expense

The Company recognized interest expense on the short-term loans payable and non-related party note payable and non-convertible debentures of $77,550, $88,915, $6,313, and $25,916 for the three and six months ended June 30, 2016 and 2015, respectively.  Amortization of the debt discount to interest expense during the three and six months ended June 30, 2016 and 2015 totaled $94,902, $95,371, $65,326, and $188,453, respectively.

Convertible Debentures - Third Quarter 2015 Financing

The following table summarizes the outstanding Third Quarter 2015 Convertible Debentures at December 31, 2015:

December 31, 2015

Investor 1 - July 27, 2015	$500,000
Investor 1 - September 30, 2015	100,000
Investor 2 - August 25, 2015	500,000
Investor 2 - September 21, 2015	100,000
Investor 3 – August 27, 2015	125,000
1,325,000
Plus: Original issue discount (10%)	132,500
Face amount	1,457,500
Less: Debt discount	(1,050,041)
Carrying value	407,459
Less: Current portion	(407,459)
Convertible debentures – long-term	$-

In the third quarter of 2015, the Company entered into Securities Purchase Agreements with three (3) accredited investors (the “Buyers”), pursuant to which the Company received aggregate gross proceeds of $1,325,000 (net of OID) pursuant to which it sold:

Six (6) Convertible Promissory Notes of the Company. Two in the principal amount of $275,000, one for $550,000, one for $137,500, and two for $110,000 (each a “Q3 2015 Note” and collectively the “Q3 2015 Notes”) (the Q3 2015 Notes were sold at a 10% OID and the Company received an aggregate total of $1,242,500 in funds thereunder after debt issuance costs of $82,500). The principal amount due under the Q3 2015 Notes was $1,457,500. The Q3 2015 Notes and accrued interest were convertible into shares of common stock of the Company (the “Common Stock”) beginning six (6) months from the date of execution, at a conversion price of $0.15 per share, with certain adjustment provisions noted below. The maturity date of the first and second Q3 2015 Note was August 26, 2016. The third Q3 2015 Note had a maturity date of September 24, 2016, the fourth had a maturity date of September 26, 2016, the fifth was October 20, 2016 and the sixth was October 29, 2016. The Q3 2015 Notes bore interest on the unpaid principal amount at the rate of five percent (5%) per annum from the date of issuance until the same became due and payable, whether at maturity or upon acceleration or by prepayment or otherwise. Notwithstanding the foregoing, upon the occurrence of an Event of Default as defined in such Q3 2015 Note, a “Default Amount” equal to the sum of (i) the principal amount, together with accrued interest due thereon through the date of payment payable at the holder’s option in cash or common stock and (ii) an additional amount equal to the principal amount payable at the Company’s option in cash or common stock. For purposes of payments in common stock, the following conversion formula applied: the conversion price shall be the lower of: (i) the fixed conversion price ($0.15) or (ii) 60% multiplied by the volume weighted average price of the Company’s common stock during the ten consecutive trading days immediately prior to the later of the Event of Default or the end of the applicable cure period. Certain other conversion rates applied in the event of the sale or merger of the Company, default and other defined events. The embedded conversion feature of these notes contained anti-dilution protection, therefore, were treated as derivative instruments (see Note 9).

The Company could have prepaid the Q3 2015 Notes at any time on the terms set forth in the Q3 2015 Notes at the rate of 115% of the then outstanding balance of the Q3 2015 Notes. Under the terms of the Q3 2015 Notes, the Company could not effect certain corporate and business actions during the term of the Q3 2015 Notes, although some could have been done with proper notice. Pursuant to the Purchase Agreement, with certain exceptions, the Note holder had a right of participation during the term of the Q3 2015 Notes; additionally, the Company granted the Q3 2015 Note holder registration rights for the shares of common stock underlying the Q3 2015 Notes pursuant to Registration Rights Agreements.

In addition, a Registration Rights Agreement was signed and, as a result, the Company filed a Registration Statement on September 11, 2015 and filed an Amended Form S–1 on October 26, 2015 and November 12, 2015.

During the six months ended June 30, 2016, the Q3 2015 Notes holders elected to convert all principal and interest outstanding of $1,515,635 into 10,104,228 shares of common stock at a conversion price of $0.15 per share (see Note 8).  As a result of the conversion of the outstanding principal and interest balance into shares of common stock, the fair value of the embedded conversion feature derivative liabilities of $2,018,565 on the date of conversion was reclassified to additional paid-in capital (see Note 9) and the remaining unamortized debt discount was amortized to interest expense during the six months ended June 30, 2016.

Convertible Debentures - Second Quarter 2016 Financing

The following table summarizes the outstanding Second Quarter 2016 Convertible Debentures at June 30, 2016:

June 30, 2016

Investor 1 – June 30, 2016	$1,000,000
Investor 2 – June 30, 2016	250,000
Investor 3 – June 30, 2016	250,000
Sub-total of gross proceeds received	1,500,000
Plus: Original issue discount (10%)	150,000
Face amount	1,650,000
Less: Debt discount	(1,650,000)
Carrying value	-
Less: Current portion	-
Convertible debentures – long-term	$-

In the second quarter of 2016, the Company entered into Securities Purchase Agreements with three accredited investors (the “Investors”), pursuant to which the Company received aggregate gross proceeds of $1,500,000 (net of OID) pursuant to which it sold:

Three Convertible Promissory Notes of the Company. Two in the principal amount of $275,000 and one for $1,000,000 (each a “Q2 2016 Note” and collectively the “Q2 2016 Notes”) (the Q2 2016 Notes were sold at a 10% OID and the Company received an aggregate total of $1,305,000 in funds thereunder after debt issuance costs of $195,000). The funds from the Q2 2016 Notes were held in escrow and released to the Company on July 6, 2016. The principal amount due under the Q2 2016 Notes is $1,650,000. The Q2 2016 Notes and accrued interest are convertible into shares of common stock of the Company at a conversion price of $0.25 per share, with certain adjustment provisions noted below. The maturity date of the Q2 2016 Note is July 30, 2017. The Q2 2016 Notes bear interest on the unpaid principal amount at the rate of five percent (5%) per annum from the date of issuance until the same becomes due and payable, whether at maturity or upon acceleration or by prepayment or otherwise. Notwithstanding the foregoing, upon the occurrence of an Event of Default as defined in such Q2 2016 Note, a “Default Amount” equal to the sum of (i) the principal amount, together with accrued interest due thereon through the date of payment payable at the holder’s option in cash or common stock and (ii) an additional amount equal to the principal amount payable at the Company’s option in cash or common stock. For purposes of payments in common stock, the following conversion formula shall apply: the conversion price shall be the lower of: (i) the fixed conversion price ($0.25) or (ii) 75% multiplied by the volume weighted average price of the Company’s common stock during the ten consecutive trading days immediately prior to the later of the Event of Default or the end of the applicable cure period. For purposes of the Investors request of repayment in cash but the Company is unable to do so, the following conversion formula shall apply: the conversion price shall be the lower of: (i) the fixed conversion price ($0.25) or (ii) 60% multiplied by the lowest daily volume weighted average price of the Company’s common stock during the ten consecutive trading days immediately prior to the conversion. Certain other conversion rates apply in the event of the sale or merger of the Company, default and other defined events.

The Company may prepay the Q2 2016 Notes at any time on the terms set forth in the Q2 2016 Notes at the rate of 110% of the then outstanding balance of the Q2 2016 Notes. Under the terms of the Q2 2016 Notes, the Company shall not effect certain corporate and business actions during the term of the Q2 2016 Notes, although some may be done with proper notice. Pursuant to the Securities Purchase Agreements, with certain exceptions, the Investors have a right of participation during the term of the Q2 2016 Notes; additionally, the Company granted the Q2 2016 Note holders registration rights for the shares of common stock underlying the Q2 2016 Notes up to $1,000,000 pursuant to Registration Rights Agreements.

In addition, bundled with the convertible debenture, the Company sold:

1.
A common stock purchase warrant to each Investor, which allows the Investors to purchase an aggregate of 1,500,000 shares of common stock and the placement agent to purchase 680,000 shares of common stock (aggregating 2,180,000 shares of the Company’s common stock) at an exercise price of $0.40 per share (see Note 8); and

2.	3,750,000 restricted shares of common stock to the Investors.

 In addition, a Registration Rights Agreement was signed and, as a result, the Company is expected to file a Registration Statement in August 2016.

The Company allocated the proceeds from the Q2 2016 Notes to the convertible debenture, warrants and restricted shares of common stock issued based on their relative fair values.  The Company determined the fair value of the warrants using the Black-Scholes Option Pricing Model with the following range of assumptions:

June 30, 2016
Expected terms (in years)	5.00
Expected volatility	229%
Risk-free interest rate	1.01%
Dividend yield	-

The fair value of the restricted shares of common stock issued to Investors in July 2016 was based on the market price of the Company’s common stock on the date of issuance of the Q2 2016 Notes.  The allocation of the proceeds to the warrants and restricted shares of common stock based on their relative fair values resulted in the Company recording a debt discount of $186,526 and $472,814, respectively.  The remaining proceeds of $840,660 were initially allocated to the debt.

The Company determined that the embedded conversion features in the Q2 2016 Notes were a derivative instrument which was required to be bifurcated from the debt host contract and recorded at fair value as a derivative liability.  The fair value of the embedded conversion features at issuance was determined using a Path-Dependent Monte Carlo Simulation (see Note 9 for assumptions used to calculate fair value).  The initial fair value of the embedded conversion features were $1,409,664, of which, $470,824 is recorded as a debt discount.  The initial fair value of the embedded conversion feature derivative liabilities in excess of the proceeds allocated to the debt, after the allocation of debt proceeds to the deferred financing costs, was $938,840, and was immediately expensed and recorded as interest expense during the three and six months ended June 30, 2016 in the accompanying condensed consolidated statement of operations.  The Q2 2016 Notes were also issued at an OID of 10% and the OID of $150,000 was recorded as an addition to the principal amount of the Q2 2016 Notes and a debt discount in the accompanying condensed consolidated balance sheet.

Total deferred financing costs incurred in connection with the Q2 2016 Notes was $369,836, of which, $140,836 is the fair value of the warrants to purchase 680,000 shares of common stock issued to the placement agents.  The deferred financing costs have been recorded as debt discount and are being amortized to interest expense using the effective interest method over the term of the Q2 2016 Notes.

Interest Expense

The Company recognized interest expense on the Q3 2015 Notes and Q2 2016 Notes of $13,213 and $31,381 for the three and six months ended June 30, 2016. The debt discount recorded for the Q2 2016 Notes are being amortized as interest expense over the term of the Q2 2016 Notes using the effective interest method.  Total amortization of the debt discount on the Q3 2015 Notes and Q2 2016 Notes to interest expense for the three and six months ended June 30, 2016 was $690,021 and $1,050,041, respectively.

NOTE 6 – DEBENTURES – RELATED PARTY

The following table summarizes the long-term outstanding debentures to a related party at June 30, 2016 and December 31, 2015:

	June 30, 2016	December 31, 2015
Line of credit convertible debenture – related party	$290,192	$409,192
2014 non-convertible debenture – related party	25,000	25,000
Total	315,192	434,192
Less : Debt discount	(5,445)	(17,720)
Carrying value	309,747	416,472
Less: Current portion	(309,747)	(391,472)
Total long-term debentures – related party	$-	$25,000

Line of Credit Convertible Debenture

In January 2013, the Company entered into a line of credit convertible debenture with its CEO (the “LOC Convertible Debenture”). Under the terms of its original issuance: (1) the Company could request to borrow up to a maximum principal amount of $250,000 from time to time; (2) amounts borrowed bore an annual interest rate of 8%; (3) the amounts borrowed plus accrued interest were payable in cash at the earlier of January 14, 2014 or when the Company completes a Financing, as defined, and (4) the holder had sole discretion to determine whether or not to make an advance upon the Company’s request.

During 2013, the LOC Convertible Debenture was further amended to: (1) increase the maximum principal amount available for borrowing to $1 million plus any amounts of salary or related payments paid to Dr. Damaj prior to the termination of the funding commitment; and (2) change the holder’s funding commitment to automatically terminate on the earlier of either (a) when the Company completes a financing with minimum net proceeds of at least $4 million, or (b) July 1, 2016.

On August 12, 2015, the principal amount that may be borrowed was increased to $2,000,000 and the automatic termination date described above was extended to October 1, 2016. The conversion price is $0.16 per share, 80% times the quoted market price of the Company’s common stock on the date of the amendment.

During the six months ended June 30, 2016 and 2015, the Company borrowed $0 and $113, respectively, under the LOC Convertible Debenture and it repaid $119,000 during the six months ended June 30, 2016. The Company recorded a beneficial conversion feature of $1,611 and $3,444 for the three and six months ended June 30, 2016. As of June 30, 2016, the Company owed $290,192 in principal amount under the LOC Convertible Debenture and there was approximately $1.7 million remaining on the line of credit and available to use.  The Company repaid the outstanding LOC Convertible Debenture balance in full in August 2016.

2014 Non-Convertible Note – Related Party

On January 29, 2014, the Company issued an 8% note, in the amount of $25,000, to the Company’s CEO. The principal amount and interest were payable on January 22, 2015. This note was amended to extend the maturity date until January 22, 2017. This note is still outstanding at June 30, 2016 and was repaid in full in August 2016.

Interest Expense

The Company recognized interest expense on the outstanding debentures to a related party totaling $6,944, $15,306, $11,437, and $26,817 during the three and six months ended June 30, 2016 and 2015, respectively. Amortization of the debt discount to interest expense during the three and six months ended June 30, 2016 and 2015 totaled $5,448, $15,719, $16,192 and $31,964, respectively.

NOTE 7 – RELATED PARTY TRANSACTIONS

Related Party Borrowings

There were several related party borrowings which are described in more detail in Note 6.

Accrued Compensation – Related Party

Accrued compensation includes accruals for employee wages and vacation pay. The components of accrued compensation as of June 30, 2016 and December 31, 2015 are as follows:

	June 30, 2016	December 31, 2015
Wages	$1,411,821	$1,178,909
Vacation	198,292	170,371
Payroll taxes on the above	112,405	93,510
Total	1,722,518	1,442,790
Classified as long-term	(906,928)	(906,928)
Accrued compensation	$815,590	$535,862

Accrued employee wages at June 30, 2016 and December 31 2015 are entirely related to wages owed to the Company’s CEO. Under the terms of his employment agreement, wages are to be accrued but no payment made for so long as payment of such salary would jeopardize the Company’s ability to continue as a going concern. The CEO started to receive salary in the third quarter of 2015. Under the third quarter 2015 financing agreement, salaries prior to January 1, 2015 could not be repaid until the debentures were repaid in full or otherwise extinguished by conversion or other means and, accordingly, the accrued compensation was shown as a long-term liability.  During the period ended June 30, 2016, the Q3 2015 Notes was fully converted.  The Company does not expect to pay such amount within the next twelve months. As of June 30, 2016 and December 31, 2015, the remaining accrued compensation of $815,590 and $535,862, respectively, is included in accounts payable and accrued expenses in the accompanying condensed consolidated balance sheets.

NOTE 8 – STOCKHOLDERS’ DEFICIT

Capital Stock

The Company is authorized to issue 150,000,000 shares, all of which are common stock with a par value of $0.001 per share.

Issuances of Common Stock

On January 6, 2016 and April 5, 2016, the Company entered into a consulting agreement with a third party pursuant to which the Company agreed to issue, over the term of the agreements, an aggregate of 1,560,000 shares of Company common stock in exchange for services to be rendered. During the six months ended June 30, 2016, the Company issued 1,110,000 shares under the agreement related to services provided and recognized the fair value of the shares issued of $67,260 in general and administrative expense in the accompanying condensed consolidated statement of operations.  The 1,110,000 shares of common stock vested on the date of issuance and the fair value of the shares of common stock was based on the market price of the Company’s common stock on the date of vesting.

In January 2016, the Company issued 300,000 shares of common stock for services and recorded an expense of $17,000, which is included in general and administrative expense in the accompanying condensed consolidated statement of operations. The 300,000 shares of common stock vested on the date of issuance and the fair value of the shares of common stock was based on the market price of the Company’s common stock on the date of vesting.

On February 10, 2016, the Company entered into an investor relations service agreement with a third party pursuant to which the Company agreed to issue, over the term of the agreement, 3,000,000 shares of Company common stock in exchange for services to be rendered. During the six months ended June 30, 2016, the Company issued 2,500,000 shares under the agreement related to services provided and recognized the fair value of the shares issued of $242,500 in general and administrative expense in the accompanying condensed consolidated statement of operations. The 2,500,000 shares of common stock vested on the date of issuance and the fair value of the shares of common stock was based on the market price of the Company’s common stock on the date of vesting.

On February 19, 2016, the Company entered into a consulting agreement with a third party, pursuant to which the Company agreed to issue, over the term of the agreement, 1,750,000 shares of Company common stock in exchange for services to be rendered. During the six months ended June 30, 2016, the Company issued 1,625,000 shares under the agreement related to services provided in connection with the acquisition of Beyond Human (see Note 3) and recognized the fair value of the shares issued of $122,263 in general and administrative expense in the accompanying condensed consolidated statement of operations. The 1,625,000 shares of common stock vested on the date of issuance and the fair value of the shares of common stock was based on the market price of the Company’s common stock on the date of vesting.

In April 2016, the Company issued 3,193,446 shares of common stock upon the cashless exercise of warrants to purchase 4,797,724 shares of common stock.  Upon exercise of the warrants, the fair value of the warrant derivative liability on the date of exercise was reclassified to additional paid-in capital (see Note 9).

In April and May 2016, the Company issued 550,000 shares of common stock for services and recorded an expense of $54,900, which is included in general and administrative expense in the accompanying condensed consolidated statement of operations. The 550,000 shares of common stock vested on the date of issuance and the fair value of the shares of common stock was based on the market price of the Company’s common stock on the date of vesting.

On April 27, 2016, the Company entered into an investor relations service agreement with a third party pursuant to which the Company agreed to issue 300,000 shares of Company common stock in exchange for services to be rendered over the 3 month term of the agreement. The shares of common stock issued were non-forfeitable and the fair value of $28,500 was based on the market price of the Company’s common stock on the date of vesting. During the six months ended June 30, 2016, the Company recognized $19,000 in general and administrative expense in the accompanying condensed consolidated statement of operations.  At June 30, 2016, the remaining $9,500 is included in prepaid expenses in the accompanying condensed consolidated balance sheet and will be expensed over the remaining term of the agreement.

In May 2016, the Company issued 1,250,000 shares of restricted common stock to certain note holders in connection with their notes payable.  The relative fair value of the shares of restricted common stock issued was determined to be $93,964 and was recorded as a debt discount (see Note 5).

In May and June 2016, the Buyers of the Q3 2015 Notes elected to convert $1,515,635 in principal and interest into 10,104,228 shares of common stock (see Note 5). Upon conversion, the fair value of the embedded conversion feature derivative liability on the date of conversion was reclassified to additional paid-in capital (see Note 9).

During the six months ended June 30, 2016, the Company issued 215,000 shares of common stock for legal fees in connection with the Semprae merger transaction and recognized the fair value of the shares issued of $64,500 in general and administrative expense in the accompanying condensed consolidated statement of operations.

During the six months ended June 30, 2016, the Company issued 18,887,859 shares of common stock in exchange for vested restricted stock units.

Common Stock Subscribed but Unissued

In connection with the issuance of the Q2 2016 Notes, the Company was to issue restricted shares of common stock totaling 3,750,000 to the Investors. The restricted shares of common stock were not issued until July 2016 and thus the relative fair value of the restricted shares of common stock totaling $472,814 was recorded as common stock subscribed but unissued in the accompanying condensed consolidated balance sheet (see Note 5).  The amount will be reclassified to common stock par value and additional paid-in capital upon issuance in July 2016.

2013 Equity Plan

The Company has issued common stock, restricted stock units and stock option awards to employees, non-executive directors and outside consultants under the 2013 Incentive Plan, which was approved by the Company’s Board of Directors in February of 2013. The 2013 Incentive Plan allows for the issuance of up to 10,000,000 shares of the Company’s common stock to be issued in the form of stock options, stock awards, stock unit awards, stock appreciation rights, performance shares and other share-based awards. The exercise price for all equity awards issued under the 2013 Incentive Plan is based on the fair market value of the common stock. Currently, because the Company’s common stock is quoted on the OTCQB, the fair market value of the common stock is equal to the last-sale price reported by the OTCQB as of the date of determination, or if there were no sales on such date, on the last date preceding such date on which a sale was reported. Generally, each vested stock unit entitles the recipient to receive one share of Company common stock which is eligible for settlement at the earliest of their termination, a change in control of the Company or a specified date. Restricted stock units can vest according to a schedule or immediately upon award. Stock options generally vest over a three-year period, first year cliff vesting with quarterly vesting thereafter on the three-year awards, and have a ten-year life. Stock options outstanding are subject to time-based vesting as described above and thus are not performance-based. As of June 30, 2016, 386,153 shares were available under this plan.

2014 Equity Plan

The Company has issued common stock, restricted stock units and stock option awards to employees, non-executive directors and outside consultants under the 2014 Incentive Plan, which was approved by the Company’s Board of Directors in November 2014. The 2014 Incentive Plan allows for the issuance of up to 20,000,000 shares of the Company’s common stock to be issued in the form of stock options, stock awards, stock unit awards, stock appreciation rights, performance shares and other share-based awards. The exercise price for all equity awards issued under the 2014 Incentive Plan is based on the fair market value of the common stock. Currently, because the Company’s common stock is quoted on the OTCQB, the fair market value of the common stock is equal to the last-sale price reported by the OTCQB as of the date of determination, or if there were no sales on such date, on the last date preceding such date on which a sale was reported. Generally, each vested stock unit entitles the recipient to receive one share of Company common stock which is eligible for settlement at the earliest of their termination, a change in control of the Company or a specified date. Restricted stock units can vest according to a schedule or immediately upon award. Stock options generally vest over a three-year period, first year cliff vesting with quarterly vesting thereafter on the three-year awards and have a ten-year life. Stock options outstanding are subject to time-based vesting as described above and thus are not performance-based. As of June 30, 2016, 950,001 shares were available under this plan.

Stock-Based Compensation

The stock-based compensation expense for the three and six months ended June 30, 2016 and 2015 was $111,885, $636,518, $121,192 and $751,710, respectively, for the issuance of restricted stock units and stock options to management, directors and consultants.  The Company calculates the fair value of the restricted stock units based upon the quoted market value of the common stock at the date of grant. The Company calculates the fair value of each stock option award on the date of grant using Black-Scholes.

Stock Options

For the six months ended June 30, 2016 and 2015, the following weighted average assumptions were utilized for the stock options granted during the period:

	2016	2015
Expected life (in years)	10.0	6.0
Expected volatility	227.9%	222.8%
Average risk free interest rate	1.77%	1.54%
Dividend yield	0%	0%
Grant date fair value	$0.16	$0.14

The dividend yield of zero is based on the fact that the Company has never paid cash dividends and has no present intention to pay cash dividends. Expected volatility is based on the historical volatility of the Company’s common stock over the period commensurate with the expected life of the stock options. Expected life in years is based on the “simplified” method as permitted by ASC Topic 718. The Company believes that all stock options issued under its stock option plans meet the criteria of “plain vanilla” stock options. The Company uses a term equal to the term of the stock options for all non-employee stock options. The risk free interest rate is based on average rates for treasury notes as published by the Federal Reserve in which the term of the rates correspond to the expected term of the stock options.

The following table summarizes the number of stock options outstanding and the weighted average exercise price:

	Options	Weighted average exercise price	Weighted remaining contractual life (years)	Aggregate intrinsic value
Outstanding at December 31, 2015	196,000	$0.31	9.0	-
Granted	58,500	$0.09	10.0	-
Exercised	-	-	-	-
Cancelled	-	-	-	-
Forfeited	-	-	-	-
Outstanding at June 30, 2016	254,500	$0.22	8.8	$16,145

Vested at June 30, 2016	254,500	$0.22	8.8	$16,145

The aggregate intrinsic value is calculated as the difference between the exercise price of all outstanding stock options and the quoted price of the Company’s common stock at June 30, 2016.  During the three and six months ended June 30, 2016 and 2015, the Company recognized stock-based compensation from stock options of $4,000, $9,500, $887 and $2,711, respectively.

Restricted Stock Units

The following table summarizes the number of restricted stock units activity for the six months ended June 30, 2016 under both plans:

Restricted Stock Units
Outstanding at December 31, 2015	17,554,736
Granted	10,787,947
Exchanged	(18,887,859)
Cancelled	-
Outstanding at June 30, 2016	9,454,824

Vested at June 30, 2016	7,561,071

The vested restricted stock units at June 30, 2016 have not settled and are not showing as issued and outstanding shares of the Company but are considered for earnings per share calculations. Settlement of these vested restricted stock units will occur on the earliest of (i) the date of termination of service of the employee or consultant, (ii) change of control of the Company, or (iii) 10 years from date of issuance. Settlement of vested restricted stock units may be made in the form of (i) cash, (ii) shares, or (iii) any combination of both, as determined by the board of directors and is subject to certain criteria having been fulfilled by the recipient.

During the six months ended June 30, 2016, the Company issued 10,787,947 restricted stock units to employees and board members. In 2016, 787,948 were from the 2013 Plan and vested immediately and the remaining 9,999,999 were from the 2014 Plan.  A total of 6,000,001 of 9,999,999 restricted stock units vested immediately and the remaining 3,999,998 vested upon the closing of the Beyond Human asset acquisition.  In January 2016, the board of directors approved for grant 3,999,998 restricted stock units to employees and board members subject to the increase in the authorized shares available under the 2014 Plan or the adoption of a new equity inventive plan. The restricted stock units were to vest upon the achievement of a certain milestone by the Company.  The restricted stock units were not considered granted under ASC 718 until such time as the authorized shares under the 2014 Plan were increased or a new equity incentive plan was approved.  In June 2016, these restricted stock units were cancelled by the board of directors.  The grant date fair value of restricted stock units issued during the six months ended June 30, 2016 was $450,269. For the three and six months ended June 30, 2016 and 2015, the Company recognized $107,885, $627,018, $120,305 and $748,999, respectively, of stock-based compensation expense for the vested units. As of June 30, 2016, compensation expense related to unvested shares not yet recognized in the condensed consolidated statement of operations was $265,125 and will be recognized over 0.75 years.

Warrants

In 2014, the Company issued 380,973 warrants in connection with a note payable. The warrants have an exercise price of $0.10 and expire December 6, 2018. Warrants to purchase 245,157 shares of common stock were exercised under the cashless exercise provisions of the warrant agreement in July 2016 (see Note 10).

In February 2014, the Company issued 250,000 warrants in connection with a convertible debenture. The warrants had an exercise price of $0.50 per share and were to expire on February 13, 2019. On March 6, 2015 the Company entered into an agreement with the note holder to extend the convertible debenture for six months. As consideration for the extension, the Company issued the note holder an additional 250,000 warrants, reduced the exercise price of the warrants from $0.50 to $0.30 per share and extended the expiration date to March 12, 2020. The warrants were also amended to include certain anti-dilution protection, including protection upon dilutive issuances. In connection with the third quarter 2015 convertible debenture financing, the exercise price of these warrants was reduced to $0.0896 per share and an additional 1,173,410 warrants were issued per the anti-dilution protection afforded in the warrant agreement during the year ended December 31, 2015. These warrants were exercised under the cashless exercise provisions of the warrant agreement in April 2016.  In connection with the exercise of the warrants, the Company agreed to reduce the exercise price of these warrants to $0.07 per share which resulted in an additional 469,447 warrants being issued in April 2016 prior to exercise.  The warrants exercised were classified as derivative liabilities and, upon exercise, the fair value of the warrant derivative liability was reclassified to additional paid-in capital (see Note 9).

In January 2015, the Company issued 500,000 warrants in connection with a non-convertible debenture. The warrants are exercisable for five years from the closing date at an exercise price of $0.30 per share of common stock or January 21, 2020. The warrants contain anti-dilution protection, including protection upon dilutive issuances. In connection with the third quarter 2015 convertible debenture financing, the exercise price of these warrants was reduced to $0.0896 per share and an additional 1,173,410 warrants were issued per the anti-dilution protection afforded in the warrant agreement during the year ended December 31, 2015. These warrants were exercised under the cashless exercise provisions of the warrant agreement in April 2016.  In connection with the exercise of the warrants, the Company agreed to reduce the exercise price of these warrants to $0.0565 per share which resulted in an additional 981,457 warrants being issued in April 2016 prior to exercise.  The warrants exercised were classified as derivative liabilities and, upon exercise, the fair value of the warrant derivative liability was reclassified to additional paid-in capital (see Note 9).

In January 2015, the Company issued 250,000 warrants with an exercise price of $0.30 per share to its former CFO in connection with a non-convertible debenture. The warrants expire on January 21, 2020. The warrants contain anti-dilution protection, including protection upon dilutive issuances. In connection with the third quarter 2015 convertible debenture financing, the exercise price of these warrants was reduced to $0.0896 per share and an additional 586,705 warrants were issued per the anti-dilution protection afforded in the warrant agreement during the year ended December 31, 2015.

In connection with the Third Quarter 2015 Financing the Company issued 1,808,333 warrants with an exercise price of $0.30 per share and expire in 2020. Warrants to purchase 635,000 shares of common stock were exercised in July 2016 (see Note 10).

In connection with the Second Quarter 2016 Financing the Company issued 2,180,000 warrants to the Investors and placement agents with an exercise price of $0.40 per share and expire in 2021.

At June 30, 2016 and December 31, 2015, there are 5,206,011 and 6,372,831 fully vested warrants outstanding, respectively.

Net Loss per Share

The weighted average shares of common stock outstanding used in the basic and diluted net loss per share calculation for the three and six months ended June 30, 2016 was 77,455,497 and 62,335,408, respectively.

The weighted average restricted stock units vested but deferred until the employee or director resigns outstanding used in the basic and diluted net loss per share calculation for the three and six months ended June 30, 2016 was 7,940,349 and 7,935,925, respectively.

The total weighted average shares outstanding used in the basic and diluted net loss per share calculation for the three and six months ended June 30, 2016 was 85,395,846 and 70,271,333, respectively.

The weighted average restricted stock units, vested but deferred until the employee or director resigns, outstanding during the three and six months ended June 30, 2015 was 11,392,909 and 9,316,897, respectively.  The total weighted average shares outstanding during the three and six months ended June 30, 2015 would have been 52,209,676 and 47,226,561, respectively.  There would have been no impact on the previously reported basic and diluted net loss per share for the three months ended June 30, 2015 but there would have been a decrease in the previously reported basic and diluted net loss per share for the six months ended June 30, 2015 of $0.01 per share.

The following table shows the anti-dilutive shares excluded from the calculation of basic and diluted net loss per common share as of June 30, 2016 and 2015:

	As of June 30,
	2016	2015
Gross number of shares excluded:
Restricted stock units - unvested	1,893,753	6,274,572
Stock options	254,500	134,000
Convertible debentures and accrued interest	6,600,000	2,281,128
Warrants	5,206,011	1,630,973
Total	13,954,264	10,320,673

The above table does not include the ANDA Consideration Shares related to the Novalere acquisition, as they are considered contingently issuable (see Note 3).

NOTE 9 – DERIVATIVE LIABILITIES

The warrants issued in connection with certain previously outstanding debentures are measured at fair value and classified as a liability because these warrants contain anti-dilution protection and therefore, cannot be considered indexed to the Company’s own stock which is a requirement for the scope exception as outlined under FASB ASC 815. The estimated fair value of the warrants was determined using the Probability Weighted Black-Scholes Option-Pricing Model, resulting in a value of $226,297 at the date of issuance. The fair value will be affected by changes in inputs to that model including our stock price, expected stock price volatility, the contractual term and the risk-free interest rate. The Company will continue to classify the fair value of the warrants as a liability until the warrants are exercised, expire or are amended in a way that would no longer require these warrants to be classified as a liability, whichever comes first. The anti-dilution protection for the warrants survives for the life of the warrants which ends in January 2020 and March 2020.  Certain of these warrants were exercised under the cashless exercise provisions of the warrant agreement in April 2016 and, as a result, the fair value of the warrant derivative liability on the date of exercise totaling $518,224 was reclassified to additional paid-in capital (see Note 8).

The assumptions for the Probability Weighted Black-Scholes Option-Pricing Model for the six months ended June 30, 2016 are represented in the table below for the warrants issued in connection with the debentures, reflected on a per share common stock equivalent basis.

June 30, 2016
Expected life (in years)	3.56 – 3.95
Expected volatility	222.7% -229.7%
Average risk free interest rate	0.86% - 1.07%
Dividend yield	0%

The Company has determined the embedded conversion features of the Q3 2015 Notes and Q2 2016 Notes (see Note 5) to be derivative liabilities because the terms of the embedded conversion features contain anti-dilution protection and therefore, cannot be considered indexed to the Company’s own stock which is a requirement for the scope exception as outlined under FASB ASC 815.  The embedded conversion features are to be measured at fair value and classified as a liability with subsequent changes in fair value recorded in earnings at the end of each reporting period.  The Company has determined the fair value of the derivative liabilities using a Path-Dependent Monte Carlo Simulation.  The fair value of the derivative liabilities using such option pricing model will be affected by changes in inputs to that model and is based on the individual characteristics of the embedded conversion features on the valuation date as well as assumptions for volatility, remaining expected life, risk-free interest rate, credit spread, and probability of default by the Company and acquisition of the Company.  The Company will continue to classify the fair value of the embedded conversion features as a liability until the conversion features are exercised, expire or are amended in a way that would no longer require these embedded conversion features to be classified as a liability, whichever comes first.  During the six months ended June 30, 2016, the Q3 2015 Notes were fully converted into shares of common stock which resulted in the fair value of the embedded conversion feature derivative liability on the date of conversion of $2,018,565 to be reclassified to additional paid-in capital (see Note 8).  The anti-dilution protection for the embedded conversion features survive the life of the Q2 2016 Notes which mature at June 30, 2017.

The derivative liabilities are a Level 3 fair value measurement in the fair value hierarchy and a summary of quantitative information with respect to valuation methodology and significant unobservable inputs used for the Company’s embedded conversion feature derivative liabilities that are categorized within Level 3 of the fair value hierarchy during the six months ended June 30, 2016 is as follows:

June 30, 2016
Stock price	$0.05 - $0.32
Strike price	$0.15 - $0.25
Expected life (in years)	0.26 – 1.08
Expected volatility	121% – 274%
Average risk free interest rate	0.28% – 0.46%
Dividend yield	-

At June 30, 2016, the estimated Level 3 fair values of the embedded conversion feature and warrant derivative liabilities measured on a recurring basis are as follows:

	Fair value	Level 1	Level 2	Level 3	Total
Embedded conversion feature derivative liabilities	$1,409,664	$-	$-	$1,409,664	$1,409,664
Warrant derivative liabilities	181,098	-	-	181,098	181,098
Total	$1,590,762	$-	$-	$1,590,762	$1,590,762

The following table presents the activity for the Level 3 embedded conversion feature and warrant derivative liabilities measured at fair value on a recurring basis for the six months ended June 30, 2016:

 Fair Value Measurements Using Level 3 Inputs

Warrant derivative liabilities
Beginning balance December 31, 2015	$432,793
Reclassification of fair value of warrant derivative liability to additional paid-in capital upon exercise of warrants	(518,224)
Change in fair value	266,529
Ending balance June 30, 2016	$181,098

Embedded conversion feature derivative liabilities
Beginning balance December 31, 2015	$301,779
Fair value of Q2 2016 Notes embedded conversion feature derivative liability	1,409,664
Reclassification of fair value of embedded conversion feature derivative liability to additional paid-in capital upon conversions of Q3 2015 Notes	(2,018,565)
Change in fair value	1,716,786
Ending balance June 30, 2016	$1,409,664

NOTE 10 – SUBSEQUENT EVENTS

In July 2016, the Company received notifications from two of its warrant holders on their intent to exercise their warrants totaling 650,000 at an exercise price of $0.30 per share.  The Company received gross cash proceeds of $195,000.

In July 2016, the Company received notification from one of its warrant holders on their intent to exercise their warrants under the cashless exercise provisions of their respective warrant agreement.  The Company issued 191,908 shares of common stock for the cashless exercise of warrants to purchase 245,157 shares of common stock at an exercise price of $0.10 per share.

In July 2016, the Company issued 100,000 shares of common stock to an employee in exchange for vested restricted stock units.

In July 2016, the Company issued 750,000 shares of common stock to various consultants for services rendered and the fair value of the common stock issued was approximately $180,000.

In July 2016, the Company issued 100,000 shares of common stock to Centric Research Institute pursuant to the asset purchase agreement dated April 19, 2013.  The shares were issued as a milestone payment due under the asset purchase agreement and the fair value of the common stock was approximately $28,000.

On July 15, 2016 and July 25, 2016, the Company entered into Securities Purchase Agreements with six accredited investors, pursuant to which the Company received aggregate gross cash proceeds of $1,500,000 (net of OID of $153,889) for the sale of convertible promissory notes, warrants and shares of restricted common stock. The Company issued warrants to purchase 1,500,000 shares of common stock at a price per share of $0.40, as well as an aggregate 3,750,000 restricted shares of common stock to the investors. The terms of these Securities Purchase Agreements have the same rights and terms as the Q2 2016 Notes (see Note 5 above), with the exception of the convertible promissory notes issued on July 25, 2016, which have a maturity date of August 25, 2017.  The June 30, 2016, July 15, 2016 and July 25, 2016 investments are part of a $3,000,000 total offering of convertible debentures.

The Company has evaluated subsequent events through the filing date of this Form 10-Q and determined that no subsequent events have occurred that would require recognition in the condensed consolidated financial statements or disclosures in the notes thereto other than as disclosed in the accompanying notes to the condensed consolidated financial statements.